As filed with the Securities and Exchange Commission on January 27, 2014

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Horizon Bancorp
(Exact name of registrant as specified in its charter)

Indiana	6021	35-1562417
(State or other jurisdiction of	(Primary standard industrial	(I.R.S. Employer
incorporation or organization)	classification code number)	Identification No.)

515 FRANKLIN SQUARE, MICHIGAN CITY, INDIANA 46360 (219) 874-0211
(Address, including zip code and telephone number, including area code, of principal executive offices)

	Craig M. Dwight
	Chairman and Chief Executive Officer
	Horizon Bancorp
	515 Franklin Square
	Michigan City, Indiana 46360
	(219) 874-9272
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Curt W. Hidde, Esq.	Matt G. Hrebec, Esq.
Barnes & Thornburg LLP	Foster, Swift, Collins & Smith, P.C.
11 South Meridian Street	313 S. Washington Square
Indianapolis, Indiana 46204	Lansing, Michigan 48933
(317) 231-7707	(517) 371-8256

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon the effective time of the merger of SCB Bancorp, Inc. with and into Registrant pursuant to the Agreement and Plan of merger described in the proxy statement/prospectus included in Part I of this Registration Statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
(Check one):	Large accelerated filer ☐	Accelerated filer ☒
	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value	571,042	N/A	$9,688,157.74	$1,247.84
(1)
Represents the maximum number of shares of common stock of the Registrant, Horizon Bancorp (NASDAQ GM: HBNC), that is expected to be issued in connection with the merger of SCB Bancorp, Inc. into the Registrant.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee and computed pursuant to Rule 457(f)(2) and (f)(3) by multiplying the amount of $13.47, the per share book value of SCB Bancorp, Inc. common stock as of December 31, 2013, by the maximum number of shares of SCB Bancorp, Inc. common stock to be exchanged and cancelled in the merger described herein, minus the cash portion of the merger consideration to be paid by Horizon Bancorp to the holders of SCB Bancorp, Inc. common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED __________ ____, 2014, SUBJECT TO COMPLETION

PROXY STATEMENT FOR THE SPECIAL MEETING OF
SHAREHOLDERS OF SCB BANCORP, INC.

and

PROSPECTUS OF
HORIZON BANCORP

The Boards of Directors of SCB Bancorp, Inc. (which we refer to as “SCB”) and Horizon Bancorp (which we refer to as “we,” “us,” “our” or “Horizon”) have approved an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for SCB to merge with and into Horizon. If the merger is approved by SCB’s shareholders and all other closing conditions are satisfied, each outstanding share of SCB common stock (other than shares then held of record by Horizon) shall be converted into the right to receive $5.15 in cash and 0.4904 shares of Horizon common stock, subject to certain adjustments as described in the merger agreement. Shareholders who hold fewer than 100 shares of SCB common stock, however, will be entitled to receive only $16.35 in cash and will not be entitled to receive any shares of Horizon common stock. Each SCB shareholder also will receive cash in lieu of any fractional shares of Horizon common stock that such shareholder would otherwise receive in the merger, with the amount of cash based on the market value of one share of Horizon common stock determined shortly before the closing of the merger. The board of directors of SCB believes that the merger is in the best interests of SCB and its shareholders.

This document is a proxy statement that SCB is using to solicit proxies for use at its special meeting of shareholders to be held on March __, 2014, to vote on the merger. It is also a prospectus relating to Horizon’s issuance of up to 571,042 shares of Horizon common stock in connection with the merger. This proxy statement/prospectus describes the special meeting, the merger proposal, the Horizon shares to be issued in the merger and other related matters.

SCB’s board of directors recommends that you vote “FOR” the merger.

Horizon common stock is traded on the NASDAQ Global Market under the trading symbol “HBNC.” On November 12, 2013, the last day prior to the public announcement of the merger, the closing price of a share of Horizon common stock was $21.43. On _________ __, 2014, the closing price of a share of Horizon common stock was $____.

There is no established public trading market for SCB common stock.

Please see “Risk Factors” beginning on page ___ for a discussion of certain risks relating to the merger.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

This proxy statement/prospectus is dated __________, 2014, and it is first being mailed to SCB shareholders on or about ________, 2014.

AVAILABLE INFORMATION

As permitted by Securities and Exchange Commission rules, this document incorporates certain important business and financial information about Horizon from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. Your requests for these documents should be directed to the following:

Horizon Bancorp
515 Franklin Square
Michigan City, Indiana 46360
Attn: Dona Lucker, Investor Relations Officer
(219) 874-9272

In order to ensure timely delivery of these documents, you should make your request by ___________, 2014, to receive them before the special meeting.

You can also obtain documents incorporated by reference in this document through the SEC’s website at www.sec.gov. See “Where You Can Find More Information.”

All information in this proxy statement/prospectus concerning Horizon and its subsidiaries has been furnished by Horizon, and all information in this proxy statement/prospectus concerning SCB has been furnished by SCB.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposals to SCB’s shareholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.

This proxy statement/prospectus is dated ___________, 2014. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Horizon shares as contemplated by the merger agreement shall create any implication to the contrary.

SCB BANCORP, INC.
1600 Abbot Road
East Lansing, Michigan 48823
(517) 664-1912

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH __, 2014

To the Shareholders of SCB Bancorp, Inc.:

We will hold a special meeting of the shareholders of SCB Bancorp, Inc. (“SCB”) on March __, 2014, at _____ _.m., Eastern Daylight Savings Time, at the main office of Summit Community Bank (“Summit Bank”), located at 1600 Abbot Road, East Lansing, Michigan, 48823, to consider and vote upon:

1.
Merger Proposal. To approve the Agreement and Plan of Merger dated November 12, 2013 (which we refer to as the “merger agreement”), by and between Horizon Bancorp (which we refer to as “Horizon”) and SCB Bancorp, Inc. (which we refer to as “SCB”), pursuant to which SCB will merge with and into Horizon (which we refer to as the “merger”), and to adopt the Plan of Merger (which we refer to as the “plan of merger”). Simultaneously with the merger, Summit Bank will merge into Horizon Bank, N.A., a wholly owned subsidiary of Horizon. In connection with the merger, you will receive in exchange for each of your shares of SCB common stock:

•
0.4904 shares of Horizon common stock, which we refer to as the “exchange ratio,” and $5.15 in cash, subject to adjustment as provided in the merger agreement; provided, however, that if you own fewer than 100 shares of SCB common stock, you will be entitled to receive only $16.35 per share in cash and will not be entitled to receive any Horizon common stock; and

•
in lieu of any fractional share of Horizon common stock, an amount in cash equal to such fraction multiplied by the average per share closing price of a share of Horizon common stock as quoted on the NASDAQ Global Market during the fifteen consecutive trading days preceding the closing of the merger on which such shares were actually traded.

2.
Adjournment. To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the special meeting in person or by proxy to approve the merger.

3.	Other Matters. To vote upon such other matters as may properly come before the meeting or any adjournment thereof. The board of directors is not aware of any such other matters.

The enclosed proxy statement/prospectus describes the merger agreement and the proposed merger in detail and includes, as Annex A, the complete text of the merger agreement. We urge you to read these materials for a description of the merger agreement and the proposed merger. In particular, you should carefully read the section captioned “RISK FACTORS” beginning on page 11 of the enclosed proxy statement/prospectus for a discussion of certain risk factors relating to the merger agreement and the merger.

Under Michigan law, SCB’s shareholders do not have dissenters’ rights with respect to the merger.

The board of directors of SCB recommends that SCB shareholders vote “FOR” adoption of the agreement and plan of merger and “FOR” adjournment of the special meeting, if necessary.

The board of directors of SCB fixed the close of business on _______________, 2014, as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

YOUR VOTE IS VERY IMPORTANT. The merger agreement must be adopted by the affirmative vote of holders of a majority of the issued and outstanding shares of SCB common stock in order for the proposed merger to be consummated. IF YOU DO NOT RETURN YOUR PROXY CARD OR DO NOT VOTE IN PERSON AT THE SPECIAL MEETING, THE EFFECT WILL BE A VOTE AGAINST THE PROPOSED MERGER. Whether or not you plan to attend the special meeting in person, we urge you to date, sign and return promptly the enclosed proxy card in the accompanying envelope. You may revoke your proxy at any time before the special meeting or by attending the special meeting and voting in person.

By Order of the Board of Directors
John W. Abbott President and Chief Executive Officer _______________, 2014

TABLE OF CONTENTS

Page

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	1
SUMMARY	4
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF HORIZON	9
Per Share Equivalent Information	10
Market Prices and Share Information	10
RISK FACTORS	11
CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS	13
SPECIAL MEETING OF SCB’S SHAREHOLDERS	16
Date, Place, Time, and Purpose	16
Record Date, Voting Rights, Quorum, and Required Vote	16
Voting and Revocability of Proxies	16
Solicitation of Proxies	17
Recommendation of SCB’s Board of Directors	17
INFORMATION ABOUT THE COMPANIES	18
PROPOSAL 1—THE MERGER	19
Background of the Merger	19
SCB’s Reasons for the Merger; Board Recommendation	21
Effects of the Merger	22
Opinion of Financial Advisor to SCB	23
THE MERGER AGREEMENT	31
Structure of the Merger	31
Merger Consideration	31
Treatment of SCB Stock Options	32
Voting Agreements	32
Treatment of SCB’s 401(k) Plan	33
Exchange and Payment Procedures	33
Dividends and Distributions	33
Representations and Warranties	33
Conduct of Business Prior to Completion of the Merger	34
Covenants	35
Acquisition Proposals by Third Parties	37
Conditions to the Merger	38
Expenses	39
Employee Benefits and Payments	39
Termination	40
Termination Fee	42
Management and Operations After the Merger	42
Environmental Inspections	42
Effective Time of the Merger	42
Regulatory Approvals for the Merger	42
Voting Agreements	42
Accounting Treatment of the Merger	43
NASDAQ Global Market Listing	43
DISSENTERS’ RIGHTS	43
PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING	43
DESCRIPTION OF SCB	43
General	43
Market for Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities	44
SECURITIES OWNERSHIP OF SCB’S MANAGEMENT	44
INTERESTS OF CERTAIN DIRECTORS AND OFFICERS OF SCB IN THE MERGER	44
MATERIAL FEDERAL INCOME TAX CONSEQUENCES	45

i

COMPARISON OF THE RIGHTS OF SHAREHOLDERS	49
Authorized Capital Stock	49
Voting Rights and Cumulative Voting	49
Dividends	50
Liquidation	50
Preferred Stock	50
No Sinking Fund Provisions	50
Additional Issuances of Stock	51
Number of and Restrictions Upon Directors	51
Removal of Directors	51
Special Meetings of the Board	52
Classified Board of Directors	52
Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Shareholders	52
Special Meetings of Shareholders	53
Indemnification	53
Preemptive Rights	53
Amendment of Articles of Incorporation and Bylaws	53
Restrictions on Unsolicited Changes in Control (Anti-Takeover Protections)	54
State and Federal Law	56
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND EXPERTS	57
LEGAL MATTERS	57
SHAREHOLDER PROPOSALS FOR NEXT YEAR	57
Horizon	57
SCB	58
WHERE YOU CAN FIND MORE INFORMATION	58

Annex A Agreement and Plan of Merger	A-1
Annex B Opinion of Donnelly Penman & Partners, Inc.	B-1
Annex C Voting Agreement	C-1

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What am I being asked to vote on?

A:
Horizon is proposing to acquire SCB. You are being asked to vote to approve and adopt the merger agreement, including the related plan of merger. In the merger, SCB will merge into Horizon. If approved, Horizon will be the surviving entity in the merger, and SCB will no longer be a separate company.

You also are being asked to approve a proposal to adjourn the special meeting to solicit additional proxies if sufficient votes are not present to approve the merger.

Q:	What will I receive in the merger?

A:
If the merger is completed, each share of SCB common stock held by an SCB shareholder who holds at least 100 shares will be converted into the right to receive (1) $5.15 in cash (which we refer to as the “cash consideration”) and (ii) 0.4904 shares of Horizon common stock (which we refer to as the “exchange ratio”). The cash consideration and exchange ratio are subject to adjustment as described below. We refer to the cash consideration and the exchange ratio, as adjusted, collectively as the “merger consideration.” If the merger is completed, each share of SCB common stock held by an SCB shareholder who holds fewer than 100 shares will receive fixed consideration in the amount of $16.35 per share in cash and will not receive any shares of Horizon common stock.

For those SCB shareholders who are entitled to receive $5.15 in cash per share of SCB common stock as part of the merger consideration, Horizon will be entitled to reduce the amount of the cash consideration if the estimated environmental clean-up costs exceed $250,000 and Horizon elects not to terminate the merger agreement. For more details, see “THE MERGER AGREEMENT – Environmental Inspections” (beginning on page 42 below).

For those SCB shareholders who are entitled to receive shares of Horizon common stock as part of the merger consideration, the exchange ratio is subject to adjustment as follows:

•
if prior to the effective time, Horizon changes the number of shares of Horizon common stock outstanding by way of a stock split, stock dividend or similar transaction, or if Horizon establishes a record date for such a change, the exchange ratio will be adjusted so that the holders of SCB common stock receive at the Effective Time, in the aggregate, the number of shares of Horizon common stock representing the same percentage of the outstanding shares of Horizon common stock that they would have received if such change had not occurred; or

•
if SCB elects to terminate the merger agreement because the average closing price of Horizon’s common stock is less than $17.46 for the fifteen consecutive trading days before the date of the receipt of the approvals and consents necessary to consummate the merger and if the decline in Horizon’s share price is more than 20% greater than the corresponding price decline in the SNL Midwest Bank Index, Horizon may elect to negate SCB’s termination by exercising Horizon’s option to increase the exchange ratio pursuant to the formula specified in the merger agreement. See “THE MERGER AGREEMENT - Merger Consideration.”

In lieu of any fractional shares of Horizon common stock, Horizon will distribute an amount in cash equal to such fraction multiplied by the average per share closing price of a share of Horizon common stock as quoted on the NASDAQ Global Market during the fifteen consecutive trading days preceding the closing of the merger on which such shares were actually traded.

Q:	What risks should I consider before I vote on the merger agreement?

A:	You should review “RISK FACTORS” beginning on page 11.

Q:	Will Horizon shareholders receive any shares or cash as a result of the merger?

A:	No. Horizon shareholders will continue to own the same number of Horizon shares they owned before the effective time of the merger.

Q:	How many votes are required to approve the merger and the adjournment proposal?

A:	The merger will be approved if holders of a majority of the issued and outstanding shares of SCB common stock vote in favor of approving the merger agreement and the plan of merger.

Approval of the proposal to adjourn the special meeting requires that more votes be cast in favor of the proposal than are cast against it.

Q:	When is the merger expected to be completed?

A:
We are working to complete the merger as quickly as possible. The Office of the Comptroller of the Currency approved the merger of Summit Bank into Horizon Bank on _________, 2014, and the Federal Reserve Bank of Chicago waived any application requirements with respect to the merger of SCB into Horizon effective _________, 2014. We still must obtain the approval of the SCB shareholders at the special meeting being held for its shareholders to vote on the merger. We currently expect to complete the merger early in the second quarter of 2014.

Q:	What are the tax consequences of the merger to me?

A:
We have structured the merger so that Horizon, SCB, and their respective shareholders generally will not recognize any gain or loss for federal income tax purposes on the exchange of SCB shares for Horizon shares in the merger. Taxable income will result, however, to the extent a SCB shareholder receives cash (including cash received in lieu of a fractional share of Horizon common stock) and the cash received exceeds the shareholder’s adjusted basis in the surrendered stock. At the closing, Horizon and SCB are to receive an opinion confirming these tax consequences. See “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” beginning on page 45.

Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	What happens if I do not vote?

A:
Because the required vote of SCB shareholders to approve the merger agreement is based upon the number of outstanding shares of SCB common stock entitled to vote rather than upon the number of shares actually voted, abstentions from voting and “broker non-votes” will have the same practical effect as a vote AGAINST the merger. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote FOR approval and adoption of the merger.

Q:	Will I have dissenters’ rights?

A:	No. Under Michigan law, you do not have the right to dissent from the merger. For more information, see “DISSENTERS’ RIGHTS” beginning on page 43 of this proxy statement/prospectus.

Q:	What do I need to do now?

A:
After reading this proxy statement/prospectus, mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the March __, 2014, SCB special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Your broker will vote your shares on the merger agreement only if you provide instructions on how to vote. You should contact your broker and ask what directions your broker will need from you. If you do not provide instructions to your broker on how to vote on the merger, your broker will not be able to vote your shares on that proposal, and this will have the effect of voting AGAINST the merger.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:
Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy card, dated at a date later than the first proxy card. Third, you can attend the special meeting and vote in person. Your attendance at the special meeting, however, will not by itself revoke your proxy. If you hold your shares in “street name” and have instructed your broker how to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	Should I send in my stock certificates now?

A:
No. As soon as practicable after the completion of the merger, you will receive a letter of transmittal describing how you may exchange your shares for the merger consideration. At that time, you must send your completed letter of transmittal to Registrar & Transfer Company, which will serve as the exchange agent, in order to receive the merger consideration. You should not send your share certificate until you receive the letter of transmittal.

Q:	Whom should I contact if I have other questions about the merger agreement or the merger?

A:	If you have more questions about the merger agreement or the merger, you should contact:

Horizon Bancorp 515 Franklin Square Michigan City, Indiana 46360 (219) 874-9272 Attn: Mark E. Secor

You may also contact:

SCB Bancorp, Inc. 1600 Abbot Road East Lansing, Michigan 48823 (517) 664-1912 Attn: John W. Abbott

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the annexes and the documents referred to in this proxy statement/prospectus. A list of the documents incorporated by reference appears under the caption “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 58.

The Companies  (page 18)

Horizon Bancorp
515 Franklin Square
Michigan City, Indiana 46360
(219) 874-9272

Horizon Bancorp is a bank holding company incorporated in the State of Indiana and headquartered in Michigan City, Indiana. We provide a broad range of banking services in Northwestern and Central Indiana and Southwestern Michigan through our bank subsidiary, Horizon Bank, N.A. (“Horizon Bank”), and other affiliated entities. Horizon Bank operates twenty-eight full service offices. Our common stock is listed on the NASDAQ Global Market under the trading symbol “HBNC.”

SCB Bancorp, Inc.
1600 Abbot Road
East Lansing, Michigan 48823
(517) 664-1912

SCB Bancorp, Inc., headquartered in East Lansing, Michigan, is a Michigan corporation and a registered bank holding company. Summit Bank is its wholly owned subsidiary. Summit Bank was established in East Lansing, Michigan, in 2002, and offers a full range of financial services through its locations in East Lansing and Okemos, Michigan. Summit Bank offers mortgage products through its home loan center in Lansing, Michigan. There is no established public trading market for SCB common stock.

Special Meeting of Shareholders; Required Vote   (page 16)

The special meeting of SCB shareholders is scheduled to be held at the main office of Summit Bank, located at 1600 Abbot Road, East Lansing, Michigan, 48823, at _____ _.m., local time, on March __, 2014. At the SCB special meeting, you will be asked to vote to approve the merger agreement and the merger of SCB into Horizon contemplated by that agreement. Only SCB shareholders of record as of the close of business on _______________, 2014, are entitled to notice of, and to vote at, the SCB special meeting and any adjournments or postponements of the SCB special meeting.

As of the record date, there were 1,164,442 shares of SCB common stock outstanding. The directors and officers of SCB (and their affiliates), as a group, owned with power to vote 231,751 shares of SCB common stock, representing approximately 19.90% of the outstanding shares of SCB common stock as of the record date.

Adoption of the merger agreement requires the affirmative vote of holders of a majority of the issued and outstanding shares of SCB common stock. Approval of the proposal to adjourn the special meeting to allow extra time to solicit proxies requires more votes to be cast in favor of the proposal than are cast against it. No approval by Horizon shareholders is required on any of the proposals.

The Merger and the Merger Agreement   (page 19)

Horizon’s acquisition of SCB is governed by the merger agreement. The merger agreement provides that, if all of the conditions are satisfied or waived, SCB will be merged with and into Horizon, with Horizon surviving. Simultaneous with the merger, Summit Bank will be merged with and into Horizon Bank, a wholly-owned subsidiary of Horizon, with Horizon Bank surviving. We encourage you to read the merger agreement, which is included as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

What SCB Shareholders Will Receive in the Merger   (page 31)

If the merger is completed, each share of SCB common stock held by a shareholder owning 100 or more shares will be converted into the right to receive $5.15 in cash and 0.4904 shares of Horizon common stock. However, if a shareholder holds fewer than 100 shares of SCB’s common stock, that shareholder will be entitled to receive only $16.35 per share and will not be entitled to receive any shares of Horizon common stock. The exchange ratio is subject to the following adjustments:

•
Anti-Dilution Adjustments: If prior to the Effective Time, Horizon changes the number of shares of Horizon common stock outstanding by way of a stock split, stock dividend or similar transaction, or if Horizon establishes a record date for such a change, the exchange ratio will be adjusted so that the holders of SCB common stock receive at the Effective Time, in the aggregate, the number of shares of Horizon common stock representing the same percentage of the outstanding shares of Horizon common stock that they would have received if such change had not occurred; or

•
Decrease in market price of Horizon common stock: If SCB elects to terminate the merger agreement because the market price of Horizon common stock has decreased below certain amounts specified in the merger agreement, Horizon will have the option of increasing the exchange ratio pursuant to the formula specified in the merger agreement in lieu of terminating the merger agreement.

In lieu of any fractional shares of Horizon common stock, Horizon will distribute an amount in cash equal to such fraction multiplied by the average per share closing price of a share of Horizon common stock as quoted on the NASDAQ Global Market during the fifteen consecutive trading days preceding the closing of the merger on which such shares were actually traded.

Recommendation of SCB Board of Directors   (page 21)

The SCB board of directors unanimously approved the merger agreement and the proposed merger. The SCB board believes that the merger agreement, including the merger contemplated by the merger agreement, is advisable and fair to, and in the best interests of, SCB and its shareholders, and therefore recommends that SCB shareholders vote “FOR” the proposal to adopt the merger agreement. In reaching its decision, the SCB board of directors considered a number of factors, which are described in the section captioned “PROPOSAL 1 - THE MERGER - SCB’s Reasons for the Merger and Board Recommendation” beginning on page 21. Because of the wide variety of factors considered, the SCB board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

The SCB board also recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the special meeting in person or by proxy to approve the merger.

No Dissenters’ Rights   (page 43)

Dissenters’ rights are statutory rights that, if available under law, enable shareholders to demand that the corporation pay the fair value for their shares instead of receiving the consideration offered to shareholders in connection with an extraordinary transaction such as a merger. Under Michigan law, you do not have the right to exercise dissenters’ rights in connection with the merger.

Voting Agreements   (page 42)

As of the record date, the directors of SCB owned approximately 16.21% of the outstanding shares of SCB common stock. In connection with the execution of the merger agreement, the directors of SCB each executed a voting agreement pursuant to which they agreed to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director’s spouse to be voted, in favor of the merger. The voting agreement is attached to this proxy statement/prospectus as Annex C.

Opinion of SCB’s Financial Advisor  (page 23)

In connection with its vote on the merger, the SCB board of directors received an oral and a written opinion, dated November 12, 2013, from SCB’s financial advisor, Donnelly Penman & Partners, Inc., to the effect that, as of the date of the opinion and based on and subject to the various considerations described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of SCB’s common stock. The full text of Donnelly Penman’s written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by Donnelly Penman in rendering its opinion, is attached to this proxy statement/prospectus as Annex B. We encourage you to read the entire opinion carefully. The opinion of Donnelly Penman is directed to the SCB board of directors and does not constitute a recommendation to any SCB shareholder as to how to vote at the SCB special meeting or any other matter relating to the proposed merger.

Reasons for the Merger  (page 21)

The SCB board of directors believes that the merger and the merger agreement are advisable and fair to, and in the best interests of, SCB and its common shareholders and, therefore, the board of directors recommends that shares vote “FOR” the proposal to adopt the merger agreement and the related plan of merger. In reaching its decision, the SCB board of directors considered many factors, including the factors described under the heading “PROPOSAL 1 – THE MERGER – SCB’s Reasons for the Merger and Board Recommendation” beginning on page 21.

Regulatory Approvals   (page 42)

Under the terms of the merger agreement, the merger cannot be completed until Horizon receives necessary regulatory approvals, which include a waiver from the Federal Reserve Bank of Chicago (“FRB”) and the approval of the Office of the Comptroller of the Currency (“OCC”). On _________, 2014, the OCC approved the application to merge Summit Bank into Horizon Bank, and effective _________, 2014, the FRB waived any application requirements for the merger of SCB into Horizon.

New Horizon Shares Will Be Eligible for Trading  (page 43)

The shares of Horizon common stock to be issued in the merger will be eligible for trading on the NASDAQ Global Market.

Conditions to the Merger (page 38)

The obligation of Horizon and SCB to consummate the merger is subject to the satisfaction or waiver, on or before the completion of the merger, of a number of conditions, including:

•	approval of the merger agreement at the special meeting by a majority of the issued and outstanding shares of SCB common stock;

•	approval of the transaction by the appropriate regulatory authorities;

•
the representations and warranties made by the parties in the merger agreement must be true and correct, in all material respects, as of the effective date of the merger or as otherwise required in the merger agreement (as defined below in “THE MERGER AGREEMENT— Conditions to the Merger” on page 38);

•	the covenants made by the parties must have been fulfilled or complied with in all material respects from the date of the merger agreement through and as of the effective time of the merger;

•	the parties must have received the respective closing deliveries of the other parties to the merger agreement;

•
the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, relating to the Horizon shares to be issued pursuant to the merger agreement, must have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the Securities and Exchange Commission;

•
Horizon and SCB must have received an opinion from Barnes & Thornburg LLP, counsel to Horizon, dated as of the effective date, to the effect that the merger constitutes a tax-free “reorganization” for purposes of Section 368 and related sections of the Internal Revenue Code, as amended;

•
Horizon must have received a letter of tax advice, in a form satisfactory to Horizon, from SCB’s independent certified public accounting firm to the effect that any amounts that are paid by SCB or Summit Bank before the effective time of the merger, or required under SCB’s employee benefit plans or the merger agreement to be paid at or after the effective time, to persons who are “disqualified individuals” under Section 280G of the Internal Revenue Code with respect to SCB, Summit Bank or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code;

•	the shares of Horizon common stock to be issued in the merger shall have been approved for listing on the NASDAQ Global Market; and

•	there shall be no legal proceedings initiated or threatened seeking to prevent completion of the merger.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination  (page 40)

Horizon or SCB may mutually agree at any time to terminate the merger agreement without completing the merger, even if the SCB shareholders have approved it. Also, either party may decide, without the consent of the other party, to terminate the merger agreement under specified circumstances, including if the merger is not consummated by June 30, 2014, if the required regulatory approvals are not received, or if the SCB shareholders do not approve the merger agreement at the SCB special meeting. In addition, either party may terminate the merger agreement if there is a breach of the agreement by the other party that would cause the failure of conditions to the terminating party’s obligation to close, unless the breach is capable of being cured and is cured within twenty business days of notice of the breach. SCB also has the right to terminate the merger agreement if it receives a proposal which its board of directors determines is superior to the merger with Horizon.

Additionally, SCB has the right to terminate the merger agreement if Horizon’s average common stock closing price during the five-day period following the date on which all regulatory approvals required for the merger are received is below $17.46 per share, and the percentage decrease in stock price of Horizon from Horizon’s closing stock price on the date of the merger agreement is more than 20% greater than the percentage decrease in the SNL Midwest Bank Index during the same period. Horizon has the right to prevent SCB’s termination, however, by agreeing to increase the exchange ratio pursuant to a formula set forth in the merger agreement.

Termination Fee  (page 42)

SCB is required to pay Horizon a $700,000 termination fee in the following circumstances:

•
if Horizon terminates the merger agreement because the SCB board of directors fails to include its recommendation to approve the merger in the proxy statement/prospectus delivered to shareholders, or makes an adverse recommendation as to the merger, or approves or publicly recommends another acquisition proposal to the SCB shareholders, or SCB enters into or publicly announces its intent to enter into a written agreement in connection with another acquisition proposal;

•
if either party terminates the merger agreement because the SCB shareholders fail to approve the merger agreement or if Horizon terminates the merger agreement because a quorum could not be convened at SCB’s shareholder meeting called to approve the merger, and, within the twelve months following the termination, SCB or any of its subsidiaries enters into another acquisition agreement or consummates another acquisition; or

•
if either party terminates the merger agreement because the merger is not consummated by June 30, 2014, and prior to the date of termination, an acquisition proposal was made for SCB and within the next twelve months SCB or any of its subsidiaries enters into another acquisition agreement or consummates another acquisition.

Interests of Officers and Directors in the Merger that Are Different From Yours  (page 44)

When you consider the recommendation of the SCB board of directors to approve the merger agreement and the merger, you should be aware that certain of SCB’s directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a shareholder generally that may present actual or apparent conflicts of interest, including certain payments under the Summit Community Bank Incentive Deferred Compensation Plan, Change in Control Agreements and vested stock options, and the continuation of director and officer indemnification and liability insurance protections. See “INTERESTS OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS OF SCB IN THE MERGER” beginning on page 43.

Accounting Treatment of the Merger (page 43)

The merger will be accounted for as a purchase transaction in accordance with United States generally accepted accounting principles.

Rights of Shareholders After the Merger   (page 49)

When the merger is completed, SCB shareholders owning at least 100 shares of SCB common stock will become Horizon shareholders, and their rights then will be governed by Horizon’s articles of incorporation and bylaws and applicable law. Horizon is organized under Indiana law and SCB is organized under Michigan law. To review the differences in the rights of shareholders under each company’s governing documents, see “COMPARISON OF THE RIGHTS OF SHAREHOLDERS” beginning on page 49.

Material Federal Tax Consequences of the Merger  (page 45)

Horizon and SCB expect the merger to qualify as a “reorganization” for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes:

•
A holder of SCB common stock generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the merger. The amount of gain an SCB shareholder “realizes” will equal the amount by which (a) the cash plus the fair market value of the Horizon common stock received exceeds (b) the shareholder’s aggregate adjusted tax basis in the SCB common stock; and

•
An SCB shareholder will recognize gain or loss, if any, on any fractional share of Horizon common stock for which cash is received equal to the difference between the amount of cash received and the SCB shareholder’s allocable tax basis in the fractional share.

To review the tax consequences of the merger to SCB shareholders in greater detail, please see the section “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” beginning on page 45. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF HORIZON

The following data is derived from Horizon’s audited annual historical financial statements and its unaudited financial statements for the periods ending September 30, 2012 and 2013. Per share amounts have been adjusted to reflect all completed stock dividends and splits. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference in this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

(in thousands)	December 31,					Nine Months Ended September 30,
	2012	2011	2010	2009	2008	2013	2012
Summary of Operations:
Interest Income	$72,528	$64,614	$68,491	$72,663	$70,235	$57,447	$52,068
Interest Expense	14,322	16,501	20,875	27,894	32,885	10,193	10,865

Net Interest Income	58,206	48,113	47,616	44,769	37,350	47,254	41,203
Provision for Loan Losses	3,524	5,282	11,554	13,603	7,568	2,917	1,809

Net Interest Income after Provision for Loan Losses	54,682	42,831	36,062	31,166	29,782	44,337	39,394
Non-interest Income	27,331	20,299	19,906	17,856	13,831	20,219	19,407
Non-Interest Expense	54,024	46,147	42,571	37,812	32,779	42,835	38,180

Income before Income Taxes	27,989	16,983	13,397	11,210	10,834	21,721	20,621
Income Tax Expense	8,446	4,186	2,942	2,070	1,862	5,960	6,248

Net Income	19,543	12,797	10,455	9,140	8,972	15,761	14,373
Net Income Available to Common Shareholders	$19,062	$11,472	$9,049	$7,738	$8,927	$15,453	$14,048

Period-end Balances:
Total Assets	$1,848,227	$1,547,162	$1,400,919	$1,387,020	$1,306,857	$1,781,024	$1,848,227
Total Loans, Net	1,172,447	964,311	863,813	870,302	870,557	1,063,571	1,172,447
Total Deposits	1,294,153	1,009,865	985,498	951,708	841,169	1,328,320	1,294,153
Total Borrowings	345,764	370,111	260,741	284,016	324,383	242,505	345,764
Total Shareholders’ Equity	158,968	121,465	112,283	114,605	103,350	163,459	158,968

Per Share Data
Net Income	$2.39	$1.55	$1.23	$1.06	$1.24	$1.79	$1.81
Cash Dividends	0.38	0.31	0.30	0.30	0.29	0.31	0.27
Book Value Per Common Share at Period-end	$17.00	$14.68	$12.74	$12.30	$10.97	$17.52	$16.64

Per Share Equivalent Information

The following table shows information about Horizon’s and SCB’s book value per share, cash dividends per share and diluted earnings per share. The historical per share information is derived from audited financial statements as of and for the year ended December 31, 2012, and unaudited financial statements for the nine months ended September 30, 2013. The information listed as “Equivalent per SCB Share” was obtained by multiplying the historical amounts for Horizon by an exchange ratio of 0.4904.

We present this information to reflect the fact that SCB shareholders who own at least 100 shares of SCB common stock will receive 0.4904 shares of Horizon common stock for each share of SCB common stock exchanged in the merger (unless adjusted in accordance with the merger agreement). This information does not purport to reflect what the historical results of the combined company would have been had our companies been combined during these periods.

	Horizon Historical	SCB Historical	Equivalent per SCB Share
Book value per share:
at September 30, 2013	$17.52	$13.19	$8.59
at December 31, 2012	$17.00	$12.19	$8.34

Cash dividends per share:
Nine months ended September 30, 2013	$0.31	$0.09	$0.15
Year ended December 31, 2012	$0.37	$-	$0.18

Earnings (loss) per share:
Nine months ended September 30, 2013	$1.79	$1.14	$0.88
Year ended December 31, 2012	$1.59	$1.21	$0.78

Diluted earnings (loss) per share:
Nine months ended September 30, 2013	$1.72	$1.14	$0.84
Year ended December 31, 2012	$1.53	$1.21	$0.75

Market Prices and Share Information

The following table presents information for Horizon common stock on the NASDAQ Global Market on November 12, 2013, the last business day prior to the announcement of the merger, and on __________, 2014, the most recent date practicable preceding the date of this proxy statement/prospectus, and also presents the equivalent pro forma value of a share of SCB common stock at such dates based on the value of the consideration to be received in the merger with respect to each share. No historical market value is provided in the table for SCB common stock, because there is no established trading market for SCB common stock. The equivalent prices per share of SCB common stock were calculated by multiplying the market price of Horizon common stock by 0.4904, which is the exchange ratio for the merger (subject to adjustment), and by adding the per share cash consideration of $5.15 (subject to adjustment).

	Horizon Common Stock1		Equivalent Price Per SCB Share2
	(Dollars per share)

November 12, 2013		$21.43		$15.66
____________, 2014	$	_____	$	______

1.	Represents the closing price of a share of Horizon common stock on the NASDAQ Global Market.
2.	Represents the historical market value per share of Horizon common stock multiplied by the assumed exchange ratio of 0.4904 and the addition of the per share cash consideration of $5.15.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus (see “WHERE YOU CAN FIND MORE INFORMATION” on page 58), including the risk factors included in Horizon’s Annual Report on Form 10-K for the year ended December 31, 2012, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement/prospectus titled “CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS” on page 13.

SCB shareholders cannot be certain of the market value of the merger consideration they will receive, because the market price of Horizon common stock will fluctuate and the exchange ratio and cash consideration are subject to adjustment.

Upon completion of the merger, each share of SCB common stock held by a shareholder who holds at least 100 shares will be converted into the right to receive $5.15 in cash and 0.4904 shares of Horizon common stock. The market value of the merger consideration may vary from the closing price of Horizon common stock on the date it announced the merger, on the date that this document was mailed to SCB shareholders, on the date of the special meeting of the SCB shareholders, and on the date Horizon completes the merger and thereafter. Also, if SCB elects to terminate the merger agreement because Horizon’s stock price has decreased by the amount specified in the merger agreement, Horizon may avoid that termination by increasing the exchange ratio as provided in the merger agreement. Any change in the exchange ratio, the market price of Horizon’s common stock or the cash consideration prior to completion of the merger will affect the amount and the market value of the merger consideration that SCB shareholders who hold at least 100 shares of SCB common stock will receive upon completion of the merger. Accordingly, at the time of the special meeting, SCB shareholders will not know, or be able to calculate with certainty, the amount or the market value of the merger consideration they will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the business, operations and prospects of Horizon, and regulatory considerations. Many of these factors are beyond Horizon’s or SCB’s control. You should obtain current market quotations for shares of Horizon common stock before you vote.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed, which could have a negative impact on SCB.

The merger agreement with Horizon is subject to a number of conditions that must be fulfilled in order to close. Those conditions include: SCB shareholder approval, regulatory approval, the continued accuracy of certain representations and warranties by both parties and the performance by both parties of certain covenants and agreements. In particular, Horizon is not obligated to close if, subject to the conditions in the merger agreement, the estimated environmental clean-up costs exceed $250,000. In addition, certain circumstances exist in which SCB may terminate the merger, including by accepting a superior proposal or by electing to terminate if Horizon’s stock price declines below a specified level. SCB has the right to terminate the merger agreement if Horizon’s average common stock closing price during the five-day period following the date on which all regulatory approvals approving the merger are received is below $17.46 per share, and the percentage decrease in the stock price of Horizon from Horizon’s closing stock price on the date of the merger agreement is more than 20% greater than the percentage decrease in the SNL Midwest Bank Index during the same period. Horizon has the right to prevent SCB’s termination, however, by agreeing to increase the exchange ratio pursuant to a formula set forth in the merger agreement. See “THE MERGER AGREEMENT - Merger Consideration” (beginning on page 31) for a more complete discussion of the merger consideration to be paid in this proposed transaction and “-Termination” for a more complete discussion of the circumstances under which the merger agreement could be terminated. There can be no assurance that the conditions to closing the merger will be fulfilled or that the merger will be completed.

If the merger agreement is terminated, there may be various consequences to SCB, including:

•
SCB’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger; and

•	SCB may have incurred substantial expenses in connection with the merger, without realizing any of the anticipated benefits of completing the merger.

If the merger agreement is terminated and SCB’s board of directors approves another merger or business combination, under certain circumstances, SCB may be required to pay Horizon a $700,000 termination fee, and SCB shareholders cannot be certain that SCB will be able to find a party willing to pay an equivalent or more attractive price than the price Horizon has agreed to pay in the merger.

SCB shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

SCB’s shareholders currently have the right to vote in the election of the SCB board of directors and on other significant matters affecting SCB, such as the proposed merger with Horizon. When the merger occurs, each SCB shareholder will become a shareholder of Horizon with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of SCB. Based on the anticipated number of Horizon common shares to be issued in the merger, it is anticipated that the SCB shareholders will only own approximately 6.2% of all of the outstanding shares of Horizon’s common stock. Because of this, SCB’s shareholders will have less influence on the management and policies of Horizon than they now have on the management and policies of SCB. Furthermore, shareholders of Horizon do not have pre-emptive or similar rights, and therefore, Horizon can sell additional voting securities in the future without offering them to the prior SCB shareholders which will further reduce their ownership percentage in, and voting control over, Horizon.

Horizon may be unable to successfully integrate Summit Bank’s operations and retain Summit Bank’s employees.

Simultaneous with the closing of the merger, Summit Bank will be merged with and into Horizon Bank. The possible difficulties of merging the operations of Summit Bank with Horizon Bank include:

•	integrating personnel with diverse business backgrounds;

•	combining different corporate cultures;

•	integrating systems; and

•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of Horizon, Horizon Bank or Summit Bank, and the loss of key personnel. The merger of Summit Bank with Horizon Bank will benefit greatly from the experience and expertise of certain key employees of Summit Bank who are expected to be retained by Horizon. However, there can be no assurances that Horizon will be successful in retaining these employees for the time period necessary to merge Summit Bank into Horizon Bank at the level desired by Horizon. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger of Summit Bank into Horizon Bank could have an adverse effect on the business and results of operations of Horizon or Horizon Bank, and therefore, its stock price.

Horizon may be unable to retain SCB customers or grow the SCB business.

SCB operates in geographic markets, and with customers primarily located in or near Ingham, Clinton and Eaton Counties in Michigan, and Horizon’s markets and customers are located primarily in Northwest and Central Indiana and Southwest Michigan. Although Horizon is not anticipating major differences between the preferences of SCB’s customers compared to Horizon’s customers, any time there is a change in products, services, ownership or management of a bank, there is a risk that customers may seek to obtain some or all of their banking products and services from other banks. Horizon believes that the desire of SCB’s customers to seek products or services elsewhere as a result of the merger will be lessened by the fact that the shareholders of SCB will continue to own a portion of the combined operations after the merger and because key employees of SCB will be continuing with the bank after the merger.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire SCB.

Until the completion of the merger, with some exceptions, SCB is prohibited from soliciting, initiating, encouraging, or participating in any discussion of, or otherwise considering, any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person or entity other than Horizon. In addition, SCB has agreed to pay a termination fee of $700,000 to Horizon if the board of directors of SCB withdraws, modifies or changes its approval or recommendation of the merger agreement and approves or recommends an alternate acquisition transaction with a third party. These provisions could discourage other companies from trying to acquire SCB even though such other companies might be willing to offer greater value to SCB’s shareholders than Horizon has offered in the merger agreement. The payment of the termination fee also could have a material adverse effect on SCB’s financial condition.

Certain of SCB’s officers and directors have interests that are different from, or in addition to, the interests of SCB’s shareholders generally.

Certain of SCB’s directors and executive officers have interests in the merger that are different from, or in addition to, your interest as a shareholder generally that may present actual or apparent conflicts of interest, including certain payments under an incentive deferred compensation agreement, change in control agreements and vested stock options, and the continuation of director and officer indemnification and liability insurance protections. See “INTERESTS OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS OF SCB IN THE MERGER” beginning on page 44.

The merger may fail to qualify as a reorganization for federal tax purposes, resulting in your recognition of taxable gain or loss in respect of your SCB shares.

Horizon and SCB intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Although the Internal Revenue Service will not provide a ruling on the matter, Horizon and SCB, as a condition to closing, will obtain an opinion from Horizon’s legal counsel that the merger will constitute a reorganization for federal tax purposes. This opinion does not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization, you generally would recognize gain or loss in an amount equal to the difference between (1) the aggregate fair market value of the Horizon common stock received in the exchange and (2) your aggregate adjusted tax basis in the SCB common stock surrendered in the exchange.

The shares of Horizon common stock to be received by SCB shareholders as a result of the merger will have different rights from the shares of SCB common stock.

The rights associated with SCB common stock are different from the rights associated with Horizon common stock. See the section of this proxy statement/prospectus entitled “COMPARISON OF THE RIGHTS OF SHAREHOLDERS” (beginning on page 49) for a discussion of the different rights associated with Horizon common stock.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This filing contains forward-looking statements, including statements about our Horizon’s financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Certain statements contained in this filing that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, notwithstanding that such statements are not specifically identified.

In addition, certain statements may be contained in the future filings of Horizon with the SEC, in press releases and in oral and written statements made by or with the approval of Horizon that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

•
statements about the benefits of the merger between Horizon and SCB, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the merger;

•	statements of plans, objectives and expectations of Horizon or SCB or their managements or boards of directors;

•	statements of future economic performance; and

•	statements of assumptions underlying such statements.

Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the risk that the businesses of Horizon and SCB will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues or earnings following the merger may be lower than expected;

•
deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the inability to obtain governmental approvals of the merger on the proposed terms and schedule;

•	the failure of SCB’s shareholders to approve the merger;

•	local, regional, national and international economic conditions and the impact they may have on Horizon and SCB and their customers and Horizon’s and SCB’s assessment of that impact;

•	changes in the level of non-performing assets, delinquent loans, and charge-offs;

•	material changes in the value of Horizon’s common stock;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	the risk that management’s assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

•	inflation, interest rate, securities market and monetary fluctuations;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	prepayment speeds, loan originations and credit losses;

•	sources of liquidity;

•	competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships and revenues;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking and securities) with which Horizon and SCB must comply;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

•	Horizon’s and SCB’s common shares outstanding and common stock price volatility;

•	legislation affecting the financial services industry as a whole, and/or Horizon and SCB and their subsidiaries, individually or collectively;

•	governmental and public policy changes;

•	financial resources in the amounts, at the times and on the terms required to support Horizon’s and SCB’s future businesses; and

•	the impact on Horizon’s or SCB’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

Additional factors that could cause Horizon’s and SCB’s results to differ materially from those described in the forward-looking statements can be found in Horizon’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Horizon or SCB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. Horizon and SCB undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

We caution you not to place undue reliance on the forward-looking statements.

SPECIAL MEETING OF SCB’S SHAREHOLDERS

Date, Place, Time, and Purpose

Horizon’s and SCB’s Boards of Directors are sending you this proxy statement/prospectus and proxy to use at the special meeting and at any adjournment of the meeting. At the special meeting, the SCB board of directors will ask you to vote on a proposal to approve the merger agreement and plan of merger and on a proposal to permit the adjournment of the meeting if necessary to solicit sufficient proxies to approve the merger proposal. The special meeting will be held on _______________, 2014, at _____ _.m., Eastern Daylight Savings Time, at the main office of Summit Bank, located at 1600 Abbot Road, East Lansing, Michigan.

Record Date, Voting Rights, Quorum, and Required Vote

SCB has set the close of business on _______________, 2014, as the record date for determining the holders of SCB common stock entitled to notice of, and to vote at, the special meeting. Only SCB shareholders at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were 1,164,442 shares of SCB common stock outstanding and entitled to vote at the special meeting. There must be a majority of SCB’s issued and outstanding shares present in person or by proxy at the special meeting in order for the vote on the merger agreement to occur.

Approval of the merger agreement and the related plan of merger will require the affirmative vote of at least a majority of SCB’s issued and outstanding shares. Broker non-votes and abstentions from voting will have the same effect as a vote against the merger agreement. The directors and officers of SCB (and their affiliates), as a group, owned with power to vote 231,751 shares of SCB common stock, representing approximately 19.90% of the outstanding shares of SCB common stock as of the record date. In connection with the execution of the merger agreement, the directors of SCB each executed a voting agreement pursuant to which they agreed to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director’s spouse to be voted, in favor of the merger. The voting agreement is attached to this proxy statement/prospectus as Annex C.

The proposal to adjourn or postpone the special meeting for the purpose of allowing additional time for the solicitation of proxies from shareholders to approve the merger agreement requires more votes cast in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be treated as “NO” votes and, therefore, will have no effect on this proposal.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. You may change your vote at the special meeting by revoking your proxy and voting in person.

SCB shareholders whose shares are held in “street name” by their broker, bank, or other nominee must follow the instructions provided by their broker, bank, or other nominee to vote their shares.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger agreement and the adjournment of the special meeting. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted “FOR” approval of the merger agreement and, if necessary, “FOR” adjournment of the special meeting.

You may revoke your proxy before it is voted by:

•	filing with the Secretary of SCB a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: SCB Bancorp, Inc., 1600 Abbot Road, East Lansing, Michigan, 48823, Attention: Secretary.

Solicitation of Proxies

SCB will bear the costs of the distribution of this proxy statement/prospectus. In addition to soliciting proxies by mail, directors, officers, and employees of SCB may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. SCB will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Recommendation of SCB’s Board of Directors

The board of directors of SCB unanimously voted in favor of the merger agreement and the merger. The SCB board of directors believes that these items and the transactions they contemplate are in the best interests of SCB and its shareholders, and recommends that SCB shareholders vote “FOR” adoption of the merger agreement and approval of the merger and the transactions contemplated thereby. The board of directors of SCB also recommends a vote “FOR” the adjournment of the special meeting, if such adjournment becomes necessary.

See “PROPOSAL 1 - THE MERGER - Background of the Merger” and “SCB’s Reasons for the Merger and Board Recommendation” beginning on pages 19 and 21, respectively, for a more detailed discussion of the SCB Board of Directors’ recommendation with regard to the merger agreement, the merger and the transactions contemplated thereby.

INFORMATION ABOUT THE COMPANIES

Horizon Bancorp
515 Franklin Square
Michigan City, Indiana 46360
(219) 874-9272

Horizon Bancorp is a bank holding company incorporated in the State of Indiana and headquartered in Michigan City, Indiana. We provide a broad range of banking services in Northwestern and Central Indiana and Southwestern Michigan through our bank subsidiary, Horizon Bank, N.A. (“Horizon Bank”), and other affiliated entities. Horizon Bank operates twenty-eight full service offices. We also maintain a trust office in Indianapolis, Indiana. Our common stock is listed on the NASDAQ Global Market under the trading symbol “HBNC.” Our primary regulator is the Board of Governors of the Federal Reserve System, referred to in this prospectus as the Federal Reserve Board.

Additional information about Horizon and its subsidiaries is included in documents incorporated by reference into this document. For more information, please see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 58.

SCB Bancorp, Inc.
1600 Abbot Road
East Lansing, Michigan 48823
(517) 664-1912

SCB Bancorp, Inc., headquartered in East Lansing, Michigan, is a Michigan corporation and a registered bank holding company. Summit Bank is its wholly owned subsidiary. Summit Bank was established in East Lansing, Michigan in 2002, and offers a full range of financial services through its locations in East Lansing and Okemos, Michigan. Summit Bank offers mortgage products through its home loan center in Lansing, Michigan. There is no established public trading market for SCB common stock.

Additional information about SCB and Summit Bank is included elsewhere in this proxy statement/prospectus. For more information, please see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 58.

PROPOSAL 1—THE MERGER

Background of the Merger

SCB was organized to become a bank holding company to establish and operate a new bank, Summit Community Bank, in East Lansing, Michigan. SCB was incorporated on August 15, 2002 under Michigan law and in December, 2002, completed a private placement offering which raised $8,356,000 in equity capital, net of underwriting discounts and offering costs, through the sale of 860,250 shares of SCB common stock. Proceeds from the offering were used to capitalize Summit Bank, secure facilities and provide working capital. Summit Bank began operations on December 27, 2002. During 2005, SCB raised an additional $3,220,000 in equity capital, net of underwriting and offering costs, through the private placement of 300,000 shares of SCB common stock.

As a privately owned company, there is no public trading market for the SCB common stock. There has been minimal trading of the SCB common stock since SCB’s inception. In addition, since the trades are privately transacted, SCB is not always aware of the sales price of its stock. SCB began paying quarterly dividends of $.03 per share in July of 2013.

Through the first six years of operations, Summit Bank grew steadily to approximately $170.0 million in total assets. Due to the national economic crisis and the need to strengthen Summit Bank’s capital ratios, Summit Bank’s Board of Directors reduced Summit Bank’s assets to a low of $155.3 million at December 31, 2010 by reducing the Bank’s reliance on brokered deposits and Federal Home Loan Bank advances. In addition, SCB borrowed $2.0 million in September of 2008. A portion of the proceeds was held at the holding company for operating expenses, while $1.5 million was down streamed to Summit Bank to improve its capital position.

While Summit Bank remained profitable during the economic recession, profitability was marginal. As a result, Summit Bank’s Board of Directors pursued other business opportunities to enhance Summit Bank’s earnings stream. In April of 2009, Summit Bank’s Home Loan Center was formed. Summit Bank hired the management and staff of a Lansing-based mortgage company for the purpose of originating residential mortgage loans for sale to third party investors. The resulting gain on the sales of these loans contributed to a significant increase in Summit Bank’s earnings. Concurrently, Summit Bank’s cost of funds decreased dramatically during the last four years, resulting in a significant increase in Summit Bank’s net interest margin and earnings.

As part of SCB’s ongoing strategic planning process, the SCB Board of Directors discussed issues impacting the future success of SCB. Among the issues discussed are the impact on earnings in the event of rising interest rates, residential lending activity in a rising interest rate environment, management succession, and the cost of complying with current and increasing bank regulations. In addition, the SCB Board of Directors discussed the lack of liquidity in SCB’s common stock.

As a result of SCB’s improved performance, several financial institutions had inquired as to SCB’s interest in combining organizations including an inquiry from Horizon through Horizon’s investment banker. On February 21, 2013, Mr. Abbott met with Mr. Craig Dwight, Chairman and CEO of Horizon and Horizon’s investment banker. The purpose of the meeting was to introduce Mr. Dwight and Horizon to Mr. Abbott and determine the interest in discussing a possible business combination.

Prior to the Summit Bank Board meeting on February 26, 2013, the directors held a strategic planning session to discuss the future potential of Summit Bank considering rising interest rates, management succession, director retirements, and shareholder expectations. It was the consensus of the directors that the majority of shareholders desired dividends and liquidity in their investment. SCB has been in existence for over ten years. A number of shareholders had expressed an interest in selling their stock, but were unsuccessful in their attempts to do so. Other shareholders inquired as to the director’s exit strategy to sell SCB. The Board considered paying cash dividends, a stock repurchase program, and a business combination. The directors decided dividends or stock buyback could not be significant without additional capital. Raising additional capital, however, was not considered feasible in the current economic environment. As a result of the discussions, the directors instructed Mr. Abbott to pursue the possibility of a business combination with the following criteria: the acquirer must pay a fair price, its stock must be actively traded, and the acquirer must be a strong performer. Subsequent to the February 26, 2013 meeting, Mr. Brogan, Chairman of the Board, and Mr. Abbott met with Mr. John Donnelly of Donnelly Penman and Partners, Inc., an investment banking firm based in Grosse Pointe, Michigan that has provided advice and investment services to SCB in the past, to discuss the current merger and acquisition environment. Mr. Donnelly was asked to attend a special meeting of the Board of Directors held on May 28, 2013. Mr. Donnelly presented to the directors at that meeting his analysis of the community banking environment in Michigan, ways to increase shareholder value, and provided an update of the merger and acquisition market and the most likely acquirers. Also, Mr. Donnelly discussed the process should the directors elect to pursue a sale. After Mr. Donnelly was excused from the meeting, there was a lengthy discussion regarding expected shareholder desires and management and directors’ anticipated retirements. It was decided the best course of action for maximizing shareholder value and responding to their expectations was to determine the level of interest by other banks in acquiring Summit Bank. In addition, the directors decided that while always an option, remaining independent had issues because of impending retirements, growth and income restraints, and shareholder expectations. As a result, Mr. Abbott was asked to negotiate a contract for financial advisor services with Donnelly Penman.

On May 30, 2013, Mr. Abbott met with Mr. Donnelly to inform him SCB was interested in obtaining the services of Donnelly Penman contingent upon a reasonable fee structure. On June 5, 2013, Donnelly Penman presented its engagement letter. Mr. Abbott requested that Foster, Swift, Collins and Smith, P.C., SCB’s legal counsel, review the engagement letter. Over the next several days, Mr. Abbott, SCB’s counsel, and Donnelly Penman had discussions regarding the proposal for services, primarily the fee structure. Based on these discussions, an engagement letter was executed on June 11, 2013. At a special meeting of the SCB Board of Directors held on June 25, 2013, Mr. Abbott presented copies of the engagement letter entered into with Donnelly Penman to serve as SCB’s financial advisor in evaluating various strategic alternatives. The fees agreed to were within the parameters approved by the SCB Board at its May 28, 2013 meeting. The SCB Board ratified and adopted the engagement letter between Donnelly Penman and SCB, and it was signed by Mr. Abbott as a binding obligation of SCB.

Donnelly Penman recommended, and the SCB Board agreed, conducting an auction was the best approach to maximize shareholder value. Donnelly Penman recommended a list of thirteen banks and a mortgage company to be considered. Each one of the prospects met the criteria set by the directors: strong performers, and the ability to pay a fair price with a currency that provides SCB shareholders with liquidity. On June 26, 2013, Mr. Donnelly met with Mr. Abbott in the law offices of SCB’s counsel for the purpose of Mr. Donnelly performing his due diligence of SCB and to meet with Mr. Abbott to discuss the process and transaction candidates.

Following the meeting, on June 28, 2013, Donnelly Penman presented a transaction calendar and introductory letter to be sent to perspective buyers and a proposed buyer list. In early July, a letter was mailed to prospective targets, asking if there was interest in evaluating a strategic combination with an unnamed bank. Of the fourteen letters sent, ten candidates responded with signed confidentiality agreements and a request for an offering memorandum. In early August, the offering memorandum was sent to the potential acquirers. If there was continued interest after reviewing the offering memorandum, candidates were requested to submit a non-binding initial offer letter containing information related to pricing, the form of consideration, timing, and the resultant structure of the combined organization. Candidates were given three weeks to respond with their initial bids. Two banks responded with offer letters, and a third target expressed interest at a future date, but could not present an offer at that time due to a business combination it was presently transacting.

Donnelly Penman prepared an analysis of the offer letters received from Horizon and the other bank, and Mr. Abbott forwarded his report to the SCB directors on August 26, 2013. Horizon’s initial letter dated August 22, 2013 contemplated that Horizon would acquire SCB in exchange for Horizon’s common stock at a fixed exchange ratio of 0.5562 plus $3.20 in cash for each issued and outstanding share of SCB’s common stock. Donnelly Penman estimated that such an exchange would have an aggregate value of approximately $18.6 million to SCB’s shareholders based on then current levels of Horizon’s common stock price. On August 27, 2013, at a meeting of the SCB Board of Directors, Mr. Donnelly presented his analysis and answered questions from the directors. At the meeting, the directors instructed Mr. Donnelly to prepare letters to Horizon and the other bank, inviting them to participate in the due diligence phase of the transaction process.

During the second and third week of September, 2013, the interested parties performed their due diligence of SCB. They met with senior management and reviewed Board meeting minutes, audit reports, loan files, and other information they requested. The potential acquirers, if still interested in pursuing the transaction upon completion of the due diligence phase, were asked to submit a final non-binding offer letter containing substantially the same information as their initial offer letter. Subsequent to the completion of the due diligence phase of the process, the other bank elected not to submit a final offer letter. Horizon, however, submitted an offer letter dated September 24, 2013. The consideration and exchange rate changed from 80% stock/20% cash to 70% stock/30% cash. The stock portion was based on a fixed exchange ratio of 0.4904 of Horizon common stock per each share of SCB’s common stock, compared to 0.5562 shares in Horizon’s earlier offer. The cash portion of the transaction increased from $3.20 to $4.80 per share of the SCB’s common stock. The total aggregate purchase price remained substantially unchanged.

A special meeting of the SCB Board of Directors was held on September 30, 2013, with Mr. Donnelly attending to discuss the process that had taken place thus far with regard to the possible sale of SCB and the process going forward, subject to the directors’ approval. Before deciding on moving forward with the process, the SCB directors revisited the option to sell now or delay the action three to five years. Shareholder desire for liquidity, pricing, future earnings potential, and management succession were also discussed. The consensus after these discussions was that these factors supported the decision to continue the process of performing due diligence on Horizon. Mr. Donnelly then discussed with SCB’s Board Horizon’s offer and fundamentals. Much of the focus of the discussion was on the fairness of the offer. The SCB Board agreed, with input from Mr. Donnelly, that the offer was appropriate. Directors, however, suggested a counteroffer should be extended. The counteroffer was to maintain the exchange ratio at 0.4904 of Horizon common stock for each share of SCB common stock, but increase the cash portion from $4.80 to $5.55 per share. SCB’s counteroffer was presented to Horizon on October 1, 2013. Horizon agreed to raise the cash portion of the consideration from $4.80 to $5.15. On October 2, 2013, Mr. Brogan informed the SCB directors of Horizon’s offer. On October 3, 2013, the SCB Directors agreed to move toward the consummation of a definitive agreement to combine with Horizon.

On October 19, 2013, Horizon presented to SCB, Donnelly Penman and SCB counsel an initial draft of the definitive agreement to merge SCB into Horizon. On October 22, 2013, Mr. Abbott advised the SCB Board of the status of the transaction and of management’s plan to perform its due diligence of Horizon. On October 23, 2013, management, along with Donnelly Penman and SCB counsel visited with Horizon’s management at Horizon’s main offices in Michigan City, Indiana. In addition to interviewing Horizon’s management, the SCB management team and advisors reviewed meeting minutes, regulatory examination reports, lending policies and procedures, human resource practices, and other pertinent Horizon information. On November 7, 2013, an information meeting for SCB directors was held at the offices of SCB counsel to review the most recent draft of the merger agreement and its significant terms and conditions. On November 12, 2013, a special meeting of the SCB Board of Directors was held. SCB’s counsel summarized the definitive agreement and discussed the merger of SCB with Horizon, and the merging of Summit Bank with Horizon Bank. The terms of the agreement were an exchange of 0.4904 Horizon common shares and $5.15 in cash for each share of SCB common stock. The total deal value was approximately $18.5 million at that time. SCB’s counsel explained there was some price protection if the value of Horizon common stock dropped below a certain point in value relative to a bank index. SCB counsel also discussed the termination fee due to Horizon if SCB was unable to obtain shareholder approval or accepts another offer from another party. The termination fee was $800,000. The termination fee was subsequently reduced to $700,000. SCB counsel then discussed such items as the future of SCB’s Board members and Advisory Board and conditions to close the transaction. Also discussed were D & O coverage and indemnification of directors and officers post-closing, and the requirement that all directors sign a voting agreement. Counsel also answered questions asked by members of the Board.

Following counsel’s presentation, Donnelly Penman recapped the sales process to date and presented an oral report supported by a statistical analysis of Donnelly Penman’s fairness opinion. After a thorough discussion of all information presented, the SCB Board unanimously approved the proposed merger and the merger agreement. The merger agreement was signed by SCB and Horizon on November 12, 2013.

SCB’s Reasons for the Merger; Board Recommendation

SCB’s Board of Directors believes that the merger with Horizon is consistent with SCB’s goal of enhancing shareholder value and providing liquidity for the holders of SCB common stock. In addition, the Board of Directors believes that the customers in the community served by SCB will benefit from the merger in that the interest of SCB’s senior management under their change in control agreements would be appropriately protected. In reaching its decision to adopt the approved definitive merger agreement, SCB’s Board of Directors considered a variety of factors, including the following:

•
The significant increase in liquidity to SCB shareholders as a privately held company; there have been very few sales and purchases of SCB stock since its inception. Horizon stock is actively traded and listed on NASDAQ.

•	The expected results to SCB shareholders from continuing to operate as an independent community banking institution compared with the value of the merger consideration offered by Horizon.

•
That the shareholders of SCB who would have received an annual cash dividend of $0.12 per share with respect to their shares would likely receive an equivalent per share annual dividend of $0.21 for each of their former SCB shares (based upon the annual per share dividend rate of $0.44 for Horizon common stock that then prevailed and the stated exchange ratio, subject to adjustment, of 0.4904).

•
That a portion of the merger consideration would be paid to SCB shareholders in the form of common stock of Horizon which would provide them with an opportunity to participate in any possible future earnings and appreciation in the value of the combined company.

•
The opinion of Donnelly Penman that as of November 12, 2013 and subject to assumptions and limitations set forth in the opinion, the merger consideration (subject to potential adjustments specified by the merger agreement) was fair to SCB common shareholders from a financial point of view.

•	That the merger is intended to qualify as a reorganization under Section 368 of the Internal Revenue Code.

•	The terms of the definitive agreement, including the nature and scope of the closing conditions to the merger and potential adjustments to the exchange ratio.

•	The expectation that the merger should result in economies of scale and cost savings and efficiencies to the combined company.

•
The Board of Directors’ view of the current and prospective economic, competitive, and regulatory environment facing the financial services industry generally and each of SCB and Horizon in particular.

•	The expected benefit to SCB customers resulting from the greater depth of banking services that would become available to them as a result of the combination with Horizon.

•	The belief that Horizon shares SCB’s community banking philosophy.

•	SCB’s favorable impressions of the experience and capability of Horizon’s management team.

•	Satisfactory results of SCB’s summary due diligence review of Horizon.

•
The beliefs based on historical information with respect to Horizon’s business, earnings, operations, financial condition, prospects, capital levels, and asset quality that the combined company has the ability to grow as an independent community financial institution that will be positioned to take advantage of multiple strategic options in the future and increase shareholder value.

•	The expectation that the merger would likely be approved by the regulatory authorities and by the shareholders of SCB in a timely manner.

The foregoing discussion of the information and factors considered by the SCB Board of Directors is not intended to be exhaustive, but includes all material factors they considered in arriving at this determination to approve the definitive merger agreement and the transactions it contemplates and recommend that the SCB shareholders vote to approve it. The SCB Board did not assign any relative or specific weights to the above factors and individual Directors may have given different weights to different factors. The SCB Board recommends that the SCB shareholders vote to adopt and approve the definitive merger agreement and the transactions it contemplates, including the merger.

Effects of the Merger

The respective Boards of Directors of Horizon and SCB believe that, over the long-term, the merger will be beneficial to Horizon shareholders, including the current shareholders of SCB who will become Horizon shareholders if the merger is completed. The Horizon board of directors believes that one of the potential benefits of the merger is the cost savings that may be realized by combining the two companies and integrating Summit Bank into Horizon’s banking subsidiary, which savings are expected to enhance Horizon’s earnings.

Horizon expects to reduce expenses by combining accounting, data processing, retail and lending support, and other administrative functions after the merger, which will enable Horizon to achieve economies of scale in these areas. Promptly following the completion of the merger, which is expected to occur during the second quarter of 2014, Horizon plans to begin the process of eliminating redundant functions and eliminating duplicative expenses.

The amount of any cost savings Horizon may realize in 2014 will depend upon how quickly and efficiently Horizon is able to implement the processes outlined above during the year.

Horizon believes that it will achieve cost savings based on the assumption that it will be able to:

•	reduce data processing costs;

•	reduce staff;

•	achieve economies of scale in advertising and marketing budgets; and

•	reduce legal and accounting fees.

Horizon has based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of the two companies. Actual savings in some or all of these areas could be higher or lower than is currently expected.

Horizon also believes that the merger will be beneficial to the customers of SCB as a result of the additional products and services offered by Horizon and because of the increased lending capability.

Opinion of Financial Advisor to SCB

As previously discussed, SCB retained Donnelly Penman to act as SCB’s financial advisor in connection with the merger and related matters based upon its qualifications, expertise and reputation, as well as its familiarity with SCB. Donnelly Penman is an investment banking and advisory firm of recognized standing. As a part of its investment banking and advisory business, Donnelly Penman is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, secondary distributions of securities, private placements and valuations for ESOPs, going private transactions, corporate and other purposes.

At the November 12, 2013 special meeting of the SCB Board of Directors, the SCB Board approved the merger and Donnelly Penman provided an oral opinion that the exchange ratio of 0.4904 shares of Horizon common stock and $5.15 in cash for each share of SCB common stock (referred to in this discussion as the “proposed consideration”) as described in the merger agreement, is fair to SCB’s shareholders from a financial point of view. No limitations were imposed by SCB on the scope of Donnelly Penman’s investigation or on the procedures followed by Donnelly Penman in rendering its opinion. Donnelly Penman later followed with its written opinion as of November 12, 2013.

The full text of the opinion of Donnelly Penman, which sets forth, among other things, assumptions made, procedures followed, matters considered and limits on the review undertaken by Donnelly Penman, is attached as Annex B to this proxy statement/prospectus. Holders of SCB common stock are urged to read the opinion in its entirety. Donnelly Penman’s opinion is directed only to the merger consideration described in the merger agreement and does not constitute a recommendation to any SCB shareholder as to how such shareholder should vote at the SCB special shareholder meeting. The summary set forth in this proxy statement/prospectus of the opinion of Donnelly Penman is qualified in its entirety by reference to the full text of its opinion attached to this document as Annex B.

In arriving at its opinion, Donnelly Penman engaged in discussions with members of both the management teams of SCB and Horizon concerning the historical and current business operations, financial conditions and prospects of SCB and Horizon and reviewed:

•	the merger agreement;

•
certain nonpublic information for SCB, including each of its Audited Financial Statements for the years ended December 31, 2012 and 2011, and the internal financial results for the each of the quarterly periods ended on March 31, June 30, and September 30, 2013, as well as interim financial results as of October 31, 2013 provided by SCB management;

•
certain publicly-available information for Horizon, including each of its Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2012, 2011 and 2010 and the quarterly reports on Form 10-Q for the each of the quarterly periods ended on March 31, June 30 and September 30, 2013;

•	certain information, including historical and forecasted financial information, relating to earnings, dividends, assets, liabilities and prospects of SCB furnished by senior management of SCB;

•	certain information, including historical financial information, relating to earnings, dividends, assets, liabilities and prospects of Horizon furnished by senior management of Horizon;

•
participated in discussions with representatives of Horizon and SCB concerning Horizon’s and SCB’s financial condition, businesses, assets, earnings, prospects, and such senior management’s views as to its future financial performance, respectively;

•	SCB senior management projected earnings estimates for fiscal years 2013 through 2017, which were deemed reasonable by SCB management;

•	the most recently available consensus analyst estimates for projected earnings for Horizon for fiscal years 2013, 2014, and 2015, which were deemed reasonable by Horizon management;

•	the financial condition and operating results of certain other financial institutions that it deemed comparable;

•	a contribution analysis of SCB and Horizon to the combined entity with regard to certain financial metrics as of October 31, 2013 and September 30, 2013, respectively;

•	the recent stock prices and trading activity for the common stock of Horizon during the last five years and up until the day prior to the announcement of the merger;

•	various valuation analyses of SCB that it performed including a cash dividend analysis, three analyses of comparable transactions, a dividend discount analysis, and an accretion/dilution analysis;

•	various valuation analyses of Horizon that it performed including an analysis of comparable companies;

•	information with respect to the potential pro forma impact of the merger, including a pro forma dividend discount analysis; and

•	such other information, financial studies, analyses and investigations and such other factors that Donnelly Penman deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, Donnelly Penman, with SCB’s consent, relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by SCB and Horizon or upon publicly available information. Donnelly Penman further relied upon the assurance of management of SCB and Horizon that they were unaware of any facts that would make the information provided or available to Donnelly Penman incomplete or misleading in any material respect. Donnelly Penman did not make any independent evaluations, valuations or appraisals of the assets or liabilities of SCB or Horizon and did not review any individual credit files and assumed that the aggregate allowances for credit losses relating to the loans of SCB and Horizon were, and will continue to be, adequate to cover such losses. Donnelly Penman’s opinion is necessarily based upon economic and market conditions and other circumstances as they existed and were evaluated by it on the date of its opinion, and they do not have any obligation to update such opinion, unless requested by SCB in writing to do so.

No limitations were imposed by SCB on Donnelly Penman or on the scope of Donnelly Penman’s investigation or the procedures that were followed by it in rendering its opinion. The form and amount of the proposed consideration was determined through arms’ length negotiations between SCB and Horizon. Donnelly Penman was not requested to opine as to, and its opinion does not address, SCB’s underlying business decision to proceed with or effect the merger or the relative merits of the merger compared to any alternative transaction that might be available to SCB. Further, its opinion does not constitute a recommendation to the shareholders of SCB with respect to any approval of the merger agreement or the merger. Additionally, Donnelly Penman was not requested to opine as to, and its opinion does not address, the fairness of the amount or nature of the compensation to any of SCB’s officers, directors or employees.

In its analyses, Donnelly Penman made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of SCB. The credit, financial and stock markets have been experiencing unusual volatility and Donnelly Penman expresses no opinion or view as to any potential effects of such volatility on SCB, Horizon or the merger. Further, for purposes of its analyses and opinion, Donnelly Penman assumed the value of a share of Horizon common stock is equivalent to the current market price of Horizon common stock and that the current market price of Horizon common stock is a reasonable basis on which to evaluate Horizon. Any estimates contained in its analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No company or merger utilized in Donnelly Penman’s analyses was identical to SCB, Horizon or the merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of Horizon or companies to which it was compared. None of the analyses performed by Donnelly Penman was assigned a greater significance than any other.

The financial forecast information and cost savings and other synergies expected to result from the merger furnished by management of SCB and Horizon and deemed reasonable by them contained in or underlying Donnelly Penman’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates. The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. In that regard, Donnelly Penman assumed, with SCB’s and Horizon’s consent, that the financial forecasts, including the cost savings, ASC 805 adjustments, and other synergies expected to result from the merger, were reasonably prepared on a basis reflecting the best currently available judgments of SCB and Horizon, and that such forecasts will be realized in the amounts and at the times that they contemplate. The estimates contained in Donnelly Penman’s analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by those analyses. Estimates of values of financial institutions or assets do not purport to be appraisals or necessarily reflect the prices at which financial institutions or their securities actually may be sold. Accordingly, actual results could vary significantly from those assumed in the financial forecasts and related analyses.

The following is a brief summary of the analyses performed by Donnelly Penman in connection with its oral opinion delivered to the SCB board on November 12, 2013 which was followed thereafter by a written opinion. Certain analyses, herein, have been updated to reflect currently available information for purposes of the written fairness opinion.

Summary Analysis of the Transaction

Donnelly Penman reviewed the terms of the merger. It noted that the exchange ratio of 0.4904 shares of Horizon common stock for each share of SCB common stock meant that the transaction had an implied per share value of $10.51 for each share of SCB common stock based upon the closing price of Horizon of $21.43 on November 12, 2013, in addition to cash consideration of $5.15 per share of SCB common stock, for a total consideration per share of SCB common stock of $15.66. This implied per share value represents approximately 117% of tangible book value per SCB share of $13.34 as of October 31, 2013. Donnelly Penman also noted that, based on the exchange ratio, the transaction had an implied aggregate value of approximately $18.2 million as of November 12, 2013. The complete aggregate transaction metrics are displayed below:

Deal Price (1)	Price/Book Value	Price/Tang. Book Value	Price/Deposits	Premium to Core Deposits	Price/2012 Earnings per Share	Price/LTM as of 10/31/13 Earnings per Share
$18,234,314	117.4%	117.4%	13.92%	2.58%	12.92x	10.49x

Footnotes:
(1)	Deal price is based on the per share price of $15.66 times 1,164,442 shares of SCB common stock outstanding for a total value of $18,234,314
*	Unless otherwise noted, pricing metrics reflect SCB data for the ten months ended as of 10/31/2013.

Dividend Analysis

Donnelly Penman noted that SCB currently pays an annual cash dividend per share of $0.12 (1.10% effective dividend yield based on Donnelly Penman’s standalone dividend discount analysis on SCB of $10.90 per share as of November 12, 2013) and that Horizon pays a $0.11 quarterly dividend (or $0.44 on an annualized basis). Donnelly Penman noted that under current quarterly dividend distribution rates for both companies and assuming a 0.4904 exchange ratio per SCB share that the effective dividend for SCB would be approximately $0.22 ($0.44 Horizon annual dividend multiplied by 0.4904 exchange ratio, equaling $0.22) resulting in a material increase in both the nominal amount of the cash dividend as well as the effective yield (2.02% dividend yield pro forma compared to 1.10% SCB as a standalone entity) for SCB shareholders (after this merger is completed).

Contribution Analysis

The contribution analysis performed by Donnelly Penman compares the relative contribution of key balance sheet and income statement measures by Horizon and SCB to the pro forma company.

($ in 000s)
	HBNC	SCB	Percent Contribution
	9/30/2013 (2)	10/31/2013 (3)	HBNC	SCB

Total Assets	$1,781,024	$166,528	91.4%	8.6%
Total Loans, Net	1,068,165	125,277	89.5%	10.5%
Core Deposits (4)	1,235,066	104,769	92.2%	7.8%
Common Equity	163,459	15,529	91.3%	8.7%

2012 FYE Net Income	$19,543	$1,411	93.3%	6.7%
2013F FYE Net Income (5)	20,070	1,625	92.5%	7.5%
2014F FYE Net Income (5)	18,735	1,346	93.3%	6.7%

Shares Outstanding (Pro Forma Company)	8,617,466	571,042	93.8%	6.2%

Average (6)			91.9%	8.1%

Footnotes:
(1)	Contribution analysis is prior to any ASC 805 impacts (formerly known as FAS 141R) accounting adjustments.
(2)	HBNC information source: SNL Financial
(3)	SCB information source: SCB management
(4)	HBNC core deposits estimated from bank level data at 9/30/2013
(5)	HBNC 2013 and 2014 FYE Net Income based on consensus estimates
(6)	Average excludes shares outstanding from the calculation

The range of contribution from SCB ranges from 6.2% to 10.5% in the pro forma company, with an average of 8.1% (excluding pro forma shares outstanding from the calculation). SCB shareholders will own approximately 6.2% of the pro forma company.

Analysis of Selected Comparable Companies – Midwest Peer Group - Horizon

Donnelly Penman compared selected financial and operating results of Horizon to a peer group that included the following 8 exchange traded commercial banks in the Midwest, which were selected based on comparable asset size, asset quality, and profitability metrics (namely, latest twelve month return on average assets (“LTM ROAA”)). Specifically, the peer group was identified with having assets between $1.0 billion and $3.0 billion, non-performing assets (“NPAs”) to assets less than 2.0%, and an LTM ROAA greater than 1.0%. The peer group had median trading multiples of 140.94% of book value per share, 152.33% of tangible book value per share and 13.11 times latest twelve months earnings per share. This compares with Horizon stock’s trading metrics of 122.36% of book value per share, 144.61% of tangible book value per share and 9.40 times latest twelve months earnings per share based on pricing as of November 12, 2013 and Horizon financial metrics as of September 30, 2013. These peer companies consisted of:

Bank of Kentucky Financial Corporation (KY)	BKYF
First Business Financial Services, Inc. (WI)	FBIZ
German American Bancorp, Inc. (IN)	GABC
Hills Bancorporation (IA)	HBIA
MidWestOne Financial Group, Inc. (IA)	MOFG
S.Y. Bancorp, Inc. (KY)	SYBT
Security National Corporation (SD)	SNLC
West Bancorporation, Inc. (IA)	WTBA

This comparison showed that, among other things, for the LTM ended September 30, 2013:

•	Horizon’s tangible common equity to tangible assets ratio was 7.27%, compared with the Midwest peer group median of 9.00%

•	Horizon’s tangible common equity to risk-weighted assets ratio was 10.45%, compared with the Midwest peer group median of 11.84%;

•	Horizon’s LTM gross loan growth was negative 6.37%, compared to the Midwest peer group median of 6.80%;

•	Horizon’s pre-tax, pre-provision return on average assets (annualized) for the most recent quarter was 1.53%, compared to the Midwest peer group of 1.87%;

•	Horizon’s LTM ROAA was 1.18%, compared with the Midwest peer group median of 1.11%;

•	Horizon’s LTM return on average equity was 12.98%, compared with the Midwest peer group median of 11.86%

•	Horizon’s ratio of NPAs to total assets was 1.34%, compared with the Midwest peer group median of 0.98%;

•	Horizon’s loan loss reserves to NPAs ratio was 74.80%, compared to the Midwest peer group median of 115.24%; and

•
Horizon’s Adjusted Texas Ratio (defined as the sum of NPAs plus loans past due 90+ days (excluding any government guaranteed assets), divided by the sum of tangible common equity plus loan loss reserves) was 16.39%, compared to the Midwest peer group of 10.18%.

Financial results for Horizon for the LTM ended September 30, 2013, excluding stock price, were utilized as that was the most recent available information as of November 12, 2013 (the date the merger agreement was signed). Financial results for the Midwest peer group were primarily as of September 30, 2013, with utilizing June 30, 2013 data for two institutions (Hills Bancorporation and Security National Corporation) that had not reported September 30, 2013 results at the time of this Opinion. No financial institution used in the above analyses as a comparison is identical to Horizon. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the financial institutions to which Horizon was compared.

Trading Analyses

Donnelly Penman reviewed the stock prices, relative performance and trading volumes of Horizon over various time frames and compared the price performance to various indices. Additionally, Donnelly Penman charted the published stock price and tangible book value multiples for Horizon over the last five years. Donnelly Penman noted that Horizon has significantly greater liquidity in its stock when comparing the company to SCB’s stock, as it is a publicly traded company whereas SCB is privately held.

Source: SNL Financial

Trading / Volume / Stock Performance Analysis (1)(2)

	HBNC
	Price	Volume	Volume as % of Current Shares Outstanding

11/12/2013	$21.43	14,200	1.00%
11/11/2013	$21.82	14,768	1.04%
30-Day Average	$22.18	23,458	1.66%
90-Day Average	$22.46	25,389	1.79%
180-Day Average	$21.88	24,036	1.70%
1-Year Average	$20.76	21,411	1.51%

	Price Performance
	HBNC	SNL Midwest Bank	SNL Micro Cap Bank	S&P 500

30-Day Return	-6.95%	3.24%	1.30%	3.37%
90-Day Return	-4.59%	3.25%	3.73%	6.40%
180-Day Return	5.41%	12.31%	10.06%	7.11%
1-Year Return	23.07%	28.02%	25.62%	28.09%
3-Year Return	93.41%	50.82%	47.55%	47.40%
5-Year Return	199.30%	32.04%	-7.51%	96.64%

Footnotes:
(1) All averages and return data are as of 11/12/2013
(2) Source: SNL Financial

Analysis of Selected Comparable Transactions - National Group

Donnelly Penman reviewed and compared actual information for 30 completed or pending bank merger transactions announced from a period of September 30, 2012 to November 12, 2013 (with criteria deal metrics and transaction values between $10 and $30 million and NPAs to assets less than 5.0%) throughout the nation (“National Group”). These 30 transactions consisted of:

Buyer / Seller

LCNB Corp.
Community & Southern Holdings, Inc.
1st Constitution Bancorp
HomeStreet, Inc.
HomeStreet, Inc.
Independent Bank Group, Inc.
Peoples Bancorp Inc.
Haven Bancorp, MHC
Private investor - Jacob M. Safra
Independent Bank Group, Inc.
German American Bancorp, Inc.
Croghan Bancshares, Inc.
BNC Bancorp
CrossFirst Holdings, LLC

/ / / / / / / / / / / / / /
Eaton National Bank and Trust Co.
Verity Capital Group, Inc.
Rumson-Fair Haven Bank & Trust Co.
Fortune Bank
YNB Financial Services Corp.
Live Oak Financial Corp.
Ohio Commerce Bank
Hilltop Community Bancorp, Inc.
T. Rowe Price Savings Bank (a)
Collin Bank (a)
United Commerce Bancorp
Indebancorp
Randolph Bank & Trust Company (a)
Tulsa National Bancshares, Inc. (a)

New Hampshire Thrift Bancshares, Inc.
Glacier Bancorp, Inc.
CBTCO Bancorp
Southern BancShares (N.C.), Inc.
Ameris Bancorp
Investor group
TF Financial Corporation
S.Y. Bancorp, Inc.
Central Valley Community Bancorp
Coronado First Bank
QCR Holdings, Inc.
BBCN Bancorp, Inc.
Jeff Davis Bancshares, Inc.
Heartland Financial USA, Inc.
LCNB Corp.
Bank of the Ozarks, Inc.
/ / / / / / / / / / / / / / / /
Central Financial Corporation
North Cascades Bancshares, Inc.
Bradley Bancorp
Heritage Bancshares, Inc.
Prosperity Banking Company
Grand Savings Bank
Roebling Financial Corp, Inc. (a)
Bancorp, Inc.
Visalia Community Bank (a)
San Diego Private Bank (a)
Community National Bancorporation
Pacific International Bancorp, Inc. (a)
Guaranty Capital Corporation
Heritage Bank, National Association (a)
First Capital Bancshares, Inc.
Genala Banc, Inc.

Footnote: (a) No LTM EPS data available

This comparison showed that based on the transaction price of $15.66 per SCB share and SCB’s financial condition as of October 30, 2013:

•	The transaction price was 117.42% of book value and tangible book value, compared with the National Group comparable transaction group medians of 118.31% and 125.43%, respectively;

•
The transaction price to LTM earnings multiple was 10.49 times SCB’s LTM earnings as of October 31, 2013, compared with the National Group comparable transaction group median of 20.45 times LTM earnings;

•	The transaction price was 13.92% of deposits, compared with the National Group comparable transaction group median of 14.65% for all bank transactions; and

•	The transaction price represented a 2.58% premium to core deposits, compared with the National Group comparable transaction group median premium of 2.77% to core deposits.

Donnelly Penman recognized that no transaction reviewed was identical to the merger and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

Analysis of Selected Comparable Transactions – Midwest Group

Donnelly Penman reviewed and compared actual information for 8 completed or pending bank merger transactions announced from a period of September 30, 2012 to November 12, 2013 (with criteria deal metrics and transaction values between $10 million and $30 million and NPAs to assets less than 5.0%) throughout the Midwest. The approximate median transaction metrics were 130.27% of book value, 132.01% of tangible book value, 21.12 times LTM earnings, 14.65% of deposits, and 3.82% premium to core deposits. These 8 transactions, all of which were included in the Comparable Transactions – National Group, consisted of:

Buyer / Seller

LCNB Corp. Peoples Bancorp Inc. German American Bancorp, Inc. Croghan Bancshares, Inc. CBTCO Bancorp S.Y. Bancorp, Inc. QCR Holdings, Inc. LCNB Corp.	/ / / / / / / /	Eaton National Bank and Trust Co. Ohio Commerce Bank United Commerce Bancorp Indebancorp Bradley Bancorp Bancorp, Inc. Community National Bancorporation First Capital Bancshares, Inc.

Donnelly Penman recognized that no transaction reviewed was identical to the merger and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

Analysis of Selected Comparable Transactions – Midwest Group (Based on Asset Size)

Donnelly Penman reviewed and compared actual information for 16 completed or pending bank merger transactions announced from a period of September 30, 2012 to November 12, 2013 (with criteria deal metrics and target total assets between $100 million and $250 million and NPAs to assets less than 5.0%) throughout the Midwest. The approximate median transaction metrics were 126.61% of book value, 130.09% of tangible book value, 21.00 times LTM earnings, 14.56% of deposits, and 3.42% premium to core deposits. These 16 transactions consisted of:

Buyer / Seller

LCNB Corp.
Peoples Bancorp Inc.
Guernsey Bancorp, Inc.
Coffeyville Bancorp, Inc.
German American Bancorp, Inc.
Croghan Bancshares, Inc.
CBTCO Bancorp
Midland States Bancorp, Inc.
State Bancshares, Inc.
Van Buren Bancorporation
S.Y. Bancorp, Inc.
Scottsdale Financial Services, Inc.
Independent Bancshares, Inc.
Pinnacle Bancorp, Inc.
Pinnacle Bancorp, Inc.
LCNB Corp.
/ / / / / / / / / / / / / / / /
Eaton National Bank and Trust Co.
Ohio Commerce Bank
Ohio State Bank (a)
Coffeyville Financial Corporation
United Commerce Bancorp
Indebancorp
Bradley Bancorp
Grant Park Bancshares, Inc. (b)
Business Bancorporation, Inc. (b)
First Iowa State Bank (b)
Bancorp, Inc.
Bunker Hill Bancorp, Inc. (b)
Security State Bank of Fergus Falls (b)
Hastings State Bank (b)
First State Bank of Joplin (b)
First Capital Bancshares, Inc.

Footnotes:
(a)	No LTM EPS data available
(b)	No transaction pricing data available

Donnelly Penman recognized that no transaction reviewed was identical to the merger and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

Dividend Discount Analysis - SCB

Donnelly Penman calculated an estimated equity value per share for SCB based upon the values, discounted to the present, of estimates of projected dividends from the fiscal year ending December 31, 2013 through the fiscal year ending December 31, 2017 and a projected year 2017 terminal value (assuming SCB continued to operate as an independent company). The valuation date contemplated is November 12, 2013. In conducting its analysis, Donnelly Penman utilized financial estimates provided by and deemed reasonable by SCB senior management for 2013 through 2017. Donnelly further assumed, which assumption was deemed reasonable by SCB management, that dividend distributions would remain constant at $0.12 per share annually in the forecasted period.

This analysis utilized a discount rate of 15.0% and a terminal value indication based on a multiple of 13.0 times 2017 net income. The discount rate was derived utilizing Ibbotson Associates, Inc.’s “Stocks, Bonds, Bills and Inflation  - Valuation Edition 2013 Yearbook (which we refer to as the “2013 Yearbook”) on cost of equity buildup, in addition to Donnelly Penman’s analytical judgment. The terminal multiple was estimated based on a return to more normalized valuation levels based on historical data. There is no assurance such values would be realized. The analysis resulted in an estimated equity value per share of $10.90. Additionally, Donnelly Penman ran sensitivity analyses based on a range of discounts rates between 10% and 20% and terminal multiples between 10.0x and 20.0x price to earnings. This sensitivity analysis produced value ranges between $7.17 to $19.78 per SCB share.

		Price / Earnings Exit Multiple
Discount Rate		10.0x	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
	10.0%	$10.14	$11.11	$12.07	$13.03	$14.00	$14.96	$15.92	$16.89	$17.85	$18.81	$19.78
	12.5%	$9.27	$10.15	$11.03	$11.91	$12.78	$13.66	$14.54	$15.42	$16.29	$17.17	$18.05
	15.0%	$8.49	$9.30	$10.10	$10.90	$11.70	$12.50	$13.30	$14.10	$14.91	$15.71	$16.51
	17.5%	$7.80	$8.53	$9.26	$10.00	$10.73	$11.46	$12.20	$12.93	$13.66	$14.40	$15.13
	20.0%	$7.17	$7.84	$8.52	$9.19	$9.86	$10.53	$11.21	$11.88	$12.55	$13.22	$13.89

Dividend Discount Model Analysis – Pro Forma Institution

Donnelly Penman calculated an estimated equity value per share for the pro forma institution. Donnelly Penman used the most recent consensus analyst estimates available for Horizon through 2015, and then assumed net income increased by 5% annually thereafter. SCB standalone net income projections were then added for 2013 through 2017. Donnelly Penman contemplated 25.0% estimated annual cost savings off of SCB’s standalone forecasted operating expenses, tax effected at 35.0%, and added back these cost savings to calculate a pro forma net income.

Donnelly Penman estimated a dividend payout per share of $0.42 for 2013, $0.46 for 2014, and $0.48 for 2015 for the pro forma institution, moving to a 25.0% dividend payout ratio in 2016 and beyond. 1 This analysis utilized a discount rate of 12.0% and a terminal value indication based on a multiple of 15.0 multiplied by 2017 net income. The discount rate was derived utilizing the 2013 Yearbook on cost of equity buildup, in addition to Donnelly Penman’s analytical judgment. The terminal multiple was estimated based on a return to more normalized valuation levels based on historical data. There is no assurance such values would be realized. The analysis resulted in an estimated equity value per share of $28.30 for the pro forma institution. Multiplying the $28.30 pro forma equity value per share by the transaction exchange ratio of 0.4904 (and adding in the $5.15 cash consideration per share) results in an implied equity value per share to SCB shareholders of $19.03, as compared to an equity value per share on a standalone basis of $10.90.

Additionally, Donnelly Penman ran sensitivity analyses based on a range of discounts rates between 10% and 15% and terminal multiples between 10.0x and 20.0x price to earnings. This sensitivity analysis produced value ranges between $13.83 to $20.06 per SCB share, after contemplating the 0.4904 transaction exchange ratio.

		Price / Earnings Exit Multiple - Implied SCB Valuation
Discount Rate		10.0x	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
	10.0%	$15.46	$16.38	$17.30	$18.22	$19.14	$20.06	$16.38	$17.30	$18.22	$19.14	$20.06
	11.0%	$15.10	$15.99	$16.87	$17.76	$18.65	$19.53	$15.99	$16.87	$17.76	$18.65	$19.53
	12.0%	$14.76	$15.62	$16.47	$17.32	$18.18	$19.03	$15.62	$16.47	$17.32	$18.18	$19.03
	13.0%	$14.44	$15.26	$16.08	$16.91	$17.73	$18.55	$15.26	$16.08	$16.91	$17.73	$18.55
	14.0%	$14.13	$14.92	$15.71	$16.51	$17.30	$18.09	$14.92	$15.71	$16.51	$17.30	$18.09
	15.0%	$13.83	$14.59	$15.36	$16.13	$16.89	$17.66	$14.59	$15.36	$16.13	$16.89	$17.66
___________________________________

1
The 25% dividend payout ratio assumption for 2016 and subsequent years used in Donnelly Penman’s dividend discount model represents an assumption of Donnelly Penman for its model based on Horizon’s historical payout ratios and return of excess capital.

THE MERGER AGREEMENT

Structure of the Merger

Subject to the terms and conditions of the merger agreement, at the completion of the merger, SCB will merge with and into Horizon, with Horizon as the surviving corporation of such merger. The separate existence of SCB will terminate. The shares of Horizon common stock will continue to be listed on the NASDAQ Global Market under the symbol “HBNC.” Simultaneously with the merger, Summit Bank will be merged with and into Horizon Bank, a wholly owned subsidiary of Horizon.

Under the merger agreement, the officers and directors of Horizon serving at the effective time of the merger will continue to serve as the officers and directors of Horizon after the merger is consummated.

Merger Consideration

If the merger is completed, your shares of SCB common stock will be converted into the right to receive 0.4904 shares of Horizon common stock (which we refer to as the “exchange ratio”) and $5.15 in cash, subject to adjustment as provided below (as adjusted, the “merger consideration”). No fractional shares of Horizon common stock will be issued in the merger. Instead, Horizon will pay to each holder of SCB common stock who otherwise would be entitled to a fractional share of Horizon common stock an amount in cash (without interest) determined by multiplying such fraction by the average per share closing price of a share of Horizon common stock as quoted on the NASDAQ Global Market during the fifteen consecutive trading days preceding the closing of the merger on which such shares were actually traded.

The exchange ratio is subject to adjustment as follows:

•
Anti-Dilution Adjustments: if prior to the Effective Time, Horizon changes the number of shares of Horizon common stock outstanding by way of a stock split, stock dividend or similar transaction, or if Horizon establishes a record date for such a change, the exchange ratio will be adjusted so that the holders of SCB common stock receive at the Effective Time, in the aggregate, the number of shares of Horizon common stock representing the same percentage of the outstanding shares of Horizon common stock that they would have received if such change had not occurred; or

•
Decrease in market price of Horizon common stock: SCB may terminate the merger agreement if, at any time during the five-day period commencing on the first date on which all bank regulatory approvals (and waivers, if applicable) and all other approvals and consents necessary for consummation of the merger have been received (disregarding any waiting period) (the “determination date”), with such termination to be effective on the tenth day following such determination date, if both of the following conditions are satisfied:

•
the average of the daily closing price of Horizon common stock as reported on the NASDAQ Global Market for the fifteen consecutive trading days immediately preceding the determination date on which shares of Horizon common stock actually traded is less than $17.46; and

•	the decline in Horizon’s share price is more than 20% greater than a corresponding price decline in the SNL Midwest Bank Index.

If SCB elects to exercise its termination right as described above, Horizon may elect to avoid termination of the merger agreement by increasing the exchange ratio to the lesser of the amounts determined pursuant to the following formula: (i) a quotient, the numerator of which is equal to the product of the $21.82 (the initial Horizon market value), the exchange ratio (as then in effect), and the average daily closing value of the SNL Midwest Bank Index for the fifteen consecutive trading days immediately preceding the determination date divided by the closing value of the SNL Midwest Bank Index on November 12, 2013, minus 0.20, and the denominator of which is equal to Horizon Market Value on the determination date; or (ii) the quotient determined by dividing $21.82 by the closing price for Horizon’s common stock for the fifteen consecutive trading days immediately preceding the determination date, and multiplying the quotient by the product of the exchange ratio (as then in effect) and 0.80. Since the formula is dependent on the future price of Horizon’s common stock and that of the SNL Midwest Bank Index, it is not possible presently to determine what the adjusted merger consideration would be at this time, but, in general, more shares of Horizon common stock would be issued, to take into account the extent by which the average price of Horizon’s common stock exceeded the decline in the average price of the common stock of the index group.

Treatment of SCB Stock Options

The merger agreement provides that any outstanding SCB stock options (“options”) evidencing the right to purchase shares of SCB common stock will be converted into the right to receive at the effective time of the merger a cash payment equal to $16.35 minus the option’s per share exercise price for each option held prior to the effective time of the merger.

Voting Agreements

As of the record date, the directors of SCB owned 188,774 shares or approximately 16.21% of the outstanding shares of SCB common stock. In connection with the execution of the merger agreement, the directors of SCB each executed a voting agreement pursuant to which they agreed to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director’s spouse to be voted, in favor of the merger. A copy of that voting agreement is attached as Annex C to this proxy statement/prospectus.

Treatment of SCB’s 401(k) Plan

The Summit Bank 401(k) Plan (referred to as the “SCB 401(k) Plan”) will be terminated prior to the effective time of the merger, and as soon as administratively feasible thereafter the individual account balances of all participants in the SCB 401(k) Plan whose employment is terminated will be distributed or rolled over to another eligible plan, or to an individual retirement account or annuity, as each participant elects. Participants whose employment is not terminated will not have a right to a distribution of their 401(k) plan benefits until a favorable determination letter is received from the IRS with respect to the SCB 401(k) Plan’s qualified status at the time of termination. Participants with outstanding plan loans under the SCB 401(k) Plan as of the effective time will be permitted to continue repaying such outstanding loans (subject to the terms and conditions of such plan and the related loan procedures) on and after the effective time and until such time as plan termination distributions are paid.

Exchange and Payment Procedures

At and after the effective time of the merger, each certificate representing shares of SCB common stock will represent only the right to receive the merger consideration in accordance with the terms of the merger agreement. Horizon will reserve a sufficient number of shares of Horizon common stock to be issued as the part of the merger consideration to be paid in shares of Horizon common stock. Promptly after the effective time of the merger, but in no event more than five business days after the effective time, Horizon will mail a letter of transmittal to each holder of SCB common stock that will include detailed instructions on how such holder many exchange such holder’s SCB common shares for the merger consideration.

Horizon will cause a certificate representing the number of whole shares of Horizon common stock that each holder of SCB common stock has the right to receive and a check in the aggregate amount of $5.15 per share plus any cash that such holder has the right to receive in lieu of a fractional share of Horizon common stock to be delivered to such shareholder upon delivery to Horizon of certificates representing such shares of SCB common stock and a properly completed letter of transmittal. No interest will be paid on any merger consideration that any such holder shall be entitled to receive.

No dividends or other distributions on Horizon common stock with a record date occurring after the effective time of the merger will be paid to the holder of any unsurrendered old certificate representing shares of SCB common stock converted into the right to receive the merger consideration until the holder surrenders such old certificate in accordance with the merger agreement.

The stock transfer books of SCB will be closed immediately at the effective time of the merger, and after the effective time, there will be no transfers on the stock transfer records of SCB of any shares of SCB common stock. Horizon will be entitled to rely on SCB’s stock transfer books to establish the identity of those persons entitled to receive merger consideration. If any old certificate is lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such old certificate to be lost, stolen, or destroyed and, if required by Horizon, the posting by such person of a bond or other indemnity as Horizon may reasonably direct as indemnity against any claim that may be made with respect to the old certificate, Horizon will issue the merger consideration in exchange for such lost, stolen or destroyed certificate.

Dividends and Distributions

Until SCB common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time of the merger with respect to Horizon common shares into which shares of SCB common stock may have been converted will accrue but will not be paid. When such certificates have been duly surrendered, Horizon will pay any unpaid dividends or other distributions, without interest. After the effective time of the merger, there will be no transfers on the stock transfer books of SCB of any shares of SCB common stock. When certificates representing shares of SCB common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration.

Representations and Warranties

The merger agreement contains representations and warranties of SCB, on the one hand, and Horizon, on the other hand, to each other, as to, among other things, the following:

•	the corporate organization and existence of each party;

•	the authority of each party to enter into the merger agreement, perform its obligations under the merger agreement and make it valid and binding;

•	the fact that the merger agreement does not conflict with or violate:

•	the articles of incorporation and bylaws of each party;

•	applicable law; and

•	agreements, instruments or obligations of each party;

•	the capitalization of SCB and Horizon;

•	each party’s compliance with applicable law;

•	the accuracy of statements made and materials provided by the other party;

•	the absence of undisclosed obligations or liabilities;

•	title to its assets;

•	the adequacy of its loan loss reserves;

•	the status of its loans and investments and the provisions for loan losses;

•	the filing and accuracy of tax returns;

•	each party’s deposit insurance;

•	Securities and Exchange Commission filings (with respect to Horizon only);

•	Community Reinvestment Act; and

•	compliance with the Bank Secrecy Act.

In addition, the merger agreement contains representations and warranties of SCB to Horizon as to:

•	material contracts;

•	loans and investments;

•	obligations to employees;

•	events occurring since September 30, 2013;

•	insider transactions;

•	indemnification agreements;

•	books and records;

•	intellectual property;

•	agreements with regulatory agencies;

•	internal controls;

•	fiduciary accounts; and

•	certificate of deposit brokerage operations.

No representations and warranties of the parties will survive the consummation of the merger. Additionally, the parties qualified many of the representations and warranties contained in the merger agreement with exceptions set forth in disclosure schedules that were separately delivered by each party to the other party to the merger agreement.

Conduct of Business Prior to Completion of the Merger

Under the merger agreement, SCB has agreed to certain restrictions on its activities until the merger is completed or terminated. In general, SCB and each of its subsidiaries, including Summit Bank, is required until the effective time of the merger to:

•	conduct its business diligently, substantially in the manner as it is presently being conducted, and in the ordinary course of business;

•
use commercially reasonable efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and persons with whom it has business dealings;

•
use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted;

•
maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of its business; and

•
not knowingly do or fail to do anything that will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound that would reasonably be expected to have a material adverse effect on SCB.

The following is a summary of the more significant restrictions imposed upon SCB, subject to the exceptions set forth in the merger agreement. Specifically, without the prior consent of Horizon, SCB and Summit Bank may not:

•	make any change in the capitalization or the number of issued and outstanding shares of SCB or Summit Bank or redeem any of its outstanding shares of common stock;

•	authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to its issued and outstanding common stock as of the date of the merger agreement;

•
distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders, except that Summit Bank may pay cash dividends to SCB in the ordinary course of business for payment of SCB’s reasonable and necessary business and operating expenses and expenses of the merger and SCB may pay its normal quarterly cash dividends to its shareholders which shall not be increased in per share amount;

•	purchase or otherwise acquire any investment security for their own account that exceeds $1,000,000 individually;

•
make, renew or otherwise modify any loan or commitment to lend money, or issue any letter of credit to any person if the loan is an existing credit on the books of SCB or Summit Bank and classified as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful” or “Loss in an amount in excess of $250,000; or make, purchase, renew, modify or amend or extend the maturity of any commercial loan in excess of $500,000 (provided Summit Bank may renew, modify, amend or extend the maturity of existing performing commercial loans (which are not classified or non-accrual) with existing principal balances of $750,000 or less), any 1 to 4 family residential mortgage loan with a loan to value in excess of 80% (unless private mortgage insurance is obtained) or any 1 to 4 family residential mortgage loan in excess of $417,000, any consumer loan in excess of $75,000, any home equity loan or line of credit in excess of $100,000, any loan from Guardian Mortgage Company, Inc., or any loan participation except as permitted by the merger agreement; or

•
except as contemplated by the merger agreement, enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation requiring payments by SCB or any of its subsidiaries that exceed $50,000, whether individually or in the aggregate or that have a term of two years or longer.

Covenants

In addition to the restrictions noted above, SCB and Horizon have agreed to take several other actions, such as:

•	in the case of SCB, to submit the merger agreement to its shareholders at a meeting to be called and held as soon as reasonably practicable;

•
in the case of SCB, to proceed expeditiously, cooperate fully and use commercially reasonable efforts to assist Horizon in procuring all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law that are necessary for consummation of the merger, and to ensure that any materials or information provided by

SCB to Horizon for use by Horizon in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading;

•	in the case of SCB, to use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents;

•
in the case of SCB, to maintain insurance on its assets, properties and operations, fidelity coverage and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as were insured by SCB as of the date of the merger agreement;

•
in the case of SCB, to continue to accrue reserves for employee benefits and merger related expenses, and to consult and cooperate in good faith with Horizon on (i) conforming the loan and accounting policies and practices of SCB to those policies and practices of Horizon for financial accounting and/or income tax reporting purposes; (ii) determining the amount and timing for recognizing SCB’s expenses of the merger;

•
in the case of SCB, to cease and cause to be terminated any existing solicitations, discussions or negotiations with other parties that have made or intend to make an acquisition proposal, except as permitted by the merger agreement;

•	to coordinate with each other prior to issuing any press releases;

•	in the case of SCB and Horizon, to supplement, amend and update the disclosure schedules to the merger agreement as necessary;

•
in the case of SCB and Horizon, to give the other party’s representatives and agents, including investment bankers, attorneys or accountants, upon reasonable notice, access during normal business hours throughout the period prior to the effective time of the merger to the other party’s properties, facilities operations, books and records;

•	in the case of SCB, to deliver updated financial statements;

•
in the case of SCB and Horizon, to deliver any reports, notices or proxy statements sent to any governmental authority, and any orders issued by any governmental authority, to the other party when available;

•
in the case of SCB, to cooperate with an environmental consulting firm designated by Horizon in the conduct by such firm of a phase I environmental investigation on all real property owned or leased by SCB or Summit Bank as of the date of the merger agreement, and any real property acquired or leased by SCB or Summit Bank after the date of the merger agreement;

•
in the case of SCB, to not knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any respect, (ii) any of the conditions to the merger not being satisfied, (iii) a material violation of any provision of the merger agreement, or (iv) a material delay in the consummation of the merger;

•
in the case of SCB, not to create any employment contract, agreement or understanding with or employment rights for any of the officers or employees of SCB or Summit Bank, or prohibit or restrict Horizon from changing, amending or terminating any employee benefits provided to its employees from time to time;

•
in the case of SCB, to take such actions as necessary to terminate the SCB 401(k) Plan prior to the effective time of the merger, to file an application with the IRS for a favorable determination letter as to such plan’s qualified status upon its termination, and to thereafter distribute or otherwise transfer the account balances of participants in accordance with the applicable plan termination provisions;

•
in the case of SCB, to take all actions necessary to assign any SCB group insurance policies to Horizon as of the effective time of the merger and to provide Horizon with all necessary financial, enrollment, eligibility, contractual and other information related to SCB’s welfare benefit and cafeteria plans to assist Horizon in the administration of such plans after the effective time of the merger;

•
in the case of SCB and Summit Bank, to cooperate with Horizon to reconstitute the directors and officers of Summit Bank to be the same as Horizon Bank and, if requested by Horizon, to amend the articles of incorporation and bylaws of Summit Bank effective at the time of the merger;

•
in the case of SCB, to commence immediately after the date of the merger agreement with transfers of information, processes, systems and data to Horizon, and after receipt of all regulatory approvals and prior to Closing to cooperate with the installation and conversion of equipment;

•	in the case of Horizon, to file all applications and notices to obtain the necessary regulatory approvals for the transactions contemplated by the merger agreement;

•	in the case of Horizon, to file a registration statement with the SEC covering the shares of Horizon common stock to be issued to SCB shareholders pursuant to the merger agreement;

•
in the case of Horizon, to make available to the officers and employees of SCB who continue as employees after the effective time, substantially the same employee benefits as are generally available to Horizon employees, and to provide credit for prior service with SCB and Summit Bank for purposes of eligibility and vesting under Horizon’s employee benefit plans;

•	in the case of Horizon, to provide severance benefits to certain employees of SCB or Summit Bank as of the effective time of the merger;

•	in the case of Horizon, to pay amounts payable under existing change-in-control agreements and plans entered into before August 1, 2013, in accordance with the merger agreement;

•
in the case of Horizon, to form, as reasonably practical after the effective time, an Ingham County advisory Board and to add representatives to the advisory board from the SCB and Summit Bank boards of directors as mutually agreed upon by Horizon and SCB;

•
in the case of Horizon, maintain a directors’ and officers’ liability insurance policy for three years after the effective time of the merger to cover the present officers and directors of SCB and Summit Bank with respect to claims against such directors and officers arising from facts or events that occurred before the effective time, and continue the indemnification and exculpation rights of the present and former officers and directors of SCB and Summit Bank against all losses, expenses, claims, damages, or liabilities arising out of or pertaining to matters existing or occurring on or prior to the effective time to the same extent then permitted under Michigan law or the articles of incorporation or bylaws of SCB or Summit Bank.

The merger agreement also contains certain additional covenants relating to employee benefits and other matters pertaining to officers and directors. See “THE MERGER AGREEMENT - Employee Benefits and Payments” beginning on page 39 and “INTERESTS OF CERTAIN DIRECTORS AND OFFICERS OF SCB IN THE MERGER” beginning on page 44.

Acquisition Proposals by Third Parties

In the merger agreement, SCB agreed to immediately cease and cause to be terminated any existing solicitations, discussions or negotiations with other persons or entities that had made, or indicated an intention to make, a proposal to acquire SCB. In addition, until the merger is completed or the merger agreement is terminated, SCB has agreed that it, and its officers, directors and representatives, and those of Summit Bank, will not:

•	Solicit, initiate or knowingly encourage or facilitate, any inquiries, offers or proposals to acquire SCB; or

•	Initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate regarding an offer or proposal to acquire SCB.

SCB may furnish, however, information regarding SCB to, or enter into and engage in discussion with, any person or entity in response to a bona fide unsolicited written proposal by the person or entity relating to an acquisition proposal, or change or withhold its recommendation to SCB’s shareholders regarding the merger, if:

•
SCB’s board of directors (after consultation with its financial advisors and outside legal counsel) determines in good faith that such proposal may be or could be superior to SCB’s shareholders from a financial point of view and its other constituencies than the merger, and the failure to consider such proposal would likely result in a breach of the fiduciary duties of SCB’s board of directors;

•	SCB provides any information to Horizon that it intends to provide to a third party; and

•
SCB notifies Horizon that it is prepared to change or withhold its recommendation to SCB’s shareholders in response to a superior proposal, and provides Horizon with the most current version of any proposed written agreement or letter of intent relating to the superior proposal, and Horizon fails, within ten business days, to make a proposal that would, in the reasonable good faith judgment of the SCB board of directors (after consultation with financial advisors and outside legal counsel) cause the offer that previously constituted a superior proposal to no longer constitute a superior proposal.

For purposes of the merger agreement, the term “superior proposal” means any acquisition proposal relating to SCB or Summit Bank, or to which SCB or Summit Bank may become a party, that the SCB board of directors determines in good faith (after having received the advice of its financial advisors) to be (i) materially more favorable to the shareholders of SCB from a financial point of view and its other constituencies than the merger (taking into account all the terms and conditions of the proposal and the merger agreement, including the $700,000 termination fee) and (ii) reasonably capable of being completed without undue delay.

Conditions to the Merger

The obligation of Horizon and SCB to consummate the merger is subject to the satisfaction or waiver, on or before the completion of the merger, of a number of conditions, including:

•	The merger agreement must receive the approval of SCB’s shareholders.

•	The representations and warranties made by the parties in the merger agreement must be true, accurate and correct in all material respects as of the effective date of the merger.

•	SCB and Horizon must have performed, in all material respects, all of their covenants and agreements as required by the merger agreement at or prior to the effective time of the merger.

•
Horizon must have registered with the SEC the shares of Horizon common stock to be issued to SCB’s shareholders in the merger, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares must have been received, the registration statement of which this proxy statement/prospectus is a part, must have been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement can have been issued or threatened.

•
All regulatory approvals required to consummate the transactions contemplated by the merger agreement must have been obtained and remain in full force and effect, all statutory waiting periods applicable to those approvals must have expired, and none of those approvals must contain any conditions, restrictions or requirements that Horizon’s board of directors reasonably determines in good faith would either (i) have a material adverse effect on SCB or (ii) reduce the benefits of the merger to such a degree that Horizon would not have entered into the merger agreement had such conditions, restrictions or requirements been known.

•
Definition of “material adverse effect”: A “material adverse effect” means any effect that is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value or business of SCB and its subsidiaries, on a consolidated basis, or Horizon and its subsidiaries, on a consolidated basis, or that would materially impair the ability of SCB or Horizon to perform its obligations under the merger agreement or otherwise materially threaten or impede the consummation of the merger and the other transactions contemplated by the merger agreement. However, a “material adverse effect” does not include the impact of:

•	changes in banking and similar laws of general applicability to banks or their holding companies or interpretations of such laws by courts or governmental authorities;

•	changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally;

•	effects of any action or omission taken by SCB with the prior written consent of Horizon or at the direction of Horizon;

•	changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with the merger agreement or the transactions contemplated by the merger agreement;

•
the impact of the announcement of the merger agreement and the transactions contemplated by the merger agreement, and compliance with the merger agreement on the business, financial condition or results of operations of SCB and its subsidiaries or Horizon and its subsidiaries; and

•	the occurrence of any military or terrorist attack within the United States or any of its possessions or offices.

•
The boards of directors of Horizon and SCB must have received an opinion from Barnes & Thornburg LLP that the merger constitutes a tax free “reorganization” for purposes of Section 368 of the Internal Revenue Code, as amended.

•	The shares of Horizon common stock to be issued to SCB shareholders must have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance.

•
None of Horizon, SCB or Summit Bank, or any of Horizon’s subsidiaries must be subject to any statute, rule, regulation, injunction, order or decree which prohibits, prevents or makes illegal the completion of the merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the merger agreement or the merger.

•
Each of Horizon and SCB must have received from the other at the closing of the merger all the items, documents, and other closing deliveries, in form and content reasonably satisfactory to the recipient, required by the merger agreement.

The obligation of Horizon to consummate the merger also is subject to the fulfillment of other conditions, including:

•	As of the end of the month prior to the effective time of the merger, SCB’s consolidated shareholders’ equity, as defined in the merger agreement, shall not be less than $15,358,000;

•
Horizon shall have concluded that the Data Processing Services Agreement, dated September 11, 2009, between Summit Bank and FiServ, will expire on or before December 7, 2016 and may be terminated before that time for a penalty not to exceed $560,000;

•	The SCB employees specified in the merger agreement shall have executed and delivered noncompetition agreements;

•
SCB or Summit Bank shall have provided Horizon with agreements, documents and instruments reasonably satisfactory to Horizon establishing Summit Bank’s legal ownership of all the mortgage loans purchased from Guardian Mortgage Company, Inc.; and

•
Horizon must have received a letter of tax advice, in a form satisfactory to Horizon, from SCB’s outside, independent certified public accountants to the effect that any amounts that are paid by SCB or Summit Bank before the effective time of the merger, or required under SCB’s employee benefit plans or the merger agreement to be paid at or after the effective time, to persons who are “disqualified individuals” under Section 280G of the Internal Revenue Code with respect to SCB, Summit Bank, or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code.

The obligation of SCB to consummate the merger is also subject to the fulfillment of other conditions, including that SCB must have received a written opinion from its investment bankers, Donnelly Penman & Partners, Inc. dated as of the date of the meeting of SCB’s board of directors at which the merger agreement was approved, that the merger consideration is fair to SCB’s shareholders from a financial point of view. This condition has been satisfied.

Expenses

Except as otherwise provided in the merger agreement, SCB and Horizon will be responsible for their respective expenses incidental to the merger.

Employee Benefits and Payments

The merger agreement requires Horizon to make available to the officers and employees of SCB and its subsidiaries who continue as employees of Horizon or any subsidiary substantially the same employee benefits as are generally available to all Horizon employees. Those officers and employees also will receive credit for prior service with SCB and its subsidiaries for purposes of eligibility and vesting under the employee benefit plans of Horizon and its subsidiaries. If

Horizon determines that a SCB benefit plan should be terminated, continuing employees will become eligible to participate in Horizon’s employee benefit plans as soon as reasonably practicable after the termination of the SCB benefit plan. Horizon will use its reasonable best efforts (subject to the terms of its plans and the approval of its stop-loss carrier) to: (i) waive waiting period and preexisting condition provisions for continuing employees under health and dental plans; and (ii) to the extent the initial period of coverage for continuing employees under any such Horizon employee benefit plan is not a full twelve-month period of coverage, Horizon will give such employees credit under such plans for any deductibles and coinsurance payments. With respect to vacation and paid time off, continuing employees will be subject to the terms and conditions of Horizon’s vacation and paid time off policies in place for similarly situated employees of Horizon, with credit given for all prior years of service with SCB and its subsidiaries for the purposes of determining vacation pay eligibility and the amount of vacation pay.

Other than employees with change-in-control agreements described below and except for employees who become employees of any division or business segment of Summit Bank which is continued by any former employees of Summit Bank after closing separate from Horizon’s operations, employees of SCB and its subsidiaries who are still employed by SCB at the effective time of the merger and who will not continue as employees of Horizon, or who continue with Horizon but are terminated other than for cause within twelve months after the effective time, will be entitled to severance pay equal to one week’s pay at their base rate for each full year of continuous service with SCB or Summit Bank, subject to a minimum of four weeks and a maximum of twenty-six weeks. Also, those terminated employees will be entitled to continuation coverage under group health plans as required by COBRA and to group career counseling. Horizon will pay all amounts payable pursuant to existing written change-in-control agreements entered into before August 1, 2013,as if such payments had been triggered by the merger to the extent that payments under such agreements would not constitute “excess parachute payments” as defined in Section 280G of the Internal Revenue Code.

Termination

Subject to conditions and circumstances described in the merger agreement, either Horizon or SCB may terminate the merger agreement if, among other things, any of the following occur:

•	SCB’s shareholders do not approve the merger agreement at the SCB special meeting;

•
any governmental authority has issued an order, decree, judgment or injunction that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the merger, and such order has become final and non-appealable, or if any consent or approval of a governmental authority whose consent or approval is required to consummate the merger has been denied;

•	the merger has not been consummated by June 30, 2014 (provided the terminating party did not cause the failure of the merger to be consummated by that date); or

•	the respective boards of directors of Horizon and SCB mutually agree to terminate the merger agreement.

Additionally, Horizon may terminate the merger agreement at any time prior to the effective time of the merger if any of the following occur:

•	any event has occurred that is not capable of being cured prior to June 30, 2014 and would result in a condition to Horizon’s obligations to consummate the merger not being satisfied;

•
SCB breaches or fails to perform any of its representations, warranties or covenants contained in the merger agreement and that breach or failure to perform would give rise to the failure of a condition to the merger, and such condition is not capable of being cured by June 30, 2014, or has not been cured by SCB within twenty business days after SCB’s receipt of written notice of such breach from Horizon;

•
Any single event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has or is reasonably expected to have individually, or in the aggregate, a material adverse effect on SCB, whether or not covered by insurance;

•
Horizon elects to exercise its right of termination pursuant to the merger agreement because unpermitted exceptions to title insurance policies covering SCB’s real estate would decrease the value of such properties by more than $100,000 or would require in excess of $100,000 to cure, or because of certain environmental matters (see “Environmental Inspections” below);

•	SCB’s board of directors has failed to include its recommendation to approve the merger in the proxy statement/prospectus related to SCB’s special shareholders’ meeting;

•
SCB’s board of directors, after receiving an acquisition proposal from a third party, has withdrawn, modified or changed its approval or recommendation of the merger agreement and approved or recommended an acquisition proposal with a third party;

•	SCB has entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to another acquisition proposal; or

•	a quorum could not be convened at the meeting of SCB’s shareholders or at a reconvened meeting held at any time prior to June 30, 2014.

SCB may terminate the merger agreement at any time prior to the effective time of the merger if any of the following occur:

•	any event shall have occurred that is not capable of being cured prior to June 30, 2014 and would result in a condition to SCB’s obligations to consummate the merger not being satisfied;

•
Horizon breaches or fails to perform any of its representations, warranties or covenants contained in the merger agreement and that breach or failure to perform would give rise to the failure of a condition to the merger, and such condition is not capable of being cured by June 30, 2014, or has not been cured by Horizon within twenty business days after Horizon’s receipt of written notice of such breach from SCB; or

•
Any single event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has or is reasonably expected to have individually, or in the aggregate, a material adverse effect on Horizon, whether or not covered by insurance; and

•
SCB may terminate the merger agreement if, at any time during the five-day period commencing on the first date on which all bank regulatory approvals (and waivers, if applicable) and all other approvals and consents necessary for consummation of the merger have been received (disregarding any waiting period) (the “determination date”), with such termination to be effective on the tenth day following such determination date if both of the following conditions are satisfied:

•
the average of the daily closing price of Horizon common stock as reported on the NASDAQ Global Market for the fifteen consecutive trading days immediately preceding the determination date on which shares of Horizon common stock actually traded is less than $17.46; and

•	the decline in Horizon’s share price is more than 20% greater than a corresponding price decline in the SNL Midwest Bank Index.

If SCB elects to exercise its termination right as described above, Horizon may elect to avoid termination of the merger agreement by increasing the exchange ratio to the lesser of the amounts determined pursuant to the following formula: (i) a quotient, the numerator of which is equal to the product of the $21.82 (the initial market value), the exchange ratio (as then in effect), and the average daily closing value of the SNL Midwest Bank Index for the fifteen consecutive trading days immediately preceding the determination date divided by the closing value of the SNL Midwest Bank Index on November 12, 2013, minus 0.20, and the denominator of which is equal to Horizon Market Value on the determination date; or (ii) the quotient determined by dividing $21.82 by the closing price for Horizon’s common stock for the fifteen consecutive trading days immediately preceding the determination date, and multiplying the quotient by the product of the exchange ratio (as then in effect) and 0.80. Since the formula is dependent on the future price of Horizon’s common stock and that of the SNL Midwest bank Index, it is not possible presently to determine what the adjusted merger consideration would be at this time, but, in general, more shares of Horizon common stock would be issued, to take into account the extent by which the average price of Horizon’s common stock exceeded the decline in the average price of the common stock of the index group.

Under certain circumstances described in the merger agreement, a $700,000 termination fee may be payable by SCB to Horizon if the merger agreement is terminated and the merger is not consummated. See “THE MERGER AGREEMENT - Termination Fee” directly below.

Termination Fee

SCB shall pay Horizon a $700,000 termination fee if the merger agreement is terminated for any of the following reasons:

•
If Horizon terminates the merger agreement because SCB’s board of directors fails to include its recommendation to approve the merger in the proxy statement/prospectus delivered to shareholders or has withdrawn, modified or changed its approval or recommendation of the merger agreement or approves or publicly recommends an acquisition proposal with a third party, or SCB has entered into or publicly announced an intention to enter into another acquisition proposal;

•
If either party terminates the merger agreement because it is not approved by the requisite vote of the shareholders of SCB at the meeting called for such purpose or by Horizon because a quorum could not be convened at SCB’s shareholder meeting called to approve the merger and, prior to the date that is twelve months after such termination SCB or Summit Bank enters into any acquisition agreement with a third party or an acquisition proposal is consummated; or

•
If either party terminates the merger agreement because the consummation of the merger has not occurred by June 30, 2014, and (i) prior to the date of such termination an acquisition proposal was made by a third party and (ii) prior to the date that is twelve months after such termination, SCB or Summit Bank enters into any acquisition agreement or any acquisition proposal is consummated.

Management and Operations After the Merger

Horizon’s officers and directors serving at the effective time of the merger shall continue to serve as Horizon’s officers and directors until such time as their successors have been duly elected and qualified or until their earlier resignation, death, or removal from office. Horizon’s Articles of Incorporation and Bylaws in existence as of the effective time of the merger shall remain Horizon’s Articles of Incorporation and Bylaws following the effective time, until such Articles of Incorporation and Bylaws are further amended as provided by applicable law.

Environmental Inspections

Under the merger agreement, if the estimated environmental clean-up costs are between $50,000 and $250,000, Horizon has the right to reduce the cash consideration by the amount of the estimated environmental clean-up costs. If the estimated environmental clean-up costs are more than $250,000, then Horizon has to right to either (i) reduce the cash consideration by the estimated environmental clean-up costs or (ii) or terminate the merger agreement. In order for Horizon to avail itself of this termination provision, it is required to request that Phase I environmental investigations be commenced with respect to such real estate. Horizon is currently in the process of obtaining and reviewing such environmental investigations.

 Effective Time of the Merger

Unless otherwise mutually agreed to by the parties, the effective time of the merger will occur within ten business days after the fulfillment of all conditions precedent to the merger and the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the merger.

Regulatory Approvals for the Merger

Under the terms of the merger agreement, the merger cannot be completed until Horizon receives necessary regulatory approvals, which include a waiver from the Federal Reserve Board and the approval of the OCC. On _________, 2014, the OCC approved the application Horizon filed for approval of the merger of Summit Bank into Horizon Bank, and effective _________, 2014, the FRB waived any application requirements for the merger of SCB into Horizon.

Voting Agreements

As of the record date, the directors of SCB beneficially owned 188,774 shares or approximately 16.21% of the outstanding shares of SCB common stock. In connection with the execution of the merger agreement, the directors of SCB each executed a voting agreement pursuant to which they agreed to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director’s spouse to be voted, in favor of the merger. A copy of that voting agreement is attached as Annex C to this proxy statement/prospectus.

Accounting Treatment of the Merger

Horizon will account for the merger under the “purchase” method of accounting in accordance with United States’ generally accepted accounting principles. Using the purchase method of accounting, the assets (including identified intangible assets) and liabilities of SCB will be recorded by Horizon at their respective fair values at the time of the completion of the merger. The excess of Horizon’s purchase price over the net fair value of the tangible and identified intangible assets acquired over liabilities assumed will be recorded as goodwill.

NASDAQ Global Market Listing

Horizon’s common stock is listed on the NASDAQ Global Market under the symbol “HBNC.” The shares to be issued to the SCB shareholders in the merger will be eligible for trading on the NASDAQ Global Market.

DISSENTERS’ RIGHTS

Dissenters’ rights are statutory rights that, if available under law, enable shareholders to demand that the corporation pay the fair value for their shares instead of receiving the consideration offered to shareholders in connection with an extraordinary transaction such as a merger. Under Michigan law, you do not have the right to exercise dissenters’ rights in connection with the merger, because the shares of Horizon’s common stock that you will receive in the merger are traded on a national securities exchange.

PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING

In addition to the proposal to approve the merger agreement, the shareholders of SCB also are being asked to approve a proposal to adjourn or postpone the special meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the merger agreement.

Under the Michigan Business Corporation Act (the “MBCA”) and the Articles of Incorporation of SCB, the holders of a majority of the outstanding shares of common stock of SCB are required to approve the merger. It is rare for a company to achieve 100% (or even 90%) shareholder participation at an annual or special meeting of shareholders, and only a majority of the holders of the outstanding shares of common stock of SCB are required to be represented at the special meeting, in person or by proxy, for a quorum to be present. In the event that shareholder participation at the special meeting is lower than expected, SCB would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader shareholder participation. If SCB desires to adjourn the special meeting, SCB will request a motion that the special meeting be adjourned, and delay the vote on the proposal to approve and adopt the merger agreement until the special meeting is reconvened. Unless revoked prior to its use, any proxy solicited for the special meeting will continue to be valid for any adjourned or postponed special meeting, and will be voted in accordance with your instructions and, if no contrary instructions are given, for the proposal to approve and adopt the merger agreement.

Any adjournment will permit SCB to solicit additional proxies and will permit a greater expression of the views of SCB shareholders with respect to the merger. Such an adjournment would be disadvantageous to shareholders who are against the proposal to approve and adopt the merger agreement because an adjournment will give SCB additional time to solicit favorable votes and increase the chances of approving that proposal. SCB has no reason to believe that an adjournment of the special meeting will be necessary at this time.

SCB’s board of directors recommends that shareholders vote “FOR” the proposal to adjourn or postpone the special meeting. Approval of the proposal to adjourn or postpone the special meeting to allow extra time to solicit proxies (Proposal 2 on your proxy card) requires more votes to be cast in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be treated as “NO” votes and, therefore, will have no effect on this proposal.

DESCRIPTION OF SCB

General

SCB Bancorp, Inc. is a one-bank holding company formed as a business corporation under Michigan law in 2002. At December 31, 2013, on a consolidated basis SCB had total assets of $160,076,000, total loans including loans held for sale of $135,886,000 and total deposits of $123,426,000. SCB holds all of the outstanding stock of Summit Bank, which was formed in 2002. The primary business activity of SCB is commercial banking which is conducted through its wholly owned subsidiary, Summit Bank.

Summit Bank, headquartered in East Lansing, Michigan, conducts business from three locations in Ingham County in Michigan. Approximately sixty percent of Summit Bank’s deposits are in Ingham County.

As of December 31, 2013, Summit Bank had 68 full-time equivalent employees.

Market for Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities

There is no established public trading market for SCB common stock. Beginning in July of 2013, it has been SCB’s practice to pay a quarterly cash dividend of $0.03 per share. As of December 31, 2013, there were 1,164,442 shares of SCB common stock outstanding; and there were approximately 200 shareholders of record.

SECURITIES OWNERSHIP OF SCB’S MANAGEMENT

The following table shows the number of shares of common stock beneficially owned by each director and executive officer of SCB, and by the directors and all of SCB’s executive officers as a group. The table shows beneficial ownership as of December 31, 2013, and includes shares that the directors and executive officers have the right to acquire pursuant to stock options that are vested or will vest prior to or at the effective time of the merger. To the best of SCB’s knowledge, there are no 5% or greater beneficial owners of SCB common stock other than as included in the chart below.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership1	Percent of Class

John W. Abbott, CEO and Director	40,750	3.39%
Gregory D. Brogan, Director	41,419	3.45%
Richard R. Current, Director	6,134	0.51%
Lori H. Fuller, Director	3,128	0.26%
Byron P. Gallagher, Jr., Director	45,158	3.76%
Patrick K. Gillespie, Director	39,698	3.31%
Edgar L. Harden II, Director	12,758	1.06%
Stephen A. Ramsby, Director	22,758	1.89%
Steven F. Roznowski, Director	2,758	0.23%
Jack G. Nimphie, Senior Vice President and Chief Operations Officer	23,017	1.92%
Christopher G. Nugent, Senior Vice President and Chief Lending Officer	4,968	0.41%
C. Wayne Weaver, Senior Vice President and Chief Financial Officer	24,250	2.02%
All directors and executive officers as a group (12 persons)	266,796	22.21%

INTERESTS OF CERTAIN DIRECTORS AND OFFICERS OF SCB IN THE MERGER

When you consider the recommendation of the SCB board of directors to approve the merger agreement and the merger, you should be aware that certain of SCB’s directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a shareholder generally that may present actual or apparent conflicts of interest.

For instance, all outstanding awards of stock options that SCB had issued to employees and directors of Summit Bank, if and to the extent that they are outstanding as of the date of the merger agreement, will as of the merger’s effective time be converted into the right to receive at the effective time of the merger a cash payment equal to $16.35 minus the option per share exercise price for each option held. This payment relates to 37,817 options which were outstanding at the date of this proxy statement/prospectus and held by current executive officers and directors of Summit Bank. These directors and executive officers will be entitled to receive, in the aggregate, approximately $205,724 in respect of these options.

In addition, three executive officers of SCB (John Abbott, Jack Nimphie and Wayne Weaver) are parties to outstanding Change in Control Agreements. The lump sum payments to be made pursuant to the Change in Control Agreements are presently estimated (giving effect to certain limitations imposed by federal income tax laws, as required by the Change in Control Agreements and subject to withholding requirements) to be as follows: Mr. Abbott, $388,354; Mr. Nimphie, $292,022; and Mr. Weaver, $286,592. Also, an existing Summit Bank Incentive Deferred Compensation Agreement dated January 1, 2013, covers Adam Goss, Denise Kratzer, Jane Sherzer and Chris Nugent. All amounts accrued

1 Includes an aggregate 35,045 shares that the directors and executive officers may acquire pursuant to vested stock options.

and due, or that will become accrued and due because of a change in control, under the Change in Control Agreements and the Summit Bank Incentive Defined Compensation Agreement will be paid to the recipients on or before the effective time of the merger.
Horizon also agrees to establish an advisory board for the Ingham County region and to add representatives from SCB’s board of directors as mutually agreed upon. Each of such persons will be entitled to receive compensation from Horizon for their services on such board in accordance with the fee schedule for such services that is applicable from time to time for similar services by other members of Horizon’s boards.

Horizon is also obligated under the merger agreement to provide continuing indemnification to the directors and officers of SCB and its subsidiaries as provided in their respective articles of incorporation or by-laws, and to provide such directors and officers with directors' and officers' liability insurance for a period of three years following closing of the merger, subject to certain conditions set forth in the merger agreement.

The board of directors of SCB was aware of these differing interests and potential conflicts and considered them, among other matters, in evaluating and negotiating the merger agreement with Horizon and in recommending that our shareholders approve and adopt the proposals to be voted upon at the special meeting.

Horizon has agreed to continue all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the effective time of the merger existing in favor of current or former directors and officers of SCB and its subsidiaries as provided in their respective articles of incorporation or bylaws.

In addition, Horizon has agreed to cause SCB’s and its subsidiaries’ directors and officers to be covered for a period of three years after the effective time of the merger by SCB’s existing directors’ and officers’ liability insurance policy (or a substitute policy obtained by Horizon having at least the same coverages and amounts and terms and conditions that are not less advantageous to such directors and officers) with respect to acts or omissions occurring before the effective time of the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General. The following is a summary of the material anticipated United States federal income tax consequences generally applicable to a U.S. Holder (as defined below) of SCB common stock with respect to the exchange of SCB common stock for Horizon common stock pursuant to the merger. This discussion assumes that U.S. Holders hold their SCB common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary is based on the Internal Revenue Code, administrative pronouncements, judicial decisions and Treasury Regulations, each as in effect as of the date of this proxy statement/prospectus. All of the foregoing is subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. As a result, no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the income tax consequences applicable to participants in the 401(k) plan or with respect to employee benefits generally, nor the laws of any state, local, foreign or other taxing jurisdiction, nor does it address any aspect of income tax that may be applicable to non-U.S. Holders of SCB common stock. In addition, this summary does not address all aspects of United States federal income taxation that may apply to U.S. Holders of SCB common stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Internal Revenue Code, such as holders of SCB common stock that are partnerships or other pass-through entities (and persons holding their SCB common stock through a partnership or other pass-through entity), persons who acquired shares of SCB common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, traders in securities that have elected to apply a mark to market method of accounting, insurance companies, persons having a “functional currency” other than the U.S. dollar and persons holding their SCB common stock as part of a straddle, hedging, constructive sale or conversion transaction.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of SCB common stock that is for United States federal income tax purposes:

•	a United States citizen or resident alien;

•
a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

•
a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; and

•	an estate, the income of which is subject to United Sates federal income taxation regardless of its source.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds SCB common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

Horizon and SCB intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligations of Horizon and SCB to consummate the merger are conditioned upon the receipt of an opinion from Barnes & Thornburg LLP, counsel to Horizon, to the effect that the merger will for federal income tax purposes qualify as a reorganization based upon the assumptions, representations, warrants, and covenants made by Horizon and SCB, including those contained in the Merger Agreement and on customary factual assumptions. If any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts existing at the effective time of the merger, the tax consequences of the merger could be adversely affected. The determination by tax advisors as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code will depend upon the facts and law existing at the effective time of the proposed merger unless tax counsel determines that such determination may be made as of the last business day before the Merger Agreement becomes a binding contract in accordance with Treasury Regulation Section 1.368-1(e).

Horizon and SCB have not requested and do not intend to request any ruling from the Internal Revenue Service. Accordingly, Horizon urges each SCB shareholder to consult their own tax advisors as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Pursuant to the Merger Agreement, Horizon and SCB may exercise their right to terminate the merger if Barnes & Thornburg LLP is unable to render the tax opinion at closing. If the market price of the Horizon common stock as of the effective time declines relative to the market price of SCB common stock to the extent that the value of the Horizon common stock received by the SCB shareholders in the merger is less than 40% of the fair market value of the total consideration received in the merger by SCB shareholders for their shares of SCB common stock upon the merger, then Horizon and SCB will not be obligated to consummate the merger pursuant to the Merger Agreement because Barnes & Thornburg LLP would be unable to render its favorable tax opinion on the merger.

Assuming the merger is treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, no gain or loss will be recognized by Horizon, its subsidiaries or SCB or Summit Bank by reason of the merger. The material United States federal income tax consequences of the merger to the U.S. Holders are as follows:

Exchange of SCB Common Stock for Horizon Common Stock and Cash. As a result of receiving a combination of Horizon common stock and cash in exchange for shares of SCB common stock, a U.S. Holder will recognize gain, but not loss, equal to the lesser of (1) the amount of cash received, or (2) the amount of gain “realized” in the merger. The amount of gain a U.S. Holder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of the Horizon common stock received exceeds (b) the U.S. Holders’ aggregate adjusted tax basis in the SCB common stock surrendered in the merger. Any recognized loss disallowed will be included in the adjusted basis of the Horizon common stock received in the merger, as discussed below. Any recognized gain will be taxed as a capital gain or a dividend, as described below. The aggregate adjusted tax basis of the shares of Horizon common stock received in the merger will be the same as the aggregate adjusted tax basis of the shares of SCB common stock surrendered in the merger decreased by the amount of cash received in the merger and increased by the (i) gain recognized in the merger, if any, and (ii) recognized loss disallowed in the merger, if any. The holding period for shares of Horizon common stock received by such U.S. Holder will include such holder’s holding period for the SCB common stock surrendered in exchange for the Horizon common stock, provided that such shares of SCB common stock were held as capital assets of the holder at the effective time of the merger. If a U.S. Holder acquired different blocks of SCB common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of SCB common stock, and the cash and shares of Horizon stock received will be allocated pro rata to each such block of stock. U.S. Holders of SCB common stock should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of Horizon common stock received in the merger.

Exchange of SCB Common Stock Solely for Cash. A U.S. Holder who receives solely cash in exchange for all of his, her, or its shares of SCB common stock (and is not treated as constructively owning Horizon common stock after the merger under the circumstances referred to below under “Potential Recharacterization of Gain as Dividend”) will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash received and such holder’s aggregate adjusted tax basis in the SCB common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the U.S. Holder at the effective time of the merger. See “Taxation of Capital Gain” below for more information on the rules applicable to capital gains. The deductibility of capital losses is subject to limitations. See discussion above regarding blocks of stock that were purchased at different times or at different prices.

Taxation of Capital Gain. Except as described under “Potential Recharacterization of Gain as a Dividend” below, gain that U.S. Holders recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. Holders have held (or are treated as having held) their SCB common stock for more than one year as of the date of the merger. Long-term capital gain of noncorporate holders of SCB common stock is generally taxed at preferential rates. For noncorporate U.S. Holders, long-term capital gain generally can be taxed at a maximum U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. As a result of the American Taxpayer Relief Act of 2012 (“ATRA”), the maximum U.S. federal income tax rate in effect for long-term capital gains recognized during 2014 is 20% for high income taxpayers, i.e., married couples filing joint returns with taxable income in excess of $457,600, heads of household with taxable income in excess of $432,200 and other individuals with taxable income in excess of $406,750. The maximum long-term capital gains rate for non-high income taxpayers is 15%. In addition, net investment income of certain high-income taxpayers may be subject to an additional 3.8% tax (i.e., the net investment income tax) under Section 1411 of the Internal Revenue Code. The definition of “high income taxpayers” for purposes of the net investment income tax is different than as defined above for purposes of ATRA. Because the impact of the net investment income tax depends primarily upon the particular circumstances of a U.S. Holder, U.S. Holders should consult their own tax advisors regarding the potential impact of these recent tax changes to them.

Potential Recharacterization of Gain as a Dividend. Any gain recognized by a U.S. Holder will be capital gain unless the U.S. Holder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as dividends to the extent of the U.S. Holder’s ratable share of accumulated earnings and profits, as calculated for United States federal income tax purposes. For purposes of determining whether a U.S. Holder’s receipt of cash has the effect of a distribution of a dividend, the U.S. Holder will be treated as if it first exchanged all of its SCB common stock solely in exchange for Horizon common stock and then Horizon immediately redeemed a portion or all of that stock for the cash that the holder actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a distribution of a dividend to the U.S. Holder if such receipt is, with respect to the U.S. Holder, “not essentially equivalent to a dividend,” “substantially disproportionate” or a “complete redemption,” each within the meaning of Section 302(b) of the Internal Revenue Code.

The deemed redemption will not be “essentially equivalent to a dividend” and, therefore, will not have the effect of a distribution of a dividend with respect to a U.S. Holder if it results in a “meaningful reduction” in the holder’s proportionate interest in Horizon. If a U.S. Holder that has a relatively minimal stock interest in Horizon and no right to exercise control over corporate affairs suffers a reduction in the holder’s proportionate interest in Horizon, the holder should be regarded as having suffered a meaningful reduction in the holder’s proportionate interest in Horizon. For example, the IRS has held in a published ruling that, in the case of a less than 1% stockholder who does not have management control over the corporation, any reduction in the stockholder’s proportionate interest will constitute a “meaningful reduction.” The IRS has also indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment.

The deemed redemption will be “substantially disproportionate,” and, therefore, will not have the effect of a distribution of a dividend with respect to a U.S. Holder who owns less than 50% of the voting power of the outstanding Horizon common stock if the percentage of the outstanding Horizon voting (including all classes that carry voting rights) and common stock (both voting and nonvoting) that is actually and constructively owned by the holder immediately after the deemed redemption is reduced to less than 80% of the percentage of the outstanding Horizon common stock that is considered to be actually and constructively owned by the holder immediately before the deemed redemption.

The deemed redemption will be a “complete redemption,” and, therefore, will not have the effect of a distribution of a dividend with respect to a U.S. Holder, if it results in a complete termination of a U.S. Holder’s interest in the outstanding Horizon common stock that is considered to be actually and constructively owned by the holder immediately before the deemed redemption.

For purposes of applying the foregoing tests, a U.S. Holder will be deemed to own the stock it actually owns and the stock it constructively owns under the attribution rules of Section 318 of the Internal Revenue Code. Under Section 318 of the Internal Revenue Code, a U.S. Holder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the U.S. Holder is a beneficiary and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the U.S. Holder or such other persons. In the event of a “complete redemption” within the meaning of Section 302(b)(3) of the Internal Revenue Code, a U.S. Holder may elect to waive the attribution rules of Section 318 of the Internal Revenue Code pursuant to Section 302(c) of the Internal Revenue Code.

The determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each U.S. Holder. U.S. Holders are urged to consult their own tax advisors regarding the tax treatment of the cash received in the merger.

Taxation of Dividend. If, after applying the tests described in “Potential Recharacterization of Gain as a Dividend” above, the deemed redemption results in the gain recognized by a U.S. Holder being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to individual SCB holders at the long-term capital gains rate, provided that the holder held the shares giving rise to such income for more than 60 days during the 121 day period beginning 60 days before the closing date. ATRA increased the maximum rate on qualified dividends for high income taxpayers to 20%. In addition, net investment income of certain high-income taxpayers may be subject to an additional 3.8% tax (i.e., the net investment income tax) under Section 1411 of the Internal Revenue Code. Any gain treated as ordinary income will be taxable at ordinary income rates.

Cash Received Instead of a Fractional Share of Horizon Common Stock. A U.S. Holder who receives cash instead of a fractional share of Horizon common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Horizon of the fractional share. As a result, such U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in U.S. Holder’s fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. See discussion in “Taxation of Capital Gain” above for information regarding the tax rates applicable to long-term capital gains, including the potential application of the net investment income tax. The deductibility of capital losses is subject to limitations.

Tax Treatment of Options. The excess of the cash consideration of $16.35 per share to be paid by Horizon for each share of SCB common stock over the per share exercise price for each share of common stock subject to such stock options will constitute taxable ordinary income to the optionholder and will be subject to applicable U.S. withholding taxes.

Backup Withholding and Information Reporting. Payments of cash to a U.S. Holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or furnishes its taxpayer identification number (Form W-9), and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability to the extent that they exceed such U.S. Holder’s federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

A U.S. Holder will be required to retain records pertaining to the merger with regard to the stock consideration received by such holder. A U.S. Holder who is a “significant holder” of SCB shares and who receives shares of Horizon will be required to retain records pertaining to the merger with regard to the stock consideration received by such U.S. Holder and file a statement with its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such holder’s basis in the SCB common stock surrendered and the fair market value of the Horizon common stock and cash received in the merger. A “significant holder” is a holder of SCB common stock who, immediately before the merger, owned at least 1% of the outstanding stock of SCB or securities of SCB with a basis for federal income tax purposes of at least $1 million.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. It is not a complete analysis or discussion of all potential tax effects that may be important to you.

Thus, SCB urges SCB shareholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws. The foregoing summary of material U.S. federal income tax consequences of the merger is not intended or written to be used, and cannot be used, by any shareholder of SCB, any shareholder of Horizon or any other person for the purpose of avoiding penalties that may be imposed by the Internal Revenue Service.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

Under the merger agreement, SCB shareholders will exchange their shares of SCB common stock for shares of Horizon common stock and cash (and cash for fractional share interests). Horizon is organized under the laws of the State of Indiana, and the Horizon shareholders are governed by the applicable laws of the State of Indiana, including the Indiana Business Corporation Law (which we refer to as the “IBCL”), and Horizon’s articles of incorporation and bylaws. SCB is a Michigan corporation, and the SCB shareholders are governed by the applicable laws of the State of Michigan, including the Michigan Business Corporation Act (which we refer to as the “MBCA”), and the Articles of Incorporation of SCB (which we refer to as “SCB Articles”) and Bylaws of SCB (which we refer to as “SCB Bylaws”). Upon consummation of the merger, SCB’s shareholders will become Horizon shareholders, and the Amended and Restated Articles of Incorporation of Horizon (which we refer to as “Horizon Articles”), the Amended and Restated Bylaws of Horizon (which we refer to as “Horizon Bylaws”), the IBCL and the rules and regulations applicable to public companies will govern their rights as Horizon shareholders.

The following summary discusses some of the material differences between the current rights of Horizon shareholders and SCB shareholders under the Horizon Articles, Horizon Bylaws, SCB Articles and SCB Bylaws.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Horizon Articles, the Horizon Bylaws, the SCB Articles and the SCB Bylaws, as applicable.

Authorized Capital Stock

Horizon

Horizon currently is authorized to issue up to 22,500,000 shares of common stock, no par value, of which approximately 8,630,966 shares were outstanding as of December 31, 2013. Horizon also is authorized to issue up to 1,000,000 shares of preferred stock. Horizon’s Board may fix the preferences, limitations and relative voting and other rights of the shares of any series of preferred stock that it designates. All of the 12,500 shares of preferred stock that the Horizon Board designated as Senior Non-Cumulative Perpetual Preferred Stock, Series B, par value $.01 per share (which we refer to as the “Horizon Series B Preferred”), have been issued and remain outstanding. Horizon also had designated 25,000 shares as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $.01 per share (which we refer to as the “Horizon Series A Preferred”), but none of those shares remains outstanding. Horizon currently has outstanding warrants to purchase 479,172 shares of Horizon common stock at an exercise price of $7.83 per share. As of December 31, 2013, options to purchase approximately 138,335 shares of Horizon common stock were outstanding.

SCB

SCB currently is authorized to issue up to 9,000,000 shares of common stock, no par value per share, of which 1,164,442 shares were outstanding as of December 31, 2013, and 37,817 shares were issuable pursuant to outstanding stock options. SCB also is authorized to issue up to 1,000,000 shares of preferred stock, no par value per share, of which no shares were outstanding as of December 31, 2013. SCB’s Board may fix the preferences, limitations and relative voting and other rights of the shares of any series of preferred stock that it designates.

Voting Rights and Cumulative Voting

Horizon

Each holder of Horizon common stock generally has the right to cast one vote for each share of Horizon common stock held of record on all matters submitted to a vote of shareholders of Horizon.

Holders of the Series B Preferred Stock have the right to vote as a separate class on certain matters relating to the rights of holders of Series B Preferred Stock and on certain corporate transactions, such as amendments to Horizon’s Articles of Incorporation that would adversely affect the Series B Preferred Stock, certain fundamental transactions affecting the Series B Preferred Stock, and in connection with the authorization of stock senior to the Series B Preferred Stock. Except with respect to such matters, the Series B Preferred Stock does not have voting rights.

Indiana law provides that shareholders may not cumulate their votes in the election of directors unless the corporation’s articles of incorporation so provide. The Horizon Articles do not grant cumulative voting rights to Horizon shareholders.

SCB

Each holder of SCB common stock generally has the right to cast one vote for each share of SCB common stock held of record on all matters submitted to a vote of shareholders of SCB.

Michigan law provides that shareholders may not cumulate their votes in the election of directors unless the corporation’s articles of incorporation so provide. The SCB Articles do not grant cumulative voting rights to any SCB shareholders

Dividends

Horizon

Horizon may pay dividends and make other distributions at such times, in such amounts, to such persons, for such consideration, and upon such terms and conditions as the Horizon board may determine, subject to all statutory restrictions, including banking law restrictions discussed elsewhere in this proxy statement/prospectus.

Horizon has issued and outstanding shares of preferred stock that take preference in dividend distributions over shares of common stock in certain circumstances. See “COMPARISON OF THE RIGHTS OF SHAREHOLDERS - Preferred Stock” below.

SCB

As a Michigan corporation, SCB may pay dividends and make other distributions at such times, in such amounts, to such persons, for such consideration, and upon such terms and conditions as the SCB board may determine, subject to statutory restrictions.

Liquidation

In the event of the liquidation, dissolution, and/or winding-up of Horizon or SCB, the holders of shares of Horizon and SCB common and preferred stock, as the case may be, are entitled to receive, after the payment of or provision of payment for Horizon’s and SCB’s respective debts and other liabilities and of all shares having priority over the common stock, a ratable share of the remaining assets of Horizon and SCB, respectively. Horizon has issued and outstanding shares of preferred stock that take preference in liquidation distributions over its shares of common stock. See “COMPARISON OF THE RIGHTS OF SHAREHOLDERS – Dividends” directly above and “ - Preferred Stock” directly below.

Preferred Stock

Horizon

In general, the Horizon board is authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences, and other rights of the shares of each such series and the limitations thereof. The Horizon board is authorized to issue up to 1,000,000 shares of preferred stock. Horizon designated 12,500 shares of as Horizon Series B Preferred Stock and issued those shares to the Treasury pursuant to the Small Business Lending Fund. All shares of Horizon Series B Preferred Stock remain outstanding. Horizon also designated 25,000 shares as Horizon Series A Preferred Stock and issued those shares to the Treasury pursuant to the TARP Capital Purchase Program, but Horizon has repurchased all of those shares, so no shares of Horizon Series A Preferred Stock remain outstanding. If any other series of preferred stock is issued, the Horizon board may fix the designation, preferences, limitations, relative voting and other rights of the shares of that series of preferred stock.

SCB

In general, the SCB board is authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences, and other rights of the shares of each such series and the limitations thereof. The SCB board is authorized to issue up to 1,000,000 shares preferred stock, no par value per share.

No Sinking Fund Provisions

No common or preferred shares of Horizon or SCB are subject to any mandatory redemption, sinking fund or other similar provisions.

Additional Issuances of Stock

Horizon

Except in connection with the proposed merger with SCB, and as otherwise may be provided is this proxy statement/prospectus, Horizon has no specific plans for the issuance of additional authorized shares of its common stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued shares of Horizon common and preferred stock will be available for general corporate purposes, including, but not limited to, issuance as stock dividends or in connection with stock splits, issuance in future mergers or acquisitions, issuance under a cash dividend reinvestment and/or stock purchase plan, issuance under a stock incentive plan, or issuance in future underwritten or other public or private offerings.

Section 23-1-26-2 of the IBCL permits the board of directors of an Indiana corporation to authorize the issuance of additional shares, unless the corporation’s articles of incorporation reserve such a right to the corporation’s shareholders. Under the Horizon Articles, no shareholder approval will be required for the issuance of these shares. As a result, the Horizon board may issue preferred stock, without shareholder approval, possessing voting and conversion rights that could adversely affect the voting power of Horizon’s common shareholders, subject to any restrictions imposed on the issuance of such shares by the NASDAQ Stock Exchange.
 SCB

Section 314 of the MBCA permits the board of directors of a Michigan corporation to authorize the issuance of additional shares in such manner and for such amount as determined by the board. SCB represented in the merger agreement that it has no intention or obligation to authorize or issue any other capital stock or any additional shares of stock or securities convertible into stock.

Number of and Restrictions Upon Directors

Horizon

The Horizon Bylaws state that the Horizon board shall be composed of five to fifteen members, with the actual number being set by the Horizon board. Currently, the number of directors is set at eleven members. The Horizon board is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Each director holds office for the term for which he or she was elected and until his or her successor is elected and has qualified, whichever period is longer, or until his or her death, resignation, or removal. The Horizon Bylaws provide that a director shall not qualify to serve as such effective as of the end of the term during which he or she becomes 75 years of age, and that a non-incumbent director may not be nominated for election as a director if he or she is 60 years of age at the time of election.

SCB

The SCB Bylaws provide that the SCB board shall be composed of six to twelve members, with the actual number being set by the SCB board. Currently, the SCB board of directors has nine members. The SCB board is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The SCB Bylaws do not impose criteria for eligibility to serve as a director of SCB.

Removal of Directors

Horizon

Under Indiana law, directors may be removed in any manner provided in the corporation’s articles of incorporation. In addition, the shareholders or directors may remove one or more directors with or without cause, unless the articles of incorporation provide otherwise.

Under the Horizon Articles, any director may be removed, with or without cause, either at a meeting or by written consent, by the affirmative vote of at least 70% of all of the outstanding shares of capital stock of Horizon entitled to vote on the election of directors. Any director may be removed with cause by the affirmative vote of (i) the holders of a majority of all of the outstanding shares of capital stock of Horizon entitled to vote on the election of directors at a meeting of shareholders called for that purpose, or (ii) two-thirds or more of the other directors.

SCB

Any or all of the members of the SCB board may be removed, with or without cause, at a meeting of the shareholders called expressly for that purpose, by the affirmative vote of at least 80% of the outstanding shares then entitled to vote in the election of directors. Directors may not be removed by the SCB board.

Special Meetings of the Board

Horizon

The Horizon Bylaws provide that special meetings of the Horizon board may be called by, or at the request of, the Chairman, the President or a majority of the directors.

SCB

The SCB Bylaws provide that special meetings of the SCB board may be called by the Chairman or the President and shall be called by one of them on the written request of any five (5) directors.

Classified Board of Directors

The Horizon Articles and the SCB Articles both provide that their Boards of Directors shall be divided into three classes, with directors in each class elected to staggered three-year terms. Consequently, it could take two annual elections to replace a majority of either the Horizon board or the SCB board.

Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Shareholders

Horizon

Pursuant to Horizon’s Bylaws, nominations for election to the Horizon board may be made by the Horizon board or by any Horizon shareholder. Nominations, other than those made by or on behalf of the existing management of Horizon, must be made in writing and must be delivered or mailed to the President of Horizon not less than 120 calendar days in advance of the date of Horizon’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders. All such shareholder nominations must include the information specified in the Bylaws.

Horizon’s Bylaws also provide that shareholders may submit proposals for business to be considered at Horizon’s annual meeting of shareholders, and have those proposals included in Horizon’s proxy and proxy statement delivered to shareholders, if the shareholder has given written notice to Horizon’s Secretary at least 120 days before the date of Horizon’s proxy statement for the prior year. Such proposals must be made in writing, must be received at Horizon’s principal executive offices not less than 120 calendar days in advance of the date of Horizon’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders and must contain the information specified in the Bylaws.

SCB

Pursuant to SCB’s Bylaws, nominations for election to the SCB board may be made by the SCB board or by any SCB shareholder. Nominations by a shareholder may be made at an annual meeting if the shareholder has notified SCB at least 60 but not more than 90 days prior to the one year anniversary of the preceding year’s annual meeting, of the shareholder’s intent to make the nomination. Nominations by a shareholder may be made at a special meeting if the shareholder has notified SCB at least 10 days after the notice for the special meeting was first mailed, of the shareholder’s intent to make the nomination.

The SCB Bylaws also contain advance notice requirements relating to shareholder proposals for consideration and vote by shareholders at annual or special meetings of SCB’s shareholders. Shareholder proposals may be made at an annual meeting if the shareholder has notified SCB at least 60 but not more than 90 days prior to the one year anniversary of the preceding year’s annual meeting, of the shareholder’s intent to make the proposal. Proposals by a shareholder may be made at a special meeting if the shareholder has notified SCB at least 10 days after the notice for the special meeting was first mailed, of the shareholder’s intent to make the proposal. The proposal must be a proper subject for action by shareholders under Michigan law and must contain the information specified in the Bylaws.

Special Meetings of Shareholders

Horizon

The Horizon Bylaws state that special shareholders’ meetings may be called by the Chairman, the President, or, by the Secretary, at the request in writing of a majority of the directors.

SCB

Special meetings of the shareholders of SCB may be called at any time by the SCB board or the Chairman.

Indemnification

Horizon

Under the IBCL, an Indiana corporation may indemnify an individual made a party to a proceeding because the individual is or was a director or officer against liability incurred in the proceeding if (i) the individual’s conduct was in good faith, (ii) the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in the best interests of the corporation, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, the individual either had reasonable cause to believe that the individual’s conduct was lawful, or the individual had no reasonable cause to believe that the individual’s conduct was unlawful.

Unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in defense of the proceeding.

The Horizon Articles provide that every person who is or was or has agreed to become a director or officer of Horizon shall be indemnified by Horizon against any and all liability and expense that may be incurred by him or her resulting from any claim, provided that the person acted in good faith and, for civil actions, acted in what he or she reasonably believed to be in or not opposed to the best interests of Horizon, or, for criminal actions, had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe that his conduct was unlawful. Horizon also may, but is not required to, indemnify an employee or agent under similar circumstances. The indemnification by Horizon extends to attorneys’ fees, judgments, fines, liabilities and settlements. Horizon must also advance expenses for the defense of a director or officer upon determination of eligibility and upon receipt of written affirmation of eligibility and an undertaking by such person to repay such expenses if it should ultimately be determined that he is not entitled to indemnification.

In order for a director or officer to be entitled to indemnification, the Horizon board, special legal counsel or the shareholders must determine that the director has met the standards of conduct required by the Horizon Articles.

SCB

The SCB Bylaws provide that every person who is or was a director or executive officer of SCB shall be indemnified by SCB as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of SCB, a subsidiary or otherwise) in which the director or executive officer is a witness or which is brought against a director or executive officer in his or her capacity as a director, officer, employee, agent or fiduciary of SCB or any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which the director or executive officer was serving at the request of SCB. Persons who are not directors or executive officers of SCB may be similarly indemnified in respect of such service to the extent authorized by SCB’s board of directors.

Preemptive Rights

Although permitted by the IBCL and the MBCA, neither the Horizon Articles nor the SCB Articles provide for preemptive rights to subscribe for any new or additional common or preferred stock.

Amendment of Articles of Incorporation and Bylaws

Horizon

Except as otherwise provided below, amendments to the Horizon Articles must be approved by a majority vote of the Horizon board and also by a vote of shareholders entitled to vote on the matter in which more votes are cast in favor of the amendment than against the amendment. The following provisions of the Horizon Articles may not be altered, amended or repealed without the affirmative vote of at least 70% of the outstanding shares of Horizon stock entitled to vote on such matter:

•	Section 6.3, which establishes a three-tier director class structure; and

•	Section 6.4, regarding director removal.

The Horizon Articles may be amended by the Horizon board without shareholder approval to designate a new series of preferred shares.

The Horizon Bylaws may be amended only by a majority vote of the number of directors of the Horizon board in office at the time of the vote.

SCB

Except as otherwise provided below, amendments to the SCB Articles must be approved by the SCB board and also by a majority vote of the outstanding shares of SCB’s voting stock. Additionally, the following provisions of the SCB Articles may not be altered, amended or repealed without the affirmative vote of at least 80% of the outstanding shares of SCB stock entitled to vote on such matter unless such amendment or repeal has been recommended for approval by at least 80% of all directors in office and by a majority of the continuing directors (as defined in the Articles):

•	Article VIII regarding director removal;

•	Article XI, regarding evaluation requirements for certain business combinations; and

•	Article X which sets the supermajority voting requirements to amend the SCB Articles described above.

The SCB Articles may be amended by the SCB board without shareholder approval to designate a new series of preferred shares.

The SCB Bylaws may be amended by a majority vote of the total number of directors of the SCB board in office at the time of the vote or by vote of the holders of a majority of the outstanding shares of SCB stock; provided, however, the affirmative vote of at least 80% of the outstanding shares of SCB stock is required to repeal or amend Sections 3.12 (shareholder proposals), 4.1 (board of directors), 4.2 (nominations for board), 4.3 (resignation and removal of directors) or Article IX (amendments), unless such amendment or repeal has been recommended for approval by at least 80% of all directors in office and by a majority of the continuing directors (as defined in the Articles).

Restrictions on Unsolicited Changes in Control (Anti-Takeover Protections)

General. The Horizon Articles and the SCB Articles include several provisions that may have the effect of rendering the company less attractive to potential acquirors, thereby discouraging future takeover attempts that certain shareholders might deem to be in their best interests, or pursuant to which shareholders might receive a substantial premium for their shares over then-current market prices, but would not be approved by the company’s board of directors. These provisions also have the effect of rendering the removal of management and the incumbent board of directors more difficult. However, each of the Horizon board and SCB board has concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

Directors. Certain provisions in the Horizon Articles, Horizon Bylaws, SCB Articles, and SCB Bylaws impede changes in the majority control of the companies’ respective boards of directors. The Horizon Articles and the SCB Bylaws provide that the board will be divided into three classes, with directors in each class elected for staggered three-year terms. As a result, it would take two annual elections to replace a majority of the Horizon board or the SCB board.

The Horizon Bylaws provide that any vacancy occurring in the Horizon board, including a vacancy created by resignation, death, incapacity or an increase in the number of directors, may be filled for the remainder of the unexpired term by a majority vote of the directors then in office. The SCB Articles and Bylaws provide that any vacancy occurring in the SCB board for any reason, may be filled for the unexpired term by the affirmative vote of a majority of the continuing directors (as defined in the Articles) and an 80% vote of all directors then in office, although less than a quorum. No decrease in the number of directors of Horizon or SCB can have the effect of shortening the term of any incumbent director.

Finally, the Horizon Bylaws and SCB Bylaws impose certain notice requirements in connection with the nomination by shareholders of candidates for election to the respective board of directors, and for proposals by shareholders of business to be acted upon at a meeting of shareholders.

Under the Horizon Articles, any director may be removed, with or without cause, by the affirmative vote of the holders of 70% of all of the outstanding shares of Horizon’s capital stock entitled to vote on the election of directors. Any Horizon director may be removed with cause by the affirmative vote of (i) the holders of a majority of all of the outstanding shares of capital stock of Horizon entitled to vote on the election of directors, or (ii) two-thirds or more of the other directors. Under the SCB Articles and Bylaws, any or all of the members of the SCB board may be removed, with or without cause, at a meeting of the shareholders called expressly for that purpose, by the affirmative vote of the holders of at least 80% of the outstanding shares then entitled to vote at an election of directors. Directors may not be removed by the SCB board.

Restrictions on Call of Special Meetings.  The Horizon Bylaws state that special shareholders’ meetings may be called by the Chairman, the President, or, at the request in writing of a majority of the directors, by the Secretary. The SCB Articles and Bylaws state that special meetings of the shareholders may be called at any time by the SCB board or the Chairman.

No Cumulative Voting. Neither the Horizon Articles nor the SCB Articles provide for cumulative voting rights in the election of directors.

Authorization of Preferred Stock. Both Horizon and SCB are authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the boards of directors of the respective companies are authorized to fix the designations, powers, preferences, and relative participating, optional, and other special rights of such shares, including voting rights, if any. In the event of a proposed merger, tender offer, or other attempt to gain control of Horizon or SCB not approved by their respective board of directors, it might be possible for the Horizon board or SCB board to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. Neither of the boards of directors of Horizon or SCB has present plans or understandings for the issuance of any preferred stock nor intends to issue any preferred stock except on terms that the boards of Horizon or SCB may deem to be in the best interests their respective shareholders.

Evaluation of Offers. The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers and customers of the corporation, the communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Horizon’s Articles provide that the Horizon board, when evaluating a business combination or tender or exchange offer, in addition to considering the adequacy of the amount to be paid in connection with any such transactions, may consider all of the following factors and any other factors that it deems relevant: (a) the social and economic effects of the transaction on Horizon and its subsidiaries, and each of their respective employees, depositors, loan and other customers, creditors and other elements of the communities in which Horizon and its subsidiaries operate or are located; (b) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon Horizon and its subsidiaries and the other elements of the communities in which Horizon and its subsidiaries operate or are located; and (c) the competence, experience, and integrity of the acquiring person or persons and its or their management.

The SCB Articles provide that the SCB board shall not approve, adopt or recommend any offer of any person or entity, other than SCB, to make a tender or exchange offer for any capital stock of SCB, to merge or consolidate SCB with any other entity or to purchase or otherwise acquire all or substantially all of the assets or business of SCB unless and until the SCB board shall have first evaluated the offer and determined that the offer would be in compliance with all applicable laws and that the offer is in the best interests of SCB and its shareholders. In connection with its evaluation as to compliance with laws, the SCB board may seek and rely upon an opinion of legal counsel independent from the offeror and it may test such compliance with laws in any state or federal court or before any state or federal administrative agency which may have appropriate jurisdiction. In connection with its evaluation as to the best interests of SCB and its shareholders, the SCB board shall consider all factors which it deems relevant, including without limitation: (i) the adequacy and fairness of the consideration to be received by SCB and/or its shareholders under the offer considering historical trading prices of SCB's stock, the price that might be achieved in a negotiated sale of SCB as a whole, premiums over trading prices which have been proposed or offered with respect to the securities of other companies in the past in connection with similar offers and the future prospects for SCB and its business; (ii) the potential social and economic impact of the offer and its consummation on SCB, and its subsidiaries and their respective employees, depositors and other customers and vendors; (iii) the potential social and economic impact of the offer and its consummation on the communities in which SCB and any subsidiaries operate or are located; (iv) the business and financial condition and earnings prospects of the proposed acquirer or acquirers; and (v) the competence, experience and integrity of the proposed acquirers and its or their management.

Procedures for Certain Business Combinations. The Horizon Articles require the affirmative vote of 70% of the outstanding shares of all classes of voting stock (reduced to 66 2/3% under certain conditions), and an independent majority of shareholders, to approve certain business combinations with holders of more than 10% of Horizon’s voting shares or their affiliates. The SCB Articles and Bylaws do not contain any super majority vote requirements to approve a business combination involving SCB.

Amendments to Articles and Bylaws. As noted above, except for certain exceptions, amendments to the Horizon Articles must be approved by a majority vote of the Horizon board and also by a vote of shareholders in which more votes are cast in favor of the amendment than against the amendment. Additionally, the following provisions of the Horizon Articles may not be altered, amended or repealed without the affirmative vote of at least 70% of the outstanding shares of Horizon stock entitled to vote on such matter: Section 6.3, which establishes a three-tier director class structure; and Section 6.4, regarding director removal.

The Horizon Articles may be amended by the Horizon board without shareholder approval to designate a new series of preferred shares.

The Horizon Bylaws may be amended only by a majority vote of the total number of directors of Horizon.

Except as otherwise provided below, amendments to the SCB Articles must be approved by a majority vote of the SCB board and also by a majority vote of the outstanding shares of SCB’s voting stock. Additionally, the following provisions of the SCB Articles may not be altered, amended or repealed without the affirmative vote of at least 80% of the outstanding shares of SCB stock entitled to vote on such matter unless such amendment or repeal has been recommended for approval by at least 80% of all directors in office and by a majority of the continuing directors (as defined in the Articles): Article VIII regarding director removal; Article XI regarding evaluation requirements for certain business combinations; and Article X which sets the supermajority voting requirements to amend the SCB Articles described above.

The SCB Articles may be amended by the SCB board without shareholder approval to designate a new series of preferred shares.

The SCB Bylaws may be amended by a majority vote of the total number of directors of the SCB board in office at the time of the vote or by vote of the holders of a majority of the outstanding shares of SCB stock; provided, however, the affirmative vote of at least 80% of the outstanding shares of SCB stock is required to repeal or amend Sections 3.12 (shareholder proposals), 4.1 (board of directors), 4.2 (nominations for board), 4.3 (resignation and removal of directors) or Article IX (amendments), unless such amendment or repeal has been recommended for approval by at least 80% of all directors in office and by a majority of the continuing directors (as defined in the Articles).

State and Federal Law

State Law. Several provisions of the IBCL could affect the acquisition of shares of Horizon common stock or otherwise affect the control of Horizon. Chapter 43 of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations such as Horizon (assuming that either company has over 100 shareholders) and an interested shareholder (defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares) for five years following the date on which the shareholder obtained 10% ownership, unless the acquisition was approved in advance of that date by the board of directors of the respective companies. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed. Horizon has elected in the Horizon Articles to not be governed by Chapter 43 of the IBCL.

In addition, the IBCL contains a Control Share Acquisition Statute that may have the effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. The Control Share Acquisition Statute provides that, unless otherwise provided in a corporation's articles of incorporation or by-laws, shares acquired in certain acquisitions of the corporation's stock (which take the acquiror over the successive thresholds of 20%, 33% and 50% of the corporation's stock) will be accorded voting rights only if a majority of the disinterested shareholders approves a resolution granting the potential acquiror the ability to vote such shares. An Indiana corporation is subject to the Control Share Acquisition Statute if it has 100 or more shareholders and its principal place of business is in Indiana. An Indiana corporation otherwise subject to the Control Share Acquisition Statute may elect not to be covered by the statute by so providing in its articles of incorporation or bylaws. Horizon has not elected to be governed by the Control Share Acquisition Statute.

The Control Share Acquisition Statute does not apply to a plan of affiliation and merger, if the corporation complies with the applicable merger provisions and is a party to the plan of merger. Thus, the provisions of the Control Share Acquisition Statute do not apply to the merger.

The IBCL specifically authorizes Indiana corporations to issue options, warrants, or rights for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. These options, warrants, or rights may, but need not be, issued to shareholders on a pro rata basis.

The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider relevant. As described above, the Horizon Articles contain a provision having a similar effect. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interests of the corporation. In addition, the IBCL states that directors are not required to redeem any rights under, or render inapplicable, a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be “reasonable in relation to the threat posed.”

In taking or declining to take any action or in making any recommendation to a corporation’s shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

Because of the foregoing provisions of the IBCL, the Horizon board has flexibility in responding to unsolicited proposals to acquire Horizon, and accordingly it may be more difficult for an acquirer to gain control of Horizon in a transaction not approved by the board of directors.

Federal Limitations. Subject to certain limited exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require approval of the Federal Reserve Board prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND EXPERTS

The consolidated financial statements of Horizon incorporated by reference to Horizon’s Annual Report on Form 10-K for the year ended December 31, 2012, have been audited by BKD LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference in this proxy statement/prospectus in reliance upon such report given on the authority of BKD LLP as experts in accounting and auditing.

LEGAL MATTERS

Certain matters pertaining to the validity of the authorization and issuance of the Horizon common stock to be issued in the proposed merger and certain matters pertaining to the federal income tax consequences of the proposed merger will be passed upon by Barnes & Thornburg LLP, Indianapolis, Indiana.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Horizon

If the merger is completed, SCB shareholders will become shareholders of Horizon. To be included in Horizon’s proxy statement and voted on at Horizon’s regularly scheduled 2015 annual meeting of shareholders, shareholder proposals must be submitted in writing by November 22, 2014, to Horizon’s Secretary, 515 Franklin Square, Michigan City, Indiana 46360, which date is 120 calendar days before the date of the release of Horizon’s proxy statement for 2014. If notice of any other shareholder proposal intended to be presented at the 2015 Annual Meeting is not received by Horizon on or before November 22, 2014, the proxy solicited by the Horizon board of directors for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Horizon proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion. Any such proposals will be subject to the requirements of the proxy rules and regulations adopted under the Securities Exchange Act of 1934, as amended. If the date of the 2015 annual meeting is changed, the dates set forth above may change.

Horizon’s Bylaws also provide that a shareholder wishing to nominate a candidate for election as a director or to have any other matter considered by the shareholders at the annual meeting must give Horizon written notice of the nomination not fewer than 120 days in advance of the date that Horizon’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, which release date for the 2014 annual meeting is March 21, 2014. Shareholder nominations must include the detailed information about the nominee required by the Bylaws and also must comply with the other requirements set forth in the Bylaws. Proposals to bring other matters before the shareholders must include a brief description of the proposal and the other information required by the Bylaws. Copies of the Bylaws are available to shareholders free of charge upon request to Horizon’s Secretary.

SCB

If the merger occurs, there will be no SCB annual meeting of shareholders for 2014 or thereafter. In that case, shareholder proposals must be submitted to Horizon in accordance with the procedures described above. If the merger is not completed, SCB will provide notice of the record date and annual meeting date for its 2014 annual shareholder meeting.

WHERE YOU CAN FIND MORE INFORMATION

Horizon files annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that Horizon files at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Horizon’s public filings also are available to the public from commercial document retrieval services and on the World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.” Shares of Horizon common stock are listed on the NASDAQ Global Market under the symbol “HBNC.”

Horizon has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the common stock of Horizon being offered in the merger. This proxy statement/prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from the proxy statement/prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement. Statements made in this proxy statement/prospectus concerning the contents of any documents are not necessarily complete, and in each case are qualified in all respects by reference to the copy of the document filed with the Securities and Exchange Commission.

The Securities and Exchange Commission allows Horizon to “incorporate by reference” the information filed by Horizon with the Securities and Exchange Commission, which means that Horizon can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus.

Horizon incorporates by reference the following documents and information that it has filed previously with the SEC (excluding any Form 8-K reports that have not been “filed” but instead have been “furnished” to the SEC):

•	Horizon’s Annual Report on Form 10-K for the year ended December 31, 2012;

•	Horizon’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013;

•	The information described below under the following captions in Horizon’s Proxy Statement for the 2013 Annual Meeting:

•
the information concerning share ownership of principal shareholders and concerning directors and executive officers of Horizon under the caption “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters”;

•	“Executive Compensation”;

•	“Certain Relationships and Related Transactions and Director Independence”;

•	information concerning directors and executive officers of Horizon under the caption “Directors, Executive Officers and Corporate Governance”;

•	All Current Reports on Form 8-K filed by Horizon since December 31, 2012; and

•
The description of our common stock under the caption “Description of Common Stock” in our Registration Statement on Form S-3 filed with the SEC on January 27, 2012, including any amendment or report filed for the purpose of updating that description.

Horizon also incorporates by reference any filings it makes with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 between the date hereof and the date of SCB’s special meeting of shareholders at which the merger is to be presented to a vote.

Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated by reference. This proxy statement/prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this proxy statement/prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this proxy statement/prospectus is required to be delivered, this proxy statement/prospectus will be supplemented or amended.

All information regarding Horizon in this proxy statement/prospectus has been provided by Horizon, and all information regarding SCB in this proxy statement/prospectus has been provided by SCB. Neither Horizon nor SCB is required to provide any additional information about SCB in this document. SCB generally provides a copy of its financial statements to its shareholders on an annual basis. Copies of the financial statements can be obtained, without charge, by contacting John W. Abbott, SCB’s Chief Executive Officer, at (517) 664-1912.

Annex A – Agreement and Plan of Merger

 Execution Version

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is dated to be effective as of the 12th day of November, 2013, by and between Horizon Bancorp, an Indiana corporation (“Horizon”), and SCB Bancorp, Inc., a Michigan corporation (“SCB”).

Witnesseth:

Whereas, Horizon is an Indiana corporation registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the “BHC Act”), with its principal office located in Michigan City, Indiana; and

Whereas, SCB is a Michigan corporation registered as a bank holding company under the BHC Act, with its principal office located in East Lansing, Michigan; and

Whereas, Horizon and SCB seek to affiliate through a corporate reorganization whereby SCB will merge with and into Horizon, and thereafter or simultaneously therewith, Summit Community Bank, a Michigan state chartered commercial bank and wholly-owned subsidiary of SCB (“Summit Bank”), will be merged with and into Horizon Bank, National Association, a national banking association and wholly-owned subsidiary of Horizon (“Horizon Bank”); and

Whereas, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations and their respective shareholders to consummate the merger provided for herein and have approved this Agreement, authorized its execution and designated this Agreement a plan of reorganization and a plan of merger; and

Now, Therefore, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of SCB with and into Horizon, and the mode of carrying such merger into effect as follows:

ARTICLE I.

THE MERGER

1.01           The Merger.

(a)           General Description.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article IX hereof), SCB shall merge with and into and under the Articles of Incorporation of Horizon (the “Merger”). Horizon shall survive the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law (the “IBCL”), as amended.

(b)           Name, Officers and Directors.  The name of the Surviving Corporation shall be “Horizon Bancorp.” Its principal office shall be located at 515 Franklin Street, Michigan City, Indiana 46360. The officers of Horizon serving at the Effective Time shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office. The directors of the Surviving Corporation following the Effective Time shall be those individuals serving as directors of Horizon at the Effective Time, until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director.

(c)           Articles of Incorporation and By-Laws.  The Articles of Incorporation and By-Laws of Horizon in existence at the Effective Time shall remain the Articles of Incorporation and By-Laws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and By-Laws shall be further amended as provided by applicable law.

(d)           Effect of the Merger.  At the Effective Time, the title to all assets, real estate and other property owned by SCB shall vest in Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended, and Michigan Compiled Laws Section 450.1724, as amended, without reversion or impairment. At the Effective Time, all liabilities of SCB shall become liabilities of the Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended, and Michigan Compiled Laws Section 450.1724, as amended.

(e)           Integration.  At the Effective Time and subject to the terms and conditions of this Agreement, the parties hereto currently intend to effectuate, or cause to be effectuated, the Merger, pursuant to a Plan of Merger, substantially in the form attached hereto as Exhibit 1.01(e). The parties agree to cooperate and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Merger in accordance with the terms and conditions hereof.

1.02           Reservation of Right to Revise Structure.  At Horizon’s election, the Merger may alternatively be structured so that (a) SCB is merged with and into any other direct or indirect wholly-owned subsidiary of Horizon or (b) any direct or indirect wholly-owned subsidiary of Horizon is merged with and into SCB; provided, however, that no such change shall (1) alter or change the amount or kind of the Merger Consideration (as hereinafter defined) or the treatment of the holders of common stock, no par value, of SCB (including holders of options to purchase SCB common stock) (the “SCB Common Stock”), (2) prevent the parties from obtaining the opinions of counsel referred to in Sections 7.01(h) and 7.02(h) or otherwise cause the transaction to fail to qualify for the tax treatment described in Section 1.03, or (3) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

1.03           Tax Free Reorganization.  Horizon and SCB intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and agree to cooperate and to take such actions as may be reasonably necessary to assure such result.

1.04           Absence of Control.  Subject to any specific provisions of the Agreement, it is the intent of the parties to this Agreement that neither Horizon nor SCB by reason of this Agreement shall be deemed (until consummation of the transactions contemplated here) to control, directly or indirectly, the other party or any of its respective Subsidiaries (as such term is defined below) and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

1.05           Bank Merger.  The parties will cooperate and use reasonable best efforts to effect the merger of Summit Bank with and into Horizon Bank (the “Bank Merger”) at the Effective Time of the Merger. At the effective time of the Bank Merger, the separate corporate existence of Summit Bank will terminate. Horizon Bank will be the surviving bank and will continue its corporate existence under applicable law. The Articles of Association Horizon Bank, as then in effect, will be the Articles of Association of the surviving bank, the By-Laws of Horizon Bank, as then in effect, will be the By-Laws of the surviving bank, and the Board of Directors and officers of Horizon Bank will continue as the Board of Directors and officers of the surviving bank.

1.06           No Dissenters’ Rights.  Horizon and SCB agree that the Merger shall not trigger any dissenters’ rights or similar rights for the SCB shareholders under Michigan law or otherwise, and SCB further agrees not to take any actions to cause any shareholder of SCB to be entitled to exercise any dissenters’ rights (or similar rights) in connection with the Merger.

ARTICLE II.

MANNER AND BASIS OF EXCHANGE OF STOCK

2.01           Merger Consideration.  Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Summit Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held as treasury stock of SCB and shares held directly or indirectly by Horizon, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) shall become and be converted into the right to receive in accordance with this Article (collectively, the “Merger Consideration”): (i) 0.4904 shares of Horizon common stock (the “Exchange Ratio”) (as adjusted in accordance with the terms of this Agreement), without par value (the “Horizon Common Stock”), and (ii) $5.15 in cash (the aggregate cash consideration to be paid in the Merger is referred to herein as the “Cash Consideration”); provided, however, the SCB stockholders owning less than 100 shares of SCB Common Stock as of the Effective Time will only be entitled to receive $16.35 per share in cash and will not be entitled to receive any Horizon Common Stock.

2.02           Stock Options.  All outstanding options to purchase SCB Common Stock shall be converted into the right to receive from Horizon, at the Effective Time, an amount in cash equal to $16.35 minus the per share exercise price for each share of SCB Common Stock subject to an option (with such options having a weighted average exercise price of $10.91 per share as of the date of this Agreement); provided, however, that there shall be withheld from such cash payment any taxes required to be withheld by applicable law. Unless the SCB stock option plan expressly provides for the cash-out of the options upon the closing of the Merger on the same terms and conditions as set forth in this Section, each holder of an option shall agree to the treatment of their options in the manner contemplated by this Section within thirty (30) days after the date of this Agreement by executing and delivering to Horizon an agreement in the same form as Exhibit 2.02 attached hereto. Each option shall be cancelled and cease to exist by virtue of such payment. Execution by every holder of options shall not be a condition precedent to consummation of the transactions contemplated herein, but shall only be a condition to the holder of such options receiving the payment noted in this Section.

2.03           Anti-Dilution Adjustments.  If Horizon changes (or establishes a record date for changing) the number of shares of Horizon Common Stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, or similar transaction with respect to the outstanding Horizon Common Stock, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be adjusted so the shareholders of SCB at the Effective Time shall receive, in the aggregate, such number of shares of Horizon Common Stock representing the same percentage of the outstanding shares of Horizon Common Stock as would have been represented by the number of shares of Horizon Common Stock the shareholders of SCB would have received if any of the foregoing actions had not occurred. No adjustment shall be made under this Section 2.03 solely as a result of Horizon changing its cash dividend levels or issuing additional shares of Horizon common stock provided it receives value for such shares or such shares are issued in connection with a Horizon employee benefit plan or similar plan.

2.04           Fractional Shares.  Notwithstanding any other provision in this Agreement, no fractional shares of Horizon Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Horizon shall pay to each holder of SCB Common Stock who otherwise would be entitled to a fractional share of Horizon Common Stock an amount in cash (without interest) determined by multiplying such fraction by the average of the daily closing sales prices of a share of Horizon’s common stock, rounded to the nearest cent, during the fifteen (15) consecutive trading days immediately preceding the second business day prior to the Closing Date; provided, however, that closing sales prices shall only be used for days during which such shares are actually traded on The Nasdaq Stock Market.

2.05           Exchange Procedures.

(a)           At and after the Effective Time, each certificate representing outstanding shares of SCB Common Stock shall represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement.

(b)           At or prior to the Effective Time, Horizon shall reserve a sufficient number of shares of Horizon Common Stock to be issued as part of the Merger Consideration. As promptly as practicable after the Effective Time, but in no event more than five (5) business days thereafter, Horizon shall mail to each holder of SCB Common Stock a letter of transmittal providing instructions as to the transmittal to Horizon of certificates representing shares of SCB Common Stock and the issuance of shares of Horizon Common Stock in exchange therefor pursuant to the terms of this Agreement.

(c)           Horizon shall cause a certificate representing that number of whole shares of Horizon Common Stock that each holder of SCB Common Stock has the right to receive pursuant to Section 2.01 and a check in the amount of such holder’s proportionate share of the Cash Consideration and any cash in lieu of fractional shares or dividends or distributions which such holder shall be entitled to receive, if any, to be delivered to such shareholder upon delivery to Horizon of certificates representing such shares of SCB Common Stock (“Old Certificates”) (or bond or other indemnity satisfactory to Horizon if any of such certificates are lost, stolen or destroyed) owned by such shareholder accompanied by a properly completed and executed letter of transmittal, as in the form and substance satisfactory to Horizon. No interest will be paid on any Merger Consideration that any such holder shall be entitled to receive pursuant to this Article II upon such delivery.

(d)           No dividends or other distributions on Horizon Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of SCB Common Stock converted in the Merger into the right to receive shares of Horizon Common Stock until the holder thereof surrenders such Old Certificates in accordance with this Section 2.05. After becoming so entitled in accordance with this Section 2.05, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Horizon Common Stock such holder had the right to receive upon surrender of the Old Certificate.

(e)           The stock transfer books of SCB shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of SCB of any shares of SCB Common Stock. If, after the Effective Time, Old Certificates are presented to Horizon, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.05.

(f)           Horizon shall be entitled to rely upon SCB’s stock transfer books to establish the identity of those individuals, partnerships, corporations, trusts, joint ventures, organizations or other entities (each, a “Person”) entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Horizon shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party selected by Horizon and thereafter be relieved from any and all liability with respect to any claims thereto.

(g)           If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen, or destroyed and, if required by Horizon, the posting by such Person of a bond or other indemnity satisfactory to Horizon as indemnity against any claim that may be made against it with respect to such Old Certificate, Horizon will issue in exchange for such affidavit of lost, stolen, or destroyed Old Certificate, the Merger Consideration deliverable in respect thereof pursuant to Section 2.01 hereof.

(h)           Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of SCB Common Stock that are held as treasury stock of SCB or owned by Horizon (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be cancelled and shall cease to exist, and no stock of Horizon or other consideration shall be exchanged therefor.

(i)           Notwithstanding the foregoing, no party hereto shall be liable to any former holder of SCB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SCB

On or prior to the date hereof, SCB has delivered to Horizon a schedule (the “SCB Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V.

For the purpose of this Agreement, and in relation to SCB, a “Material Adverse Effect” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value or business of SCB and its Subsidiaries (as such term is defined below) on a consolidated basis, or (ii) would materially impair the ability of SCB or any of its Subsidiaries to perform its obligations under this Agreement or any related agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on SCB shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (c) effects of any action or omission taken with the prior written consent of Horizon or at the direction of Horizon, (d) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, (e) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of SCB and its Subsidiaries, and (f) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices.

For the purpose of this Agreement, and in relation to SCB and its Subsidiaries, “knowledge” means those facts that are actually known by the directors or officers of SCB and its Subsidiaries. Additionally, for the purpose of this Agreement, and in relation to SCB, its “Subsidiaries” shall mean any entity which is required to be consolidated with SCB for financial reporting purposes pursuant to United States generally accepted accounting principles (“GAAP”).

Accordingly, SCB hereby represents and warrants to Horizon as follows, except as set forth in its Disclosure Schedule:

3.01           Organization and Authority.

(a)           SCB is a corporation duly organized and validly existing under the laws of the state of Michigan and is a registered bank holding company under the BHC Act. SCB has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. SCB has previously provided Horizon with a complete list of its Subsidiaries. Except for Summit Bank, SCB owns no voting stock or equity securities of any corporation, partnership, association or other entity.

(b)           Summit Bank is a bank chartered and existing under the laws of the State of Michigan. Summit Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth in the SCB Disclosure Schedule, Summit Bank owns no voting stock or equity securities of any corporation, partnership, association or other entity.

3.02           Authorization.

(a)           SCB has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.02(e) and (f) hereof. This Agreement and its execution and delivery by SCB have been duly authorized and approved by the Board of Directors of SCB and, assuming due execution and delivery by Horizon, constitutes a valid and binding obligation of SCB, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)           Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or Bylaws of SCB or the charter documents of any of SCB’s Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which SCB or any of its Subsidiaries is a party or by which SCB or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than Horizon) or any other adverse interest, upon any right, property or asset of SCB or any of its Subsidiaries; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which SCB or any of its Subsidiaries is bound or with respect to which SCB or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

(c)           Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by SCB.

3.03           Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of SCB consists of (i) 9,000,000 shares of SCB Common Stock, 1,164,442 shares of which are issued and outstanding, (ii) 1,000,000 shares of preferred stock, of which no shares are outstanding. As of the date of this Agreement, and as described by the SCB Disclosure Schedule, there are options to purchase 37,817 shares of SCB Common Stock outstanding, all of which are vested or will, as of a time not later than the time that is immediately prior to the Effective Time, be vested and issuable as shares of SCB Common Stock (the “Options”). As of the date of this Agreement, the Options have a weighted average exercise price of $10.91 per share. As of the time immediately prior to the Effective Time, there shall be (a) 1,164,442 shares of SCB Common Stock outstanding, and (b) unless such options are exercised prior to the Effective Time, options to purchase 37,817 shares of SCB Common Stock outstanding. Such issued and outstanding shares of SCB Common Stock and the Options have been duly and validly authorized by all necessary corporate action of SCB, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights. SCB has no capital stock authorized, issued or outstanding other than as described in this Section 3.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of stock or securities convertible into stock. Each share of SCB Common Stock is entitled to one vote per share.

(b)           Except as set forth in the SCB Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of SCB are owned by SCB free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.

(c)           Other than the Options, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of SCB Common Stock or any of SCB’s Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of SCB or its Subsidiaries, by which SCB is or may become bound. SCB does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of SCB Common Stock.  To SCB’s knowledge, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of SCB or its Subsidiaries.

(d)           Except as set forth in the SCB Disclosure Schedule, SCB has no knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”)) 10% or more of the outstanding shares of SCB Common Stock.

3.04           Organizational Documents.  The Articles of Incorporation and Bylaws of SCB and any similar governing documents for each of SCB’s Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to Horizon.

3.05           Compliance with Law.

(a)           None of SCB or any of its Subsidiaries is currently in material violation of, and during the preceding five (5) years, none has been in material violation of, any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and none is in violation of any order, injunction, judgment, writ or decree of any court or government agency or body (collectively, the “Law”). SCB and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to Horizon at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

(b)           The SCB Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of SCB who have outstanding loans from SCB or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years immediately preceding the date hereof.

(c)           All of the existing offices and branches of Summit Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements. Summit Bank has no approved but unopened offices or branches.

3.06           Accuracy of Information Provided for Form S-4.  No written information which shall be supplied by or on behalf of SCB with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus relating to the Merger, shall contain (at the time it is first mailed to SCB’s shareholders) any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading, except that no representation or warranty has been made by SCB with respect to statements made or incorporated by reference in the Form S-4 or the proxy statement-prospectus therein based on information supplied by or on behalf of Horizon specifically for inclusion or incorporation by reference in the Form S-4 or the proxy statement-prospectus therein.

3.07           Litigation and Pending Proceedings.

(a)           Except for lawsuits described in the SCB Disclosure Schedule and lawsuits involving collection of delinquent accounts, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending or threatened against SCB or any of its Subsidiaries, and to SCB’s knowledge there is no basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against SCB or any of its Subsidiaries.

(b)           Neither SCB nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

3.08           Financial Statements and Reports.

(a)           SCB has delivered to Horizon copies of the following financial statements and reports of SCB and its Subsidiaries, including the notes thereto (collectively, the “SCB Financial Statements”):

(i)           Consolidated balance sheets and the related consolidated statements of earnings, consolidated statements of cash flows, and consolidated statements of changes in shareholders’ equity of SCB as of and for the fiscal years ended December 31, 2010, 2011, and 2012;

(ii)           internal (unaudited) consolidated balance sheet and income statement as of and for the nine months ended September 30, 2013 (without footnotes); and

(iii)           Call Reports (“Call Reports”) for Summit Bank for the periods ending on December 31, 2010, 2011 and 2012 and September 30, 2013.

(b)           The SCB Financial Statements present fairly in all material respects the consolidated financial position of SCB as of and at the dates shown and the consolidated results of operations, (if presented) cash flows and (if presented) changes in shareholders’ equity for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of SCB and its Subsidiaries. The SCB Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

(c)           Since September 30, 2013 on a consolidated basis, SCB and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

3.09           Material Contracts.

(a)           As of the date of this Agreement, and except as disclosed by the SCB Disclosure Schedule, neither SCB nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under (collectively, the “Material Contracts”):

(i)           any contract relating to the borrowing of money in excess of $50,000 by SCB or any of its Subsidiaries or the guarantee by SCB or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreements, and trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business),

(ii)           any contract containing covenants that limit the ability of SCB or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, SCB or any of its Subsidiaries may carry on its business (other than as may be required by Law or any Governmental Authority) (as each are hereinafter defined), or any contract that requires it or any of its Subsidiaries to deal exclusively or on a “sole source” basis with another party to such contract with respect to the subject matter of such contract,

(iii)           any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization, joint venture, or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to SCB or any of its Subsidiaries,

(iv)           any contract deemed material by SCB or Summit Bank for the continued operations of SCB and/or Summit Bank by Horizon or any of its Subsidiaries after the Effective Time,

(v)           any lease of real or personal property providing for total aggregate lease payments by or to SCB or its Subsidiaries during the remaining term of the agreement in excess of $50,000 or having a remaining term in excess of 2 years, other than financing leases entered into in the ordinary course of business in which SCB or any of its Subsidiaries is the lessor, or

(vi)           any contract not made in the ordinary course of business that involves total aggregate expenditures or receipts by SCB or any of its Subsidiaries in excess of $50,000 during the remaining term of the agreement or having a remaining term in excess of 2 years.

(b)           With respect to each of SCB’s Material Contracts: (i) each such Material Contract is in full force and effect; (ii) neither SCB nor any of its Subsidiaries is in material default thereunder, as such term or concept is defined in each such Material Contract; (iii) neither SCB nor any of its Subsidiaries has repudiated or waived any material provision of any such Material Contract; and (iv) to SCB’s knowledge no other party to any such Material Contract is in material default.

(c)           Neither SCB nor any of its Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for SCB’s own account or for the account of one or more of its Subsidiaries or their respective customers.

3.10           Absence of Undisclosed Liabilities.  Except as provided in the SCB Financial Statements and except for unfunded loan commitments and obligations on letters of credit to customers of SCB’s Subsidiaries made in the ordinary course of business, except for trade payables incurred in the ordinary course of such Subsidiaries’ business, and except for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto, none of SCB or any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, nor to SCB’s knowledge does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. None of SCB or any of its Subsidiaries is delinquent in the payment of any amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP.

3.11           Title to Properties.

(a)           The SCB Disclosure Schedule includes a list of all real property owned (including OREO) and leased by SCB or any Subsidiary. SCB or one of its Subsidiaries, as the case may be, has marketable title in fee simple to all owned real property (including, without limitation, all real property used as bank premises and all OREO); marketable title to all personal property reflected in the SCB Financial Statements as of September 30, 2013, other than personal property disposed of in the ordinary course of business since September 30, 2013; the right to use by valid and enforceable written lease or contract all other real property which SCB or any of its Subsidiaries uses in its respective business; marketable title to, or right to use by terms of a valid and enforceable written lease or contract, all other tangible and intangible property used in its respective business to the extent material thereto; and marketable title to all material property and assets acquired (and not disposed of) or leased since September 30, 2013. All of such owned properties and assets are owned by SCB or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the SCB Disclosure Schedule; (ii) as specifically noted in reasonable detail in the SCB Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens and other matters of record, imperfections of title and other limitations which are not material in amount and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or leased by SCB or its Subsidiaries is in compliance in all material respects with all applicable zoning and land use laws and there are no encroachments or other violations of law with respect to any such property. All such properties also comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto, and there are no condemnation proceedings pending or threatened with respect to such properties. All real property, machinery, equipment, furniture and fixtures owned or leased by SCB or its Subsidiaries that is material to their respective businesses is in good operating condition for its intended purpose (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

(b)           After the date hereof, Horizon shall be entitled, at its own cost, to obtain new commitments for, and policies of title insurance or surveys in respect of, any real property owned or leased by SCB or its Subsidiaries. Within thirty (30) days after the later of Horizon’s receipt of such surveys and title commitments, Horizon shall notify SCB of any objections to any exceptions, conditions or other matters contained in or set forth in any survey or title commitment other than Standard Permitted Exceptions (the “Unpermitted Exceptions”). The term “Standard Permitted Exceptions” shall include (i) liens for real estate taxes and assessments not yet delinquent; and (ii) utility, access and other easements, rights of way, restrictions and exceptions existing on the real estate owned or leased by SCB as shown in the title commitments or surveys, none of which impair such real property for the use and business being conducted thereon in any material respect. Within ten (10) days after receipt of such written notice of Unpermitted Exceptions from Horizon, SCB shall commence using its best efforts to cure any such Unpermitted Exceptions to the satisfaction of Horizon prior to the Closing. If SCB agrees to cure the Unpermitted Exceptions but is unable to cure the Unpermitted Exceptions to the reasonable satisfaction of Horizon prior to the Closing, or does not agree to do so, Horizon may either: (i) waive the uncured Unpermitted Exceptions and close the transactions contemplated by this Agreement; or (ii) if such Unpermitted Exceptions decrease the value of the property by more than $100,000 in the reasonable and good faith estimate of Horizon or would require the expenditure of monies (including legal fees and costs) in excess of $100,000 to cure such Unpermitted Exceptions, terminate this Agreement, in which event this Agreement shall be terminated, and neither party shall have any further obligation or liability to the other party hereunder; or (iii) reduce the Cash Consideration by the amount Horizon reasonably determines will be required to remove or cure the Unpermitted Exceptions (or provide a reasonable alternative thereto).

(c)           With respect to all real property presently or formerly owned, leased or used by SCB or any of its Subsidiaries, SCB, its Subsidiaries and to SCB’s knowledge, each of the prior owners, have conducted their respective business in material compliance with all applicable federal, state, county and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water or otherwise relating to the environment, air, water, soil or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corps of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, “Environmental Laws”).  There are no pending or threatened claims, actions or proceedings by any local municipality, sewage district or other governmental entity against SCB or any of its Subsidiaries with respect to the Environmental Laws, and, to SCB’s knowledge there is no reasonable basis or grounds for any such claim, action or proceeding. No environmental clearances are required for the conduct of the business of SCB or any of its Subsidiaries as currently conducted or the consummation of the Merger or any of the other transactions contemplated hereby. Neither SCB nor any of its Subsidiaries is the owner, or has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, other than in compliance with Environmental Laws and which substances if known to be present on, at or under such property would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. Neither SCB nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.

3.12           Loans and Investments.

(a)           The SCB Disclosure Schedule contains (i) a list of each loan by Summit Bank that has been classified by regulatory examiners or management as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability as of September 30, 2013, (ii) the most recent loan watch list of Summit Bank and a list of all loans which have been determined to be thirty (30) days or more past due with respect to principal or interest payments, have been placed on nonaccrual status, or have been designated as TDR loans, and (iii) a description of all unfunded loan commitments (and loans currently under consideration) of the types and amounts described in Section 5.03(a)(iv) of this Agreement. SCB and Summit Bank have not sold, purchased or entered into any loan participation arrangement which was outstanding at September 30, 2013, except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. The SCB Disclosure Schedule also contains a true, accurate and complete list of all loans in which Summit Bank has any participation interest or which have been made with or through another financial institution on a recourse basis against Summit Bank.

(b)           All loans reflected in the SCB Financial Statements as of September 30, 2013 and which have been made, extended, renewed, restructured, approved, amended or acquired since September 30, 2013: (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured by perfected security interests or recorded mortgages naming Summit Bank as the secured party or mortgagee (unless by written agreement to the contrary).

(c)           The allowance for loan and lease losses and the carrying value for real estate owned which are shown on the SCB Financial Statements are, in the judgment of management of SCB, adequate in all respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

(d)           None of the investments reflected in the SCB Financial Statements as of and for the nine-months ended September 30, 2013, and none of the investments made by any Subsidiary of SCB since September 30, 2013 are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Subsidiary to dispose freely of such investment at any time. Neither SCB nor any of its Subsidiaries is a party to any repurchase agreements with respect to securities. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as “held to maturity” held by SCB and Summit Bank, as reflected in the latest balance sheet in the SCB Financial Statements, are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as “available for sale” held by SCB and Summit Bank, as reflected in the latest balance sheet in the SCB Financial Statements, are carried in the aggregate at market value. Provisions for losses have been made on all such securities that have had a decline in value deemed “other than temporary” as defined in SEC Staff Accounting Bulletin No. 59.

3.13           Indebtedness.  Except as set forth in the SCB Disclosure Schedule and except for customer deposits and ordinary trade payables, neither SCB nor any of its Subsidiaries has, and none will have at the Effective Time, any indebtedness for borrowed money.

3.14           No Shareholder Rights Plan.  Except as set forth in the SCB Disclosure Schedule, SCB has no outstanding shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of SCB or which reasonably could be considered an anti-takeover mechanism.

3.15           Employee Benefit Plans.

(a)           With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or otherwise maintained by any member of a controlled group of corporations under Code Section 414(b) of which SCB is or was a member, and any trade or business (whether or not incorporated) which is or was under common control with SCB under Code Section 414(c), and all other entities which together with SCB are or were prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o) (an “ERISA Affiliate”), whether written or oral, in which SCB or any ERISA Affiliate participates as a participating employer, or to which SCB or any ERISA Affiliate contributes, or any nonqualified employee benefit plans or deferred compensation, bonus, stock, performance share, phantom stock or incentive plans or arrangements, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of SCB or any ERISA Affiliate, and including any such plans which have been terminated, merged into another plan, frozen or discontinued since January 1, 2006 (individually, “SCB Plan” and collectively, “SCB Plans”), SCB represents and warrants, except as set forth in the SCB Disclosure Schedule:

(i)           All such SCB Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including without limitation, ERISA and the Department of Labor (“Department”) Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

(ii)           All SCB Plans intended to constitute tax-qualified plans under Code Section 401(a) have complied in form since their adoption and have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations and each such Plan either (A) has received a determination letter from the Internal Revenue Service upon which SCB may rely regarding such plan’s tax qualified status under the Code, or (B) is a pre-approved volume submitter or prototype plan that is the subject of an opinion letter issued by the Internal Revenue Service.

(iii)           All SCB Plans that provide for payments of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have, in all material respects, been (A) operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1, 2008, and (B) amended to comply in written form with Code Section 409A and the Treasury Regulations promulgated thereunder.

(iv)           All options to purchase shares of SCB Common Stock were granted with a per share exercise price that was not less than the “fair market value” of SCB Common Stock on the date of such grant, as determined in accordance with the terms of the applicable SCB Plan (the “SCB Stock Options”). All SCB Stock Options, restricted stock units, and shares of restricted stock have, been properly accounted for in accordance with GAAP, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation. There is no pending audit, investigation or inquiry by any governmental agency or authority or by SCB (directly or indirectly) with respect to SCB’s stock option or restricted stock granting practices or other equity compensation practices.

(v)           No SCB Plan (or its related trust) holds any stock or other securities of SCB.

(vi)           Neither SCB, an ERISA Affiliate nor any fiduciary as defined in ERISA Section 3(21)(A) of an SCB Plan has engaged in any transaction that may subject SCB, any ERISA Affiliate or any SCB Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979 or 4980B.

(vii)           All obligations required to be performed by SCB or any ERISA Affiliate under any provision of any SCB Plan have been performed by it in all material respects and, neither SCB nor any ERISA Affiliate is, in any material respect, in default under or in violation of any provision of any SCB Plan.

(viii)           All required reports and descriptions for the SCB Plans have, in all material respects, been timely filed and distributed to participants and beneficiaries, and all notices required by ERISA or the Code with respect to all SCB Plans have been proper as to form and timely given.

(ix)           No event has occurred which would reasonably constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any SCB Plan.

(x)           There are no examinations, audits, enforcement actions or proceedings, or any other investigations, pending, threatened or currently in process by any governmental agency involving any SCB Plan.

(xi)           There are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or threatened against SCB or any ERISA Affiliate in connection with any SCB Plan or the assets of any SCB Plan.

(xii)           Any SCB Plan may be amended and terminated at any time without any material liability and these rights have always been maintained by SCB and its ERISA Affiliates.

(b)           SCB has provided or made available to Horizon true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following SCB Plans, as applicable:

(i)           All current pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock, restricted stock unit, phantom stock, performance share and stock appreciation right plans, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all current summary plan descriptions thereof (including any modifications thereto);

(ii)           All current employment, deferred compensation (whether funded or unfunded), salary continuation, change in control, consulting, bonus, severance, and collective bargaining, agreements, arrangements or understandings;

(iii)           All current executive and other incentive compensation plans, programs and agreements;

(iv)           All current group insurance, medical, and prescription drug arrangements, policies or plans;

(v)           All other current incentive, welfare or employee benefit plans, understandings, arrangements or agreements, maintained or sponsored, participated in, or contributed to by SCB for its current or former directors, officers or employees;

(vi)           All reports filed with the Internal Revenue Service or the Department within the preceding three (3) years by SCB or any ERISA Affiliate with respect to any SCB Plan;

(vii)           All current participants in such plans and programs and all participants with benefit entitlements under such plans and programs; and

(viii)           Valuations or allocation reports for any defined contribution and defined benefit plans as of the most recent allocation and valuation dates.

(c)           Except as disclosed in the SCB Disclosure Schedule, no current or former director, officer or employee of SCB or any ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any SCB Plans that are welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment with SCB or any ERISA Affiliate, except to the extent such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving, or entitled to commence receiving, a disability benefit under a long-term or short-term disability plan that is a SCB Plan maintained by SCB or an ERISA Affiliate.

(d)           With respect to all SCB Plans that are group health plans as defined in ERISA Section 607(1), sponsored or maintained by SCB or any ERISA Affiliate, no director, officer, employee or agent of SCB or any ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on SCB or any ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with by SCB or any ERISA Affiliate, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with in all material respects.

(e)           Except as disclosed in the SCB Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, change in control, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon SCB or any ERISA Affiliate, and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other Person.

(f)           No Voluntary Employees’ Beneficiary Association (“VEBA”), as defined in Code Section 501(c)(9), is sponsored or maintained by SCB or any ERISA Affiliate.

(g)           Except as contemplated in this Agreement or as disclosed in the SCB Disclosure Schedule, there are no benefits or liabilities under any employee benefit plan or program that will be accelerated or otherwise come due as a result of the transactions contemplated by the terms of this Agreement.

(h)           SCB and all ERISA Affiliates are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements.

(i)           None of the SCB Plans is subject to Title IV of ERISA, is or has been subject to Sections 4063 or 4064 of ERISA or is a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. Neither SCB nor any of its ERISA Affiliates has ever participated in or had any obligation to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(j)           Except as disclosed in the SCB Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including without limitation any termination of employment relating thereto and occurring prior to, at or following the Effective Time), SCB, its ERISA Affiliates and their respective successors will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual,” as such terms are defined in Code Section 280G.

(k)           Neither SCB nor any ERISA Affiliate has made any promises or commitments, whether legally binding or not, to create any new plan, agreement or arrangement, or to modify or change in any material way SCB Plans.

3.16           Obligations to Employees.  All material obligations and liabilities of and all payments by SCB or any ERISA Affiliate and all SCB Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by SCB or an ERISA Affiliate in accordance with GAAP and applicable law applied on a consistent basis and sound actuarial methods with respect to the following: (a) withholding taxes or unemployment compensation; (b) SCB Plans; (c) employment, salary continuation, change in control, consulting, retirement, early retirement, severance or reimbursement; and (d) collective bargaining plans and agreements. All accruals and reserves referred to in this Section 3.16 are correctly and accurately reflected and accounted for in the SCB Financial Statements and the books, statements and records of SCB.

3.17           Taxes, Returns and Reports.  Each of SCB and its Subsidiaries has since January 1, 2008 (a) duly and timely filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). SCB has established, and shall establish in the Subsequent SCB Financial Statements (as hereinafter defined), in accordance with GAAP, a reserve for taxes in the SCB Financial Statements adequate to cover all of SCB’s and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither SCB nor any of its Subsidiaries has, nor will any of them have, any liability for taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent SCB Financial Statements (as hereinafter defined in Section 5.10) or as accrued or reserved for on the books and records of SCB or its Subsidiaries.  Except as set forth in the SCB Disclosure Schedule, neither SCB nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Except as set forth in the SCB Disclosure Schedule, no federal, state or local tax returns of SCB or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.

3.18           Deposit Insurance.  The deposits of Summit Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law, and SCB or Summit Bank has paid, prepaid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

3.19           Insurance.  The SCB Disclosure Schedule contains a true, accurate and complete list of all policies of insurance (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by SCB or any of its Subsidiaries on the date hereof or with respect to which SCB or any of its Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due.

3.20           Books and Records.  The books and records of SCB are, in all material respects, complete, correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of SCB on a consolidated basis set forth in the SCB Financial Statements.

3.21           Broker’s, Finder’s or Other Fees.  Except for reasonable fees and expenses of SCB’s attorneys and accountants and the contractually-agreed fees and expenses of Donnelly, Penman & Partners (“DP&P”), SCB’s investment banker under the agreement identified on SCB’s Disclosure Schedule, all of which shall be paid or accrued by SCB at or prior to the Effective Time, no agent, broker or other Person acting on behalf of SCB or any of its Subsidiaries or under any authority of SCB or any of its Subsidiaries is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement or the Merger or other transactions contemplated hereby.

3.22           Interim Events.  Except as otherwise permitted hereunder or disclosed on the SCB Disclosure Schedule, since September 30, 2013, neither SCB nor any of its Subsidiaries has:

(a)           experienced any events, changes, developments or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on SCB;

(b)           Suffered any damage, destruction or loss to any of its properties, not fully paid by insurance proceeds, in excess of $100,000 individually or $250,000 in the aggregate;

(c)           Declared, distributed or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section5.03(a)(ii) hereof and except for normal quarterly cash dividends of SCB to its stockholders which shall not be increased in per share amount;

(d)           Repurchased, redeemed or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock, including the issuance of any stock options, or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split its stock;

(e)           Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, change in control, health, bonus, insurance or other welfare benefit plan or agreement to employees, officers or directors of SCB or a Subsidiary;

(f)           Increased the salary of (or granted any bonus to) any director, officer or employee, except for normal increases in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement or understanding with any officer or employee or installed any employee welfare, pension, retirement, change in control, stock option, stock appreciation, stock dividend, profit sharing or other similar plan or arrangement;

(g)           Leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;

(h)           Except for the Merger and other transactions contemplated by this Agreement, merged, consolidated or sold shares of its (or any of its Subsidiaries’) common stock, agreed to merge or consolidate SCB or any of its Subsidiaries with or into any third party, agreed to sell any shares of its (or any of its Subsidiaries’) common stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party;

(i)           Incurred, assumed or guaranteed any material obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

(j)           Mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by Summit Bank of government deposits; or (ii) granted in connection with repurchase or reverse repurchase agreements;

(k)           Canceled, released or compromised any loan, debt, obligation, claim or receivable other than in the ordinary course of business;

(l)           Entered into any transaction, contract or commitment other than in the ordinary course of business;

(m)           Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business; or

(n)           Conducted its business in any manner other than substantially as it was being conducted prior to September 30, 2013.

3.23           Insider Transactions.  Except as set forth in the SCB Disclosure Schedule, during the preceding 5 years, no officer or director of SCB or any of its Subsidiaries or member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such officer or director has currently, or has had during such time period, any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by SCB or any Subsidiary or in any liability, obligation or indebtedness of SCB or any Subsidiary, except for deposits of Summit Bank, securities issued by SCB, and interests in compensatory arrangements.

3.24           Indemnification Agreements.

(a)           Neither SCB nor any of its Subsidiaries is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or Bylaws of SCB or the charter documents of a Subsidiary.

(b)           During the preceding five (5) years, no claims have been made against or filed with SCB or any of its Subsidiaries nor have any claims been threatened against SCB or a Subsidiary, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of SCB or any of its Subsidiaries.

3.25           Shareholder Approval.  Only the affirmative vote of the holders of a majority of the SCB Common Stock is required for shareholder approval of this Agreement and the Merger.

3.26           Intellectual Property.

(a)           SCB and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property (as such term is defined below) that is used by SCB or its Subsidiaries in their respective businesses as currently conducted. Neither SCB nor any of its Subsidiaries has (A) licensed any Intellectual Property owned by it or its Subsidiaries in source code form to any third party or (B) entered into any exclusive agreements relating to Intellectual Property owned by it.

(b)           SCB and its Subsidiaries have not infringed or otherwise violated any material Intellectual Property rights of any third party during the preceding five (5) years. There is no claim asserted or threatened against SCB and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property.

(c)           To SCB’s knowledge, no third party has infringed, misappropriated or otherwise violated SCB or its Subsidiaries’ Intellectual Property rights during the preceding five (5) years. There are no claims asserted or threatened by SCB or its Subsidiaries, nor has SCB or its Subsidiaries decided to assert or threaten a claim, that (i) a third party infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third party’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any of their Intellectual Property rights.

(d)           To the extent SCB has designated any of its information, materials or processes a trade secret, SCB and its Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets that are owned, used or held by them.

(e)           For purposes of this Agreement, “Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

3.27           Community Reinvestment Act.  Summit Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

3.28           Bank Secrecy Act.  Except as set forth in the SCB Disclosure Schedule, neither SCB nor Summit Bank has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

3.29           Agreements with Regulatory Agencies.  Except as set forth in the SCB Disclosure Schedule, neither SCB nor any of its Subsidiaries is subject to any cease-and-desist, consent order or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, during the preceding five (5) years, a recipient of any supervisory letter from, or, during the preceding five (5) years, has adopted any policies, procedures or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries, whether or not set forth in the SCB Disclosure Schedule (a “SCB Regulatory Agreement”), nor has SCB or any of its Subsidiaries been advised, during the preceding five (5) years, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such SCB Regulatory Agreement. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of SCB or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to SCB or any of its Subsidiaries.

3.30           Internal Controls.  SCB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. During the preceding three (3) years, (i) through the date hereof, neither SCB nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SCB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SCB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing SCB or any of its Subsidiaries, whether or not employed by SCB or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by SCB or any of its officers, directors, employees or agents to the Board of Directors of SCB or any committee thereof or to any director or officer of SCB.

3.31           Fiduciary Accounts. SCB and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither SCB nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to SCB’s knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.32           Certificate of Deposit Brokerage Operations.  With respect to the CD brokerage operations of Summit Bank, the books and records accurately reflect all transactions of the business, including all purchases and sales of CDs and all current customer positions, and has been operated in compliance with all applicable laws, all customer agreements and all Summit Bank policies and procedures.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF HORIZON

On or prior to the date hereof, Horizon has delivered to SCB a schedule (the “Horizon Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article VI.

For the purpose of this Agreement, and in relation to Horizon and its Subsidiaries (as such term is defined below), a “Material Adverse Effect on Horizon” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, condition (financial or otherwise), value or business of Horizon and its Subsidiaries on a consolidated basis, or (ii) would materially impair the ability of Horizon or any of its Subsidiaries to perform its obligations under this Agreement or any related agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on Horizon shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or savings associations or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (c) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of Horizon and its Subsidiaries, (d) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, and (e) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the shares of Horizon Common Stock, by itself, be considered to constitute a Material Adverse Effect on Horizon and its Subsidiaries taken as a whole (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying or caused by such decline has resulted in a Material Adverse Effect).

For the purpose of this Agreement, and in relation to Horizon and its Subsidiaries, “knowledge” means those facts that are actually known by the directors or officers of Horizon and its Subsidiaries. Additionally, for the purpose of this Agreement, and in relation to Horizon, its “Subsidiaries” shall mean any entity which is required to be consolidated with Horizon for financial reporting purposes pursuant to GAAP.

Accordingly, Horizon represents and warrants to SCB as follows, except as set forth in the Horizon Disclosure Schedule:

4.01           Organization and Authority.

(a)           Horizon is a corporation duly organized and validly existing under the laws of the State of Indiana and is a registered bank holding company under the BHC Act. Horizon has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(b)           Horizon Bank is a national bank chartered and existing under the laws of the United States. Horizon Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(c)           Each of Horizon’s Subsidiaries other than Horizon Bank is duly organized and validly existing under the laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

4.02           Authorization.

(a)           Horizon has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.01(d), (e), (f) and (k) hereof. This Agreement and its execution and delivery by Horizon have been duly authorized and approved by the Board of Directors of Horizon and, assuming due execution and delivery by SCB, constitutes a valid and binding obligation of Horizon, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)           Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of Horizon or the charter documents of any of Horizon’s Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Horizon or any of its Subsidiaries is a party or by which Horizon or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than SCB) or any other adverse interest, upon any right, property or asset of Horizon or any of its Subsidiaries; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which Horizon or any of its Subsidiaries is bound or with respect to which Horizon or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

(c)           Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by Horizon.

4.03           Capitalization.  As of the date of this Agreement, the authorized capital stock of Horizon consists of (i) 22,500,000 shares of Horizon common stock, 8,695,721 shares of which are issued and outstanding (and which includes shares of restricted stock), (ii) 1,000,000 shares of preferred stock, 12,500 of which are issued and outstanding as Senior Noncumulative Perpetual Preferred Stock, Series B, $.01 par value, (iii) options to purchase 151,836 shares of Horizon common stock, and (iv) warrants to purchase 479,172 shares of Horizon common stock. Such issued and outstanding shares have been duly and validly authorized by all necessary corporate action of Horizon, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights. Each share of Horizon common stock is entitled to one vote per share.

4.04           Compliance with Law.

(a)           None of Horizon or any of its Subsidiaries is currently in violation of, and during the preceding five (5) years, none has been in violation of, any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and none is in violation of any order, injunction, judgment, writ or decree of any court or government agency or body, except where such violation would not have a Material Adverse Effect on Horizon. Horizon and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on Horizon.

(b)           Horizon is not subject to any understandings or commitments with, and there are no orders or directives of, any government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of Horizon or its Subsidiaries. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of Horizon or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to Horizon or any of its Subsidiaries.

(c)           Since the enactment of the Sarbanes-Oxley Act, Horizon, to its knowledge, has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(d)           All of the existing offices and branches of Horizon Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect on Horizon.

4.05           Absence of Undisclosed Liabilities.  Except (i) as provided in the Horizon financial statements included in its SEC Reports (as defined in Section 4.14), (ii) for unfunded loan commitments and obligations on letters of credit to customers of Horizon’s Subsidiaries made in the ordinary course of business, (iii) for trade payables incurred in the ordinary course of business, (iv) for the transactions contemplated by this Agreement, and (v) any other transactions which would not result in a material liability; none of Horizon or any of its Subsidiaries has any obligation, agreement, contract, commitment, liability, lease or license that except where the aggregate of the amount due under such obligations, agreements, contracts, commitments, liabilities, leases or licenses would not have a Material Adverse Effect on Horizon, nor to Horizon’s knowledge does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. None of Horizon or any of its Subsidiaries is delinquent in the payment of any material amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect on Horizon.

4.06           Accuracy of Information Provided for Form S-4.  No written information which shall be supplied by or on behalf of Horizon with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus relating to the Merger, shall contain (at the time it is first mailed to SCB’s shareholders) any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading, except that no representation or warranty has been made by Horizon with respect to statements made or incorporated by reference in the Form S-4 or the proxy statement-prospectus therein based on information supplied by or on behalf of SCB specifically for inclusion or incorporation by reference in the Form S-4 or the proxy statement-prospectus therein.

4.07            Financial Statements and Reports.

(a)           The following financial statements and reports of Horizon and its Subsidiaries, including the notes thereto (collectively, the “Horizon Financial Statements”) are publicly available:

(i)           consolidated balance sheets and the related consolidated statements of income, consolidated statements of cash flows, and consolidated statements of changes in shareholders’ equity of Horizon as of and for the fiscal years ended December 31, 2010, 2011, and 2012;

(ii)           internal (unaudited) consolidated balance sheet and income statement as of and for the nine months ended September 30, 2013 (without footnotes); and

(iii)           Call Reports (“Call Reports”) for Horizon Bank as of the close of business on December 31, 2010, 2011 and 2012 and September 30, 2013.

(b)           The Horizon Financial Statements present fairly, in all material respects, the consolidated financial position of Horizon as of and at the dates shown and the consolidated results of operations for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of Horizon and its Subsidiaries. The Horizon Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

(c)           Since September 30, 2013, on a consolidated basis, Horizon and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

4.08           Adequacy of Reserves.  The reserves, the allowance for loan and lease losses and the carrying value for real estate owned which are shown on the Horizon Financial Statements are, in the judgment of management of Horizon, adequate, in all material respects, under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

4.09           Litigation and Pending Proceedings.

(a)            Except for lawsuits involving collection of delinquent accounts and other matters involving Horizon or its Subsidiaries in the ordinary course of its business, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending and served against Horizon or any of its Subsidiaries or threatened in any court or before any government agency or authority, arbitration panel or otherwise against Horizon or any of its Subsidiaries which, if determined adversely to Horizon or any of its Subsidiaries, would have a Material Adverse Effect on Horizon.

(b)            Neither Horizon nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

4.10           Taxes, Returns and Reports.  Each of Horizon and its Subsidiaries has since January 1, 2008 (a) duty and timely filed all material federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets, unless being contested in good faith; and (c) not requested an extension of time for any such payments (which extension is still in force).  Horizon has established, and shall establish in future publicly-filed financial statements, in accordance with GAAP, a reserve for taxes in the Horizon Financial Statements adequate to cover all of Horizon’s and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending.  Neither Horizon nor any of its Subsidiaries, to their knowledge, has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in Horizon’s future publicly-filed financial statements and as accrued or reserved for on the books and records of Horizon or its Subsidiaries.  Except as disclosed in the Horizon Disclosure Schedule, neither Horizon nor any of its Subsidiaries is currently under audit by any state or federal taxing authority.  Except as disclosed in the Horizon Disclosure Schedule, no federal, state or local tax returns of Horizon or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.

4.11            Deposit Insurance. The deposits of Horizon Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law, and Horizon or Horizon Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

4.12           Bank Secrecy Act. Neither Horizon nor Horizon Bank has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

4.13           Community Reinvestment Act.  Horizon Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

4.14           Horizon Securities and Exchange Commission Filings.  Horizon has filed all material reports and other filings with the SEC required to be filed by it (“SEC Reports”). All such SEC Reports were true, accurate and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received by Horizon, and to the knowledge of Horizon, none of the SEC Reports is the subject of any ongoing review by the SEC.

4.15           No Shareholder Approval.  No vote or consent of any of the holders of Horizon’s capital stock is required by law, stock purchase agreement, or NASDAQ listing requirements for Horizon to enter into this Agreement and to consummate the Merger.

ARTICLE V.

CERTAIN COVENANTS

SCB covenants and agrees with Horizon and covenants and agrees to cause its Subsidiaries to act as follows (and Horizon covenants and agrees with SCB as follows):

5.01           Shareholder Approval.  SCB shall submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and Bylaws of SCB as soon as reasonably practicable after the date of this Agreement and the effectiveness of the Registration Statement. Subject to Section 5.06 hereof, the Board of Directors of SCB shall recommend to SCB’s shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from SCB’s shareholders. Additionally, each director of SCB and Summit Bank shall agree to vote any shares of SCB Common Stock he or she owns, beneficially or of record, in favor of the Merger pursuant to the agreement attached hereto as Exhibit 5.01.

5.02           Other Approvals.

(a)           SCB shall proceed expeditiously, cooperate fully and use commercially reasonable efforts to assist Horizon in procuring upon terms and conditions consistent with the condition set forth in Section 7.01(e) hereof all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

(b)           SCB will use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents described in the SCB Disclosure Schedule and to which SCB and Horizon agree are material.

(c)           Any written materials or information provided by SCB to Horizon for use by Horizon in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

5.03           Conduct of Business.

(a)           After the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of SCB and its Subsidiaries shall: (1) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (2) use commercially reasonable efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and Persons having business dealings with it; (3) use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (4) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of its business; and (5) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound. Specifically, by way of example but not limitation, after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, SCB will not, and will cause its Subsidiaries to not, without the prior written consent of Horizon:

(i)           make any changes in its capital stock (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization or reclassification), authorize a class of stock, or (other than in connection with the issuance of SCB Common Stock pursuant to the Options) issue any stock, or redeem any of its outstanding shares of common stock or other securities;

(ii)           distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders, except that each of the Subsidiaries may pay cash dividends to SCB in the ordinary course of business for payment of reasonable and necessary business and operating expenses of SCB and expenses of the Merger and SCB may pay its normal quarterly cash dividends to its stockholders which shall not be increased in per share amount;

(iii)           purchase or otherwise acquire any investment security for their own account that exceeds $1,000,000 individually or purchase or otherwise acquire any security other than U.S. Treasury or other governmental obligations or asset-backed securities issued or guaranteed by United States governmental or other governmental agencies, in either case having an average remaining life of three (3) years or less, or sell any investment security owned by them other than sales made in the ordinary course of business as previously conducted during the past three (3) years and in accordance with applicable laws and regulations or engage in any activity that would be inconsistent with the classification of investment securities as either “held to maturity” or “available for sale”;

(iv)           make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on the books of SCB or any Subsidiary and classified as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful” or “Loss” in an amount in excess of $250,000. Summit Bank also shall not make, purchase, renew, modify, amend, or extend the maturity of (1) any new commercial Loan in excess of $500,000; provided that Summit Bank may renew, modify, amend or extend the maturity of existing performing commercial loans (which are not classified or non-accrual) with existing principal balances of $750,000 or less, (2) any 1 to 4 family, residential mortgage Loan with a loan to value in excess of 80% (unless private mortgage insurance is obtained) or any other 1 to 4 family, residential mortgage Loan in excess of $417,000, (3) any consumer Loan in excess of $75,000; (4) any home equity Loan or line of credit in excess of $100,000, (5) any Loan participation; or (6) any Loan from Guardian Mortgage Company, Inc.; provided, that SCB may take any such action in respect of any such Loan or Loans if the Chief Credit Officer of Horizon shall be provided with notice of the proposed action in writing and Horizon shall not provide written objection to the taking of such proposed action within three (3) business days of being provided with such notice (the lack of such objection being deemed prior written consent of Horizon for purposes of this Section);

(v)           acquire any assets of any other person by any means (other than personal property acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness owed to Summit Bank) or foreclose upon or otherwise take title to or possession or control of, any real property without first obtaining a Phase I environmental report thereon, prepared by a reliable and qualified person or firm acceptable to Horizon, which indicates that the real property is free of pollutants, contaminants or hazardous materials; provided, however, that neither SCB nor Summit Bank shall be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless SCB has reason to believe that such property might contain such hazardous materials or otherwise might be contaminated;

(vi)           except for normal annual compensation increases not to exceed 3.0% granted to employees and except as contemplated by this Agreement (including severance and change in control payments anticipated to be paid by Horizon as described in Section 5.21 and Section 6.03 hereof), pay or agree to pay, conditionally or otherwise, any additional compensation (including bonuses) or severance benefit or otherwise make any changes with respect to the fees or compensation payable (or to become payable) to consultants, directors, officers or salaried employees or, except as required by law and except as contemplated by this Agreement, adopt or make any change in any SCB Plan or other arrangement (including any agreement for indemnification) or payment made to, for or with any of such consultants, directors, officers or employees;

(vii)           fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due, unless the same are being contested in good faith;

(viii)           except for obligations disclosed in this Agreement, short-term FHLB advances, federal funds purchased by Summit Bank, trade payables and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the SCB Financial Statements or the Subsequent SCB Financial Statements, borrow any money or incur any indebtedness in an aggregate amount exceeding $50,000;

(ix)           change in its accounting methods, except as may be necessary and appropriate to conform to (1) changes in tax law requirements, (2) changes in GAAP or regulatory accounting principles, as required by SCB’s independent auditors or its regulatory authorities, or (3) changes requested by Horizon pursuant to this Agreement;

(x)           make, change or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment or surrender any right to claim a refund of a material amount of taxes;

(xi)           enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated by Section 5.03(a)(iv) hereof and legal, accounting and investment banking or financial advisory fees related to the Merger) requiring payments by SCB or any of its Subsidiaries which exceed $50,000, whether individually or in the aggregate (other than trade payables or otherwise incurred in the ordinary course of business) or which have a term of two (2) years or longer;

(xii)           except as required by applicable law or regulation: (1) implement or adopt any material change in its interest rate risk management or hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

(xiii)           take any action that would change Summit Bank’s loan loss reserves that is not in compliance with Summit Bank’s policy and past practices consistently applied and in compliance with GAAP;

(xiv)           except as already committed orally or in writing as of the date of this Agreement, cancel, release or compromise any indebtedness in excess of $50,000 owing to SCB or any Subsidiary or any claims which SCB or any Subsidiary may possess, or voluntarily waive any material rights with respect thereto;

(xv)           settle any litigation or claims against SCB or any Subsidiary unless settlement does not require SCB or any Subsidiary to pay any monies, incur any obligation or admit any wrongdoing or liability;

(xvi)           (1) take any action reasonably likely to prevent or impede the Merger or the Bank Merger; or (2) take any action that is intended or is reasonably likely to result in (A) any of its representations or warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in this Agreement not being satisfied, or (C) a breach of any provision of this Agreement; except, in each case, as may be required by applicable law;

(xvii)           increase or decrease the rate of interest paid by Summit Bank on any deposit product, including without limitation on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

(xviii)           agree or commit to do, or enter into any contract regarding, anything that would be precluded by this Section.

5.04           Insurance.  SCB and its Subsidiaries shall maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties and operations, fidelity coverage and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as are currently insured by SCB or its Subsidiaries as of the date of this Agreement.

5.05           Accruals for Loan Loss Reserve and Expenses.

(a)           Prior to the Effective Time, SCB shall and shall cause its Subsidiaries to make, consistent with GAAP and applicable banking laws and regulations, such appropriate accounting entries in its books and records and use commercially reasonable efforts to take such other actions as SCB and its Subsidiaries shall deem to be necessary or desirable in anticipation of the Merger including, without limitation, accruals or the creation of reserves for employee benefits and Merger-related expenses.

(b)           SCB recognizes that Horizon may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances). Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), from and after the date hereof SCB shall consult and cooperate in good faith with Horizon with respect to conforming the loan and accounting policies and practices of SCB to those policies and practices of Horizon for financial accounting and/or income tax reporting purposes, as reasonably specified in each case in writing from Horizon to SCB, based upon such consultation and subject to the conditions in Section 5.05(d).

(c)           Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), SCB shall consult and cooperate in good faith with Horizon with respect to determining, as reasonably specified in a written notice from Horizon to SCB, based upon such consultation and subject to the conditions in Section 5.05(d), the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of SCB’s expenses of the Merger.

(d)           Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), SCB and Summit Bank shall make such conforming changes and entries as contemplated in Section 5.05(b) and Section 5.05(c) above, but in no event prior to the 5th day next preceding the Closing Date and only after Horizon acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to SCB that Horizon will at the Effective Time deliver to SCB the certificate contemplated in Section 7.02(g).

(e)           SCB’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken at Horizon’s request in compliance with Section 5.05(d).

5.06           Acquisition Proposals.

(a)           SCB will, and will cause each of its Subsidiaries to, and its and their respective officers, directors and representatives (including DP&P) to, immediately cease and cause to be terminated any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make an Acquisition Proposal (as defined below). During the period from the date of this Agreement through the Effective Time, SCB shall not terminate, amend, modify or waive any material provision of any confidentiality or similar agreement to which SCB or any of its Subsidiaries is a party (other than any involving Horizon).

(b)           Except as permitted in this Section 5.06, SCB shall not, and shall cause its Subsidiaries and any of their respective directors, officers and representatives (including DP&P) not to, (i) solicit, initiate or knowingly encourage or facilitate, or take any other action designed to, or that could reasonably be expected to facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal, or (ii) initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate in any way with any Person regarding an Acquisition Proposal; provided, however, that, at any time prior to obtaining the approval of the Merger by SCB’s shareholders, if SCB receives a bona fide Acquisition Proposal that the SCB Board of Directors determines in good faith constitutes a Superior Proposal (as defined below) that was not solicited after the date hereof and did not otherwise result from a breach of SCB’s obligations under this Section

5.06, SCB may furnish, or cause to be furnished, non-public information with respect to SCB and its Subsidiaries to the Person who made such proposal (provided that all such information has been provided to Horizon prior to or at the same time it is provided to such Person) and may participate in discussions and negotiations regarding such proposal if (A) the SCB Board of Directors determines in good faith, and following consultation with financial advisors and outside legal counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to SCB’s shareholders under applicable law and (B) prior to taking such action, SCB has used its best reasonable efforts to enter into a confidentiality agreement with respect to such proposal that contains a standstill agreement on customary terms. Without limiting the foregoing, it is agreed that any violation of the restrictions contained in the first sentence of this Section 5.06 by any representative (including DP&P) of SCB or its Subsidiaries shall be a breach of this Section 5.06 by SCB.

(c)           Neither the SCB Board of Directors nor any committee thereof shall (or shall agree or resolve to) (i) fail to make, withdraw or modify in a manner adverse to Horizon or propose to withdraw or modify in a manner adverse to Horizon (or take any action inconsistent with) the recommendation by such SCB Board of Directors or any such committee of this Agreement or the Merger, or approve or recommend, or propose to recommend, the approval or recommendation of any Acquisition Proposal (any of the foregoing being referred to herein as an “Adverse Recommendation Change”), or (ii) cause or permit SCB or Summit Bank to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.06(b)). Notwithstanding the foregoing, at any time prior to the special meeting of SCB’s shareholders to approve the Merger, the SCB Board of Directors may, in response to a Superior Proposal, effect an Adverse Recommendation Change, provided, that the SCB Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the shareholders of SCB under applicable Law, and provided, further, that the SCB Board of Directors may not effect such an Adverse Recommendation Change unless (A) the SCB Board shall have first provided prior written notice to Horizon (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, which notice shall, in the case of a Superior Proposal, attach the most current version of any proposed written agreement or letter of intent relating to the transaction that constitutes such Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new ten (10) business day period) and (B) Horizon does not make, within ten (10) business days after receipt of such notice, a proposal that would, in the reasonable good faith judgment of the SCB Board of Directors (after consultation with financial advisors and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that the Adverse Recommendation Change is no longer required to comply with the SCB Board’s fiduciary duties to the shareholders of SCB under applicable law. SCB agrees that, during the ten (10) business day period prior to its effecting an Adverse Recommendation Change, SCB and its officers, directors and representatives shall negotiate in good faith with Horizon and its officers, directors, and representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Horizon.

(d)           In addition to the obligations of SCB set forth in paragraphs (a), (b) and (c) of this Section 5.06, SCB shall as promptly as possible, and in any event within two (2) business days after SCB first obtains knowledge of the receipt thereof, advise Horizon orally and in writing of (i) any Acquisition Proposal or any request for information that SCB reasonably believes could lead to or contemplates an Acquisition Proposal or (ii) any inquiry SCB reasonably believes could lead to any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such Acquisition Proposal or request or inquiry. In connection with any such Acquisition Proposal, request or inquiry, if there occurs or is presented to SCB any offer, material change, modification or development to a previously made offer, letter of intent or any other material development, SCB (or its outside counsel) shall (A) advise and confer with Horizon (or its outside counsel) regarding the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request or inquiry, and (B) promptly upon receipt or delivery thereof provide Horizon with true, correct and complete copies of any document or communication related thereto.

(e)           For purposes of this Agreement, “Acquisition Proposal” shall mean (i) any inquiry, proposal or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses that constitute 20% or more of the revenues, net income or assets of SCB and its Subsidiaries, taken as a whole, or (B) 20% or more of any class of equity securities of SCB or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of SCB or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving SCB, Summit Bank or any of its other Subsidiaries pursuant to which any Person or the shareholders of any Person would own 20% or more of any class of equity securities of SCB, Summit Bank, or any of SCB’s other Subsidiaries or of any resulting parent company of SCB or Summit Bank; or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Horizon of the transactions contemplated hereby, other than the transactions contemplated hereby. For purposes of this Section 5.06, a “Person” shall include a natural Person, or any legal, commercial, or Governmental Authority, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any Person acting in a representative capacity.

(f)           For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal (but changing the references to “20% or more” in the definition of “Acquisition Proposal” to “50% or more”) that the SCB Board determines in good faith (after having received the advice of its financial advisors), to be (i) materially more favorable to the shareholders of SCB from a financial point of view and its other constituencies than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any break-up fees, expense reimbursement provisions and conditions to consummation and any changes to the financial terms of this Agreement proposed by Horizon in response to such offer or otherwise)) and (ii) reasonably capable of being completed without undue delay taking into account all financial, legal, regulatory and other aspects of such proposal.

5.07           Press Releases.  Horizon and SCB shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except where (and to the extent that) such prior consultation is not reasonably possible due to time considerations in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

5.08           Material Changes to Disclosure Schedules.  SCB shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the SCB Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the SCB Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of SCB contained herein incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the SCB Disclosure Schedule unless Horizon shall have first consented in writing with respect thereto.

5.09           Access; Information.

(a)           Horizon and SCB, and their representatives and agents, shall, upon reasonable notice to the other party, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, books and records of the other party. Horizon and SCB, and their representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of the other party and their Subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal business operations of SCB or Horizon or either of their Subsidiaries.

(b)           No investigation by Horizon or SCB shall affect the representations and warranties made by SCB or Horizon herein.

(c)           Any confidential information or trade secrets received by Horizon, SCB or their representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by Horizon or SCB, as applicable, or at Horizon’s or SCB’s request, returned to Horizon or SCB, as applicable, in the event this Agreement is terminated as provided in Article VIII hereof. Additionally, any confidential information or trade secrets received by Horizon or SCB, or either of their agents or representatives in the course of their examinations (whether conducted prior to or after the date of this Agreement) shall be treated confidentially and in accordance with the Confidentiality Agreement (as defined in Section 11.08 hereof). This Section 5.09 will not require the disclosure of any information to Horizon or SCB which would be prohibited by law.

(d)           In order to provide for a smooth transition after the Closing beginning on the date of this Agreement, the Chairman of Horizon, or his designees, shall be entitled to receive notice of and to attend all regular and special meetings of the Board of Directors and all committees of SCB and any of its Subsidiaries, including, without limitation, the loan committee, asset/liability committee, investment committee, the executive committee, and any other committee of SCB or its Subsidiaries, except that any such Persons shall be excluded from the portion of any meeting where this Agreement, the transactions contemplated by this Agreement, or an Acquisition Proposal are being discussed, or information that would be covered by attorney-client privilege. SCB shall also provide Horizon with copies of minutes and consents from all such Board and committee meetings no later than seven (7) days thereafter.

5.10           Financial Statements.  As soon as internally available after the date of this Agreement, SCB will deliver to Horizon any additional audited consolidated financial statements which are prepared on its behalf or at its direction, the monthly consolidated unaudited balance sheets and profit and loss statements of SCB prepared for its internal use, Summit Bank’s Call Reports for each quarterly period completed prior to the Effective Time, all other financial reports or statements submitted to regulatory authorities after the date hereof, and all other financial statements and financial information reasonably requested by Horizon (collectively, “Subsequent SCB Financial Statements”). The Subsequent SCB Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP (to the extent applicable) and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financial statements or Call Report information for the absence of notes and/or year-end adjustments).

5.11           Environmental.

(a)           If requested by Horizon, SCB will cooperate with an environmental consulting firm designated by Horizon that is reasonably acceptable to SCB (the “Designated Environmental Consultant”) in connection with the conduct, at any time after the date hereof (the “Investigation Period”), by the Designated Environmental Consultant of Phase I environmental site assessments and any other investigation reasonably requested by Horizon on all real property (except single family, non-agricultural residential property of one acre or less) owned or leased by SCB or any of its Subsidiaries as of the date of this Agreement or acquired thereafter, including OREO. Horizon will proceed with such assessments, testing and investigations as soon as reasonably practicable after the date of this Agreement and will diligently work to pursue such assessments, testing and investigations through completion. Horizon shall furnish true and complete copies of any reports of the Designated Environmental Consultant that it receives with respect to any SCB property, promptly upon Horizon’s receipt of such reports. Horizon shall be responsible for the costs of the Phase I environmental site assessments, and Horizon and SCB shall each bear 50% of the costs of any additional environmental investigation or testing as determined to be advisable or recommended by the Designated Environmental Consultant.

(b)           If the Designated Environmental Consultant’s good faith estimate, based upon the results of the Phase I environmental studies and other diligence and investigation conducted by the Designated Environmental Consultant, of the dollar amount, if any, that SCB and its Subsidiaries would be required to expend due to a violation of applicable Environmental Laws for all of the SCB properties (the “Environmental Liabilities”) for clean-up and remediation relating to pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products and any other materials regulated under the Environmental Laws with respect to SCB’s or its Subsidiaries’ owned or leased real properties (including OREO) or any adjoining properties (the “Estimated Clean-Up Costs”, as further adjusted pursuant to this Section 5.11), is in excess of $50,000 (the “Environmental Liability Threshold”), Horizon shall deliver to SCB (not later than ten (10) business days of its receipt of the Designated Environmental Consultant’s good faith estimate) a written notice (an “Environmental Cost Notice”) describing the nature of such Environmental Liabilities and the course of action proposed to be taken by Horizon or its Subsidiaries (if it were to become the owner of such properties as a result of the Merger) to remediate or otherwise address the environmental problems and providing an estimate of the out of pocket cost of such remediation expected to be incurred (if different from the Estimated Clean-Up Costs). If SCB disagrees with Horizon’s estimate of the amount of out of pocket costs of such remediation or the course of action proposed by Horizon, SCB shall deliver to Horizon a written notice of such objection (an “Environmental Cost Objection”) within five (5) business days of SCB’s receipt of the Environmental Cost Notice. No later than five (5) business days following Horizon’s receipt of an Environmental Cost Objection, one or more members of senior management of Horizon and SCB having authority to resolve the dispute shall meet (in person or by telephone) and shall negotiate in good faith in an attempt to resolve the difference set forth in the Environmental Cost Objection. Regardless of whether the parties reach a resolution of the dispute within two (2) business days of the first such meeting, subsection (c) shall apply.

(c)           The Estimated Clean-up Costs shall be deemed to have been established for purposes of this Section 5.11: (i) if Horizon does not receive an Environmental Cost Objection, as of the last date that an Environmental Cost Objection would have been timely under subsection (b) above, or (ii) if an Environmental Cost Objection is delivered to Horizon and finally resolved as set forth in subsection (b) hereof or if it remains unresolved under such subsection (in which event the Estimated Clean-Up Costs shall be as set forth in the Environmental Cost Notice), then as of the date of such resolution or on the third business day if unresolved (as the case may be) (as applicable, the “Environmental Costs Determination Date”). Following the establishment of the Estimated Clean-up Costs, if the Estimated Clean-Up Costs are (A) between $50,000 and $250,000, then Horizon shall have the right to reduce the Cash Consideration by the Estimated Clean-up Costs, or (B) more than $250,000, then Horizon shall have the right to either (1) reduce the Cash Consideration by the Estimated Clean-up Costs or (2) terminate this Agreement pursuant to Section ARTICLE VIII(c)(iv), which termination right shall be Horizon’s sole remedy in such event.

5.12           Governmental Reports and Shareholder Information.  Promptly upon its becoming available, SCB shall furnish to Horizon one (1) copy of each financial statement, report, notice, or proxy statement sent by SCB to any Governmental Authority or to SCB’s shareholders, and of any order issued by any Governmental Authority in any proceeding to which SCB is a party. For purposes of this Agreement, “Governmental Authority” shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction over the applicable party or its business, operations or properties.

5.13           Adverse Actions.  SCB shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied, (c) a material violation of any provision of this Agreement or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

5.14           Employee Benefits and Employees.

(a)           Neither the terms of Section 6.03 hereof nor the provision of any employee benefits by Horizon or any of its Subsidiaries to employees of SCB or any of its Subsidiaries shall: (a) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of SCB or any of its Subsidiaries; or (b) prohibit or restrict Horizon or its Subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

(b)           Before the date that is sixty (60) days prior to Closing, Horizon will use its best efforts to notify SCB of the employees Horizon intends to retain after the Effective Time.  Prior to the Closing Date, SCB shall be responsible for timely giving any notices to, and terminating, any employees whose employment will not be continued by Horizon (including any required notices under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) which shall be given at least sixty (60) days prior to Closing if the WARN Act applies), and SCB shall pay any and all amounts which are then due and payable to such employees in connection with the termination of their employment, including, but not limited to, all accrued vacation and sick pay and the severance amounts contemplated by Section 6.03(h) of this Agreement.

(c)           Before Closing, with SCB’s prior consent (which consent shall not be unreasonably withheld), Horizon may conduct such training and other programs as it may, in its reasonable discretion and at its sole expense, elect to provide for those employees who will be continuing employment with Horizon; provided, however, that such training and other programs shall not materially interfere with or prevent the performance of the normal business operations of SCB.

5.15           Noncompetition Agreements.  All SCB and Summit Bank employees who have change in control agreements or arrangements or employment agreements and certain other key employees of SCB and Summit Bank to be identified by Horizon (collectively, the “Covered Employees”) will be required to enter into non-compete, non-solicitation and confidentiality agreements as a condition to receiving their change in control or severance payments or future employment with Horizon (the “Noncompetition Agreements”).

5.16           Termination of SCB 401(k) Plan.  Prior to the Effective Time:

(a)           SCB maintains the Summit Community Bank 401(k) Plan (the “SCB 401(k) Plan”). SCB shall make contributions to the SCB 401(k) Plan between the date hereof and the Effective Time consistent with the terms of the SCB 401(k) Plan and past practices, including, but not limited to, elective deferral contributions of those SCB 401(k) Plan participants who are employed by SCB or its Subsidiaries.

(b)           As soon as practicable following the execution of this Agreement, SCB, pursuant to the provisions of the SCB 401(k) Plan, shall, subject to review and approval by Horizon: (i) adopt resolutions to terminate, subject to the consummation of the Merger, the SCB 401(k) Plan, consistent with the provisions of Code Section 401(k)(10), effective as of a date that is not later than the day before the Effective Time (the “Plan Termination Date”) and (ii) amend the SCB 401(k) Plan effective as of a date not later than the Plan Termination Date to freeze participation in and benefit accruals under the SCB 401(k) Plan and to provide that no distributions of accrued benefits shall be made from the SCB 401(k) Plan, or its related employee benefit trust, subsequent to the Plan Termination Date until such time as the Internal Revenue Service issues a favorable determination letter to the effect that the plan termination does not adversely affect the SCB 401(k) Plan’s qualification for favorable income tax treatment under the Code, other than distributions required by the terms of the SCB 401(k) Plan to be made upon retirement, death, disability, or termination of employment, or any other event, other than the plan termination, that requires a distribution from the SCB 401(k) Plan. Notwithstanding the preceding provisions, participants with outstanding plan loans under the SCB 401(k) Plan as of the Effective Time shall be permitted to continue repaying such outstanding loans (subject to the terms and conditions of such plan and the related loan procedures) on and after the Effective Time and until such time as plan termination distributions are paid pursuant to the preceding sentence.

(c)           As soon as practicable following the execution of this Agreement, SCB will file, or cause to be filed, with the Internal Revenue Service an application for a favorable determination letter upon termination of the SCB 401(k) Plan (IRS Form 5310 and related attachments) requesting the issuance to SCB of the favorable determination letter described in the preceding subsection (b). A copy of the competed and filed IRS Form 5310 shall be provided to Horizon at least five (5) business days prior to the Effective Time.

(d)           Any contributions due to the SCB 401(k) Plan for the period prior to the Plan Termination Date, and not yet paid on the Plan Termination Date, will be contributed by SCB as soon as administratively feasible following the Plan Termination Date.

(e)           SCB shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to SCB as described in ERISA Section 4.12; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the SCB 401(k) Plan.

5.17           Disposition of Fully Insured Welfare Benefit and Sec. 125 Plans.

(a)           All fully insured welfare benefit (health, dental/vision, life/AD&D, LTD), and Internal Revenue Code Section 125, or “cafeteria,” plans currently sponsored by SCB or Summit Bank shall continue as separate plans after the Effective Time until such time as Horizon determines, in its sole discretion, that it will terminate any or all of such plans. Notwithstanding the foregoing, should Horizon determine, in its sole discretion, that Continuing

Employees will be offered benefits under the welfare benefit and cafeteria plans sponsored by Horizon, such plans may be terminated as of the Effective Time in the sole discretion of Horizon.

(b)           As of the Effective Time, and to the extent not prohibited by applicable law, SCB shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies to Horizon and to provide Horizon all necessary financial, enrollment, eligibility, contractual and other information related to its welfare benefit and cafeteria plans to assist Horizon in the administration of such plans, unless Horizon determines that any or all of the group insurance policies should be terminated as of the Effective Time. In the event that Horizon determines not to continue any or all of SCB’s group insurance policies, SCB shall take, or cause to be taken, all actions necessary to terminate said policies as of the Effective Time.

(c)           From the date of this Agreement through the Effective Time, SCB shall continue to: (i) pay the applicable insurance premiums necessary to continue the benefits under SCB’s fully insured welfare benefit plans; (ii) contribute to the cafeteria plan the pre-tax amounts which the cafeteria plan participants elect to defer from compensation; and (iii) pay all eligible claims incurred, in accordance with the terms and conditions of such plan, under the cafeteria plan’s health and dependent care flexible spending accounts prior to the Effective Time.

(d)           As of the date of any future termination of the SCB cafeteria plan, the balances in the health and dependent care flexible spending accounts thereunder shall be transferred to the applicable components of the Horizon cafeteria plan, unless Horizon terminates the SCB cafeteria plan at the end of the SCB cafeteria plan’s “plan year.” In the event that Horizon terminates the SCB cafeteria plan at a time other than at the end of the applicable plan year, benefit and compensation deferral elections in effect at that time shall be continued under the Horizon cafeteria plan, subject to subsequent changes as provided in the Horizon plan. All benefit payments related to the transferred balances shall be made in accordance with the Horizon cafeteria plan.

5.18           Summit Bank Merger.  Prior to the Effective Time, SCB shall, and cause Summit Bank to, cooperate with Horizon and take such action as reasonably requested by Horizon and necessary to (i) merge Summit Bank with and into Horizon Bank as of the Effective Time, or (ii) reconstitute the directors and officers of Summit Bank as of the Effective Time to be the same as the directors and officers of Horizon Bank at the Effective Time, amend the Articles of Incorporation and Bylaws of Summit Bank as of the Effective Time to accomplish the same, and to make such other changes to Summit Bank as Horizon may request.

5.19           Cooperation on Conversion of Systems.  SCB agrees to commence immediately after the date of this Agreement (and continue until Closing or completed) using its best efforts to ensure an orderly transfer of information, processes, systems and data to Horizon and to otherwise assist Horizon in facilitating the conversion of all of SCB’s systems into, or to conform with, Horizon’s systems; so that, as of the Closing, the systems of SCB are readily convertible to Horizon’s systems to the fullest extent possible without actually converting them prior to the Closing.

5.20           Installation/Conversion of Equipment.  After receipt of all Regulatory Approvals and prior to Closing, at times mutually agreeable to Horizon and SCB, Horizon may, at Horizon’s sole expense, install teller equipment, platform equipment, security equipment, and computers, at the SCB and Summit Bank offices, branches and ATM locations, and SCB shall cooperate with Horizon in connection with such installation; provided, however, that such installations shall not interfere with the normal business activities and operations of SCB or Summit Bank or require material alterations to SCB’s or Summit Bank’s facilities.

5.21           Change in Control Payments.  Horizon agrees to pay out all amounts payable pursuant to existing written change-in-control agreements and plans entered into before August 1, 2013, as identified in Schedule 5.21 of the SCB Disclosure Schedule, as if such payments had been triggered by the Merger provided that all such agreements or plans shall be amended with the written consent of the affected parties prior to December 31, 2013 to ensure and expressly provide that no payment shall be made under such change-in-control agreements or under any other plan, arrangement or agreement applicable to the individual that would constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such payment would constitute an “excess parachute payment,” the payment will be reduced to $1.00 less than the amount that would be considered an “excess parachute payment.”

5.22           Termination of Deferred Compensation Plan.  Summit Bank maintains the Summit Community Bank Incentive Deferred Compensation Agreement dated January 1, 2013 as a deferred compensation plan for the four individuals listed in Schedule 3.15(e) of the SCB Disclosure Schedule (the “Deferred Compensation Plan”). SCB represents and warrants that the estimated total aggregate compensation to be accrued under the Deferred Compensation Plan for 2013 is $40,000. As soon as practicable following the execution of this Agreement, SCB and Horizon shall cooperate in good faith to determine a mutually agreeable process and timeline for terminating the Deferred Compensation Plan and/or ensuring no additional benefits shall accrue to any participant for any subsequent Plan year and how to best vest and to pay out all accrued benefits under the Deferred Compensation Plan to the participants prior to the Effective Time.

ARTICLE VI.

COVENANTS OF HORIZON

Horizon covenants and agrees with SCB as follows:

6.01           Approvals.  Horizon shall have primary responsibility of the preparation, filing and costs of all bank regulatory applications required for consummation of the Merger, except for any filings required to be made with the Michigan Department of Insurance and Financial Services, which shall be the responsibility of SCB and Summit Bank, and all parties shall file such applications as promptly as practicable after the execution of this Agreement. Horizon and SCB shall provide to the other’s counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. Horizon and SCB shall cooperate fully and use commercially reasonable efforts to procure, upon terms and conditions reasonably acceptable to each of them, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement.

6.02           SEC Registration.

(a)           Horizon shall file with the SEC as promptly as practicable a registration statement on an appropriate form under the 1933 Act covering the shares of Horizon Common Stock to be issued pursuant to this Agreement and shall use its best reasonable efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such registration statement and any amendments and supplements thereto are referred to in this Agreement as the “Registration Statement.” The Registration Statement shall include a proxy statement-prospectus reasonably acceptable to Horizon and SCB, prepared for use in connection with the meeting of shareholders of SCB referred to in Section 5.01 hereof, all in accordance with the rules and regulations of the SEC. Horizon shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all blue sky exemptions, authorizations, consents or approvals required for the issuance of Horizon Common Stock.

(b)           Any materials or information provided by Horizon for use in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

(c)           Horizon will use reasonable best efforts to list for trading on the NASDAQ Global Market (subject to official notice of issuance) prior to the Effective Time, the shares of Horizon Common Stock to be issued in the Merger.

6.03           Employee Benefit Plans and Employee Payments.

(a)           Horizon shall make available to the officers and employees of SCB or any Subsidiary who continue as employees of Horizon or any Subsidiary after the Effective Time (“Continuing Employees”), substantially the same employee benefits as are generally available to all Horizon employees.

(b)           Horizon agrees to address any issues related to the differences between the vacation and paid time off policies of SCB and any Subsidiary (including, but not limited to any banked paid time) and the vacation and paid time off policies of Horizon, and communicate the proposed reconciliation of the policies to the Continuing Employees prior to the Effective Time. Effective as of the later of the Effective Time or the date on which the Horizon vacation and paid time off policies are made available to the Continuing Employees, such Continuing

Employees will be subject to the terms and conditions of the Horizon vacation/paid time off policy in place for similarly situated employees of Horizon, with credit given for all prior years of service with SCB or any Subsidiary for purposes of determining vacation pay eligibility and the amount of such vacation pay.

(c)           Continuing Employees will receive credit for prior service with SCB or its Subsidiaries, or their predecessors, for purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Horizon and its Subsidiaries.

(d)           To the extent that Horizon determines, in its sole discretion, that SCB’s employee benefit plans should be terminated, Continuing Employees shall become eligible to participate in Horizon’s employee benefit plans as soon as reasonably practicable after termination. Horizon will use its reasonable best efforts, subject to the terms of its plans and the approval of its stop-loss carrier, to: (i) avoid subjecting Continuing Employees to any waiting periods or additional pre-existing condition limitations under the health and dental plans of Horizon or its Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health and dental plans of SCB; and (ii) to the extent that the initial period of coverage for Continuing Employees under any such Horizon employee benefit plans is not a full 12-month period of coverage, give credit under the applicable plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding SCB plan during the balance of such 12-month period of coverage.

(e)           To the extent permitted under the terms of any tax-qualified retirement plan maintained by Horizon after the Effective Time and subject to the terms and conditions thereof, such plan shall accept “eligible rollover distributions” (within the meaning of Code Section 402(c)(4)) of cash amounts received from the SCB 401(k) Plan with respect to any Continuing Employees.

(f)           In accordance with Section 6.03(a) hereof, after the Effective Time, Horizon shall continue to maintain all fully insured employee welfare benefit and cafeteria plans currently in effect at the Effective Time until such time as Horizon determines, in its sole discretion, to modify or terminate any or all of those plans. Claims incurred under the employee welfare benefit and cafeteria plans prior to plan termination shall be paid in accordance with the applicable plan’s claim submission procedures and deadlines.

(g)           Until the Effective Time, SCB or a Subsidiary of SCB, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time. Horizon or a Horizon Subsidiary, whichever is applicable, shall, after the Effective Time, be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of SCB or a Subsidiary of SCB who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of SCB or a Subsidiary of SCB who incurs a qualifying event before the Effective Time.

(h)           Except as provided in Section 5.21 in regard to those specific employees, except for employees who have employment agreements and except for those employees who become employees of any division or business  segment of Summit Bank which is continued by any former employees of Summit Bank after Closing separate from Horizon’s operations (the “Former Employees”), those employees of SCB and Summit Bank as of the Effective Time (i) who are still employed by SCB and who Horizon or its Subsidiaries elect not to employ after the Effective Time or who are terminated other than for cause within twelve (12) months after the Effective Date; and (ii) who sign and deliver a termination and release agreement in a form acceptable to Horizon, shall be entitled to severance pay equal to one (1) week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with SCB or Summit Bank with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks. Such employees will receive their severance in a lump-sum payment. Furthermore, any of such terminated employees shall be entitled to continuation coverage under Horizon Bank’s (or Summit Bank’s, if they are never employed by Horizon Bank) group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by such terminated employees. In addition, Horizon, at its expense will provide group career counseling for the Summit Bank employees who will not be continuing with Horizon (excluding the Former Employees) and will make professional career counseling services available through its internal employee assistance program of up to four (4) visits per employee. Nothing in this Section shall be deemed to limit or modify Horizon’s or Horizon Bank’s at-will employment policy or any employee’s at will employment status.

6.04           Adverse Actions.  Horizon shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied, (c) a material violation of any provision of this Agreement or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

6.05           D&O Insurance and Indemnification.

(a)           Horizon shall indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director and officer of SCB and its Subsidiaries, including Summit Bank (each, an “Indemnified Party”) following the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director or officer of SCB or any of its Subsidiaries under applicable Michigan law or SCB’s or any such Subsidiaries’ articles of incorporation or bylaws as in effect as of the date of this Agreement.

(b)           Horizon shall cause the persons serving as officers and directors of SCB and Summit Bank immediately prior to the Effective Time to be covered for a period of three (3) years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by SCB (the “Existing Policy”) or by a comparable or better policy (the “Replacement Policy”). Prior to the Effective Time, as instructed by Horizon, SCB shall cause the applicable broker of record for its Existing Policy and its existing Crime (Bond) Policy to be assigned to Horizon’s designee. Such assignments in favor of Horizon’s designee shall be executed by SCB with sufficient time to allow Horizon and its designee to place the insurance required by this Section. The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided, however, that Horizon shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of 125% of the annual premium for the current annual term of the Existing Policy (the “Maximum Amount”); and, provided, further, however, that, if notwithstanding the use of reasonable efforts to do so, Horizon is unable to maintain or obtain the insurance called for by this Section 6.05(b), Horizon shall obtain as much comparable insurance as is available for the Maximum Amount. Horizon’s obligations within this Section 6.05(b) apply solely and exclusively to the Existing Policy and the existing Crime (Bond) Policy at each policy’s current limits of insurance, as well as its other terms, conditions, exclusions and annual premium as of the date of this Agreement, and which must be continuously maintained in force by SCB without interruption, cancellation or amendment until the Effective Time or Horizon’s obligations within this Section shall cease.

(c)           The provisions of this Section 6.05 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and personal representatives.

(d)           In the event that either Horizon or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Horizon shall assume the obligations set forth in this Section 6.05.

6.06           Material Changes to Horizon Disclosure Schedules.  Horizon shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Horizon Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Horizon Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Horizon contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the Horizon Disclosure Schedule unless SCB shall have first consented in writing with respect thereto.

6.07           Ingham County Advisory Board.  As soon as reasonably practical after the Closing Date, Horizon agrees to form an Ingham County Advisory Board and add representatives to the advisory board from the SCB and SCB Bank Board as mutually agreed upon.

6.08           Issuance of Horizon Common Stock.  The Horizon Common  Stock to be issued by Horizon to the shareholders of SCB pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable.  The Horizon Common Stock to be issued to the shareholders of SCB pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Horizon or any other person, firm or entity.  The Horizon Common Stock to be issued to the shareholders of SCB pursuant to this Agreement will not be subject to any restrictions on transfer arising under the Securities Act, except for Horizon Common Stock issued to any shareholder of SCB who may be deemed to be an “affiliate” (under the Securities Act) of Horizon after completion of the Merger pursuant to Rule 145 of the Securities Act.

ARTICLE VII.

CONDITIONS PRECEDENT TO THE MERGER

7.01           Conditions Precedent to Horizon’s Obligations.  The obligation of Horizon to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by Horizon:

(a)           Representations and Warranties at Effective Time.  Each of the representations and warranties of SCB contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date).

(b)           Covenants.  Each of the covenants and agreements of SCB shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c)           Deliveries at Closing.  Horizon shall have received from SCB at the Closing (as hereinafter defined) the items and documents, in form and content reasonably satisfactory to Horizon, set forth in Section 10.02(b) hereof.

(d)           Registration Statement Effective.  Horizon shall have registered its shares of Horizon Common Stock to be issued to shareholders of SCB in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by Horizon. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

(e)           Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby (“Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of Horizon reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on SCB or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Horizon would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(f)           Shareholder Approval.  The shareholders of SCB shall have approved and adopted this Agreement as required by applicable law and SCB’s Articles of Incorporation.

(g)           Officers’ Certificate.  SCB shall have delivered to Horizon a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of SCB contained in Article III are true, accurate and correct in all respects on and as of the Effective Time; (ii) all the covenants of SCB have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) SCB has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(h)           Tax Opinion.  The Board of Directors of Horizon shall have received a written opinion of the law firm of Barnes & Thornburg LLP, dated as of the Effective Time, in form and content reasonably satisfactory to Horizon, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of SCB, except with respect to the Cash Consideration and the cash received by the shareholders of SCB for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.04 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

(i)           280G Opinion.  Horizon shall have received a letter of tax advice, in a form satisfactory to Horizon, from SCB’s outside, independent certified public accountants to the effect that any amounts that are paid by SCB before the Effective Time, or required under SCB’s Plans, the change in control agreements and plans, or this Agreement (or other plans or agreements entered into in connection with this Agreement) to be paid at or after the Effective Time, to Persons who are disqualified individuals in respect of SCB, its Subsidiaries or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code.

(j)           Material Proceedings.  None of Horizon, SCB, or any of their Subsidiaries, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal the completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

(k)           Listing.  The shares of Horizon Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance.

(l)           Termination of Data Processing Agreement.  Horizon shall have concluded that the Data Processing Services Agreement, dated September 11, 2009, between Summit Bank and FiServ will expire on or before December 7, 2016 and may be terminated prior to that time for a penalty not to exceed $560,000 (the “Termination Fee”).  SCB or Summit Bank shall have paid the Termination Fee prior to the Effective Time, but Horizon shall have the option of continuing such agreement on a month-to-month basis after the Closing Date.

(m)           Noncompetition Agreements.  The Covered Employees shall have executed and delivered the Noncompetition Agreements to Horizon.

(n)           Guardian Mortgage Documentation.  SCB or Summit Bank shall have provided Horizon with agreements, documents and instruments reasonably satisfactory to Horizon establishing Summit Bank’s legal ownership of all of the mortgage loans purchased from Guardian Mortgage Company, Inc. which agreements, documents and instruments shall include the original promissory notes for each loan, a duly recorded assignment of note and mortgage, and all other documents reasonably required by Horizon.

(o)           SCB Consolidated Shareholder’s Equity.  As of the end of the month prior to the Effective Time, the SCB Consolidated Shareholders’ Equity (as such term is defined below), shall not be less than $15,358,000. “SCB Consolidated Shareholders’ Equity” shall be the consolidated shareholders’ equity of SCB and Summit Bank determined in accordance with GAAP consistently applied for prior periods to which shall be added the following amounts (which amounts shall also be calculated in accordance with GAAP): (i) any accruals, reserves, or charges resulting from expenses of the Merger and other transactions contemplated by this Agreement which shall not exceed $2,600,000, and (ii) any accruals, reserves or charges taken by SCB or Summit Bank at the request of Horizon pursuant to Section 5.05 hereof.  Horizon and SCB recognize and agree that any changes to the valuation of the SCB investment portfolio attributed to ASC 320, whether upward or downward, from September

30, 2013 until the measurement date will not be considered in calculating the SCB Consolidated Common Shareholders’ Equity for purposes of this section.

7.02           Conditions Precedent to SCB’s Obligations.  The obligation of SCB to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by SCB:

(a)           Representations and Warranties at Effective Time.  Each of the representations and warranties of Horizon contained in this Agreement shall be true, accurate and correct in all material respects on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date).

(b)           Covenants.  Each of the covenants and agreements of Horizon shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c)           Deliveries at Closing.  SCB shall have received from Horizon at the Closing the items and documents, in form and content reasonably satisfactory to SCB, listed in Section 10.02(a) hereof.

(d)           Registration Statement Effective.  Horizon shall have registered its shares of Horizon Common Stock to be issued to shareholders of SCB in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by Horizon. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

(e)           Regulatory Approvals.  All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(f)           Shareholder Approval.  The shareholders of SCB shall have approved and adopted this Agreement as required by applicable law and SCB’s Articles of Incorporation.

(g)           Officers’ Certificate.  Horizon shall have delivered to SCB a certificate signed by its CEO and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of Horizon contained in Article IV are true, accurate and correct in all respects on and as of the Effective Time; (ii) all the covenants of Horizon have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) Horizon has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(h)           Tax Opinion.  The Board of Directors of SCB shall have received a written opinion of the law firm of Barnes & Thornburg LLP, dated as of the Effective Time, in form and content reasonably satisfactory to SCB, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of SCB, except with respect to the Cash Consideration and the cash received by the shareholders of SCB for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.04 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

(i)           Listing.  The shares of Horizon Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance.

(j)           Material Proceedings.  None of Horizon, SCB, or any Subsidiary of Horizon or SCB, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal the completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to this Agreement or the Merger or seeking to prevent the completion of the Merger.

(k)           Fairness Opinion.  SCB shall have received the written opinion of DP&P dated as of the date of the meeting of the Board of Directors of SCB at which this Agreement was approved concluding that the Merger Consideration is fair to the shareholders of SCB from a financial point of view, and such opinion shall, with DP&P’s consent, have been included in the proxy statement and prospectus sent to the SCB shareholders that will be part of the Registration Statement.

ARTICLE VIII.

TERMINATION OF MERGER

8.01           Termination.  This Agreement may be terminated and abandoned at any time prior to the Closing Date, only as follows:

(a)           by the mutual written consent of Horizon and SCB;

(b)           by either of SCB or Horizon by written notice to the other:

(i)           if this Agreement and the Merger are not approved by the requisite vote of the shareholders of SCB at the meeting of shareholders of SCB contemplated in Section 5.01;

(ii)           if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment or injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable or if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial (despite the reasonable best efforts of the parties hereto to appeal or reverse such denial) has become final and non-appealable; or

(iii)           if the consummation of the Merger shall not have occurred on or before June 30, 2014 (the “Outside Date”); provided that the right to terminate this Agreement under this Section ARTICLE VIII(b)(iii) shall not be available to any party whose breach of any provision of this Agreement causes the failure of the Merger to occur on or before the Outside Date;

(c)           by written notice from Horizon to SCB, if:

(i)           any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.01 not being satisfied prior to the Outside Date;

(ii)           SCB breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by SCB within twenty (20) business days after SCB’s receipt of written notice of such breach from Horizon;

(iii)           there shall have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, whether or not covered by insurance, on SCB; or

(iv)           Horizon elects to exercise its right to terminate pursuant to Section 3.11(b) or Section 5.11.

(d)           by written notice from SCB to Horizon if:

(i)           any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.02 not being satisfied prior to the Outside Date;

(ii)           Horizon breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02 and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by Horizon within twenty (20) business days after Horizon’s receipt of written notice of such breach from SCB; or

(iii)           there shall have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, whether or not covered by insurance, on Horizon.

(e)           by written notice from Horizon to SCB:

(i)           if the SCB Board of Directors shall fail to include its recommendation to approve the Merger in the proxy statement/prospectus;

(ii)           in the event of an Adverse Recommendation Change or an Adverse Recommendation Change Notice;

(iii)           if the SCB Board shall approve any Acquisition Proposal or publicly recommend that the holders of SCB Common Stock accept or approve any Acquisition Proposal; or

(iv)           if SCB shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal.

(f)           by written notice by Horizon to SCB if a quorum could not be convened at the meeting of shareholders of SCB contemplated in Section 5.01 or at a reconvened meeting held at any time prior to or on the Outside Date.

(g)           by written notice by SCB to Horizon at any time during the five (5) day period commencing on the Determination Date if, and only if both of the following conditions are satisfied, such termination to be effective on the tenth (10th) day following the Determination Date:

(i)           The Horizon Market Value on the Determination Date is less than $17.46; and

(ii)           the number obtained by dividing the Horizon Market Value by the Initial Horizon Market Value shall be less than the number obtained by dividing (A) the Final Index Price by (B) the Initial Index Price minus 0.20;

subject, however, to the following three sentences. If SCB elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to Horizon. During the five (5) business day period commencing with its receipt of such notice, Horizon shall have the option to increase the Exchange Ratio to equal the lesser of (i) a quotient, the numerator of which is equal to the product of the Initial Horizon Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.20 and the denominator of which is equal to the Horizon Market Value on the Determination Date; or (ii) the quotient determined by dividing the Initial Horizon Market Value by the Horizon Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80.  If within such five (5) business day period, Horizon delivers written notice to SCB that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies SCB of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

For purposes of this Section 8.01(g), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) and all other approvals and consents necessary for consummation of the Merger have been received (disregarding any waiting period).

“Final Index Price” means the average of the daily closing value of the Index for the fifteen (15) consecutive trading days immediately preceding the Determination Date.

“Index” means the SNL Midwest Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the SNL Midwest Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Horizon Market Value” means $21.82, adjusted as indicated in the last sentence of this Section 8.01(g).

“Initial Index Price” means the closing value of the Index on the date of this Agreement.

“Horizon Market Value” means the average of the daily closing sales prices of a share of Horizon’s common stock, rounded to the nearest cent, during the fifteen (15) consecutive trading days immediately preceding the Determination Date; provided, however, that closing sales prices shall only be used for days during which Horizon’s shares are actually traded on The Nasdaq Stock Market.

If Horizon or any company belonging to the Index declares or effects a stock dividend, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.01(g).

8.02           Effect of Termination.

(a)           Subject to the remainder of this Section 8.02, in the event of the termination of this Agreement pursuant to Section ARTICLE VIII, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Horizon or SCB and each of their respective subsidiaries, directors, officers, employees, advisors, agents, or shareholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in Sections 5.06 and 8.02 and Article XI, which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Agreement, including this Section 8.02, except for the amounts payable pursuant to subsections (b), (c) or (d), shall relieve any party hereto from liabilities or damages arising out of any fraud or intentional breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement or any related agreement.

(b)           SCB shall pay to Horizon an amount in cash equal to $700,000 (the “Termination Fee”) if:

(i)           this Agreement is terminated by Horizon pursuant to Section ARTICLE VIII(e); or

(ii)           this Agreement is terminated by either party pursuant to Section ARTICLE VIII(b)(i) as a result of the failure of SCB’s shareholders to approve the Agreement and the Merger by the requisite vote or by Horizon pursuant to Section ARTICLE VIII(f) and, in each case, prior to the date that is twelve (12) months after such termination SCB or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is made or consummated before or after termination of this Agreement); or

(iii)           this Agreement is terminated by either SCB or Horizon pursuant to Section ARTICLE VIII(b)(iii) and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is twelve (12) months after such termination, SCB or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated.

(c)           Any fee due under Section 8.02(b) shall be paid by SCB by wire transfer of same day funds:

(i)           in the case of Section 8.02(b)(i), concurrently with such termination; and

(ii)           in the case of Section 8.02(b)(ii) or Section 8.02(b)(iii), on the earlier of the date SCB enters into such Acquisition Agreement or consummates such Acquisition Proposal.

(d)           In the event Horizon would be entitled to the Termination Fee pursuant to Section 8.02(b), then Horizon may elect, in its sole discretion, to (i) terminate this Agreement and require the payment of such Termination Fee, in which event the Termination Fee shall be the sole and exclusive remedy for such termination event and such fee shall constitute liquidated damages; provided, however, this Agreement shall not be terminated until the Termination Fee is paid in full, or (ii) not terminate this Agreement and institute a proceeding at law or in equity to specifically enforce this Agreement and/or recover all of its damages arising hereunder, including all of its costs, fees and expenses (including reasonable attorneys’ and accountants’ fees and expenses). SCB acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Horizon would not have entered into this Agreement. Accordingly, if SCB fails promptly to pay the Termination Fee, and, in order to obtain such payment, Horizon commences a suit that results in a judgment against SCB for the Termination Fee, SCB shall also pay to Horizon its reasonable costs and expenses (including attorneys’ and accountants’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest at the national prime rate in effect on the date such payment was required to be made.

ARTICLE IX.

EFFECTIVE TIME OF THE MERGER

Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective on the day and at the time specified in the Articles of Merger of Horizon and SCB as filed with the Indiana Secretary of State and the Department of Licensing and Regulatory Affairs of the state of Michigan (the “Effective Time”). Unless otherwise mutually agreed to by the parties hereto, the parties shall cause the Effective Time to occur within ten (10) Business Days after the later to occur of (a) all conditions precedent to the Merger set forth in this Agreement have been fulfilled, and (b) all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger have expired.

ARTICLE X.

CLOSING

10.01           Closing Date and Place.  So long as all conditions precedent set forth in Article VII hereof have been satisfied and fulfilled, the closing of the Merger (the “Closing”) will take place on the date determined to be the date of the Effective Time by Article IX hereof (the “Closing Date”) at a location to be reasonably determined by Horizon.

10.02           Deliveries.

(a)           At the Closing, Horizon will deliver to SCB the following:

(i)	the officers’ certificate contemplated by Section 7.02(g) hereof;

(ii)           copies of all Regulatory Approvals necessary to consummate the Merger;

(iii)           copies of the resolutions adopted by the Board of Directors of Horizon certified by the Secretary of Horizon relative to the approval of this Agreement and the Merger;

(iv)           the tax opinion required by Section 7.02(h) hereof;

(v)           evidence of the purchase of director and officer liability insurance for the benefit of the Indemnified Parties in accordance with Section 6.05; and

(vi)           such other documents and information as SCB or its legal counsel may reasonably request.

(b)           At the Closing, SCB will deliver to Horizon the following:

(i)           the officers’ certificate contemplated by Section 7.01(g) hereof;

(ii)           copies of the resolutions adopted by the Board of Directors and shareholders of SCB certified by the Secretary of SCB relative to the approval of this Agreement and the Merger;

(iii)           the tax opinion required by Section 7.01(h) hereof;

(iv)           the 280G opinion required by Section 7.01(i) hereof; and

(vi)           such other documents and information as Horizon or its legal counsel may reasonably request.

ARTICLE XI.

MISCELLANEOUS

11.01           Effective Agreement.  This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. Except as provided by Section 6.05 (dealing with rights to indemnification and advancements of expenses, and the rights to insurance coverage, provided to certain persons), the representations, warranties, covenants and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other Persons, other than the right of SCB, on behalf of its shareholders, to pursue damages in the event of fraud or an intentional breach of this Agreement as provided in Section 8.02(a) hereof.

11.02           Waiver; Amendment.

(a)           The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

(b)           This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

11.03           Notices. All notices, requests and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, or delivered by overnight express receipted delivery service as follows:

If to Horizon:	with a copy (which shall not constitute notice) to:
Horizon Bancorp	Barnes & Thornburg LLP
515 Franklin Street	11 South Meridian Street
Michigan City, IN 46360	Indianapolis, IN 46204-3535
Attn: Craig M. Dwight	Attn: Curt W. Hidde, Esq.
CEO and Chairman

And
If to SCB:	with a copy (which shall not constitute notice) to:
SCB Bancorp, Inc.	Foster, Swift, Collins & Smith, P.C.
1600 Abbott Road	313 S. Washington Square
East Lansing, MI 48823	Lansing, MI 48933
Attn: John W. Abbott,	Attn: Matt G. Hrebec, Esq.
President and CEO

or such substituted address or Person as any of them have given to the other in writing. All such notices, requests or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; or (c) if delivered by overnight express delivery service, on the next business day after deposit with such service.

11.04           Headings.  The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

11.05           Severability.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

11.06           Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but such counterparts shall together constitute one and the same instrument.

11.07           Governing Law; Enforcement; Specific Performance; Jury Trial.  This Agreement (and any and all other documents, agreements and instruments entered into in connection with the Merger and any related transaction; collectively, the “Related Agreements”) shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement or any Related Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Marion County, Indiana or the United States District Court for the Southern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any provision of this Agreement or any Related Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement or any Related Agreement and to enforce specifically the terms and provisions of this Agreement or any Related Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY RELATED AGREEMENT.

11.08           Entire Agreement.  This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein and except for the Mutual Non-Disclosure & Confidentiality Agreement dated July 24, 2013, by and between the parties (the “Confidentiality Agreement”). Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

11.09           Survival of Representations, Warranties or Covenants.  Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter the parties will have no further liability with respect thereto. The covenants contained in Sections 5.06 and 8.02 and this Article XI shall survive termination of this Agreement and remain in full force and effect. The covenants contained in Sections 1.01, 1.05, 1.06, 2.02, 2.05, 5.16, 5.17, 5.21, 6.03, 6.05 and all of the provisions of this Article XI shall survive the Effective Time.

11.10           Expenses.  Except as provided elsewhere in this Agreement, each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.

11.11           Certain References.  Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa, and the masculine or neuter gender shall include the masculine, feminine and neuter genders. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term “business day” will mean any day except Saturday and Sunday when Horizon Bank, in Michigan City, Indiana, is open for the transaction of business.

[Signature Page Follows.]

In Witness Whereof, Horizon and SCB have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

Horizon Bancorp

By:	/s/ Craig M. Dwight
Craig M. Dwight, CEO and Chairman

SCB Bancorp, Inc.

By:	/s/ John W. Abbott
Printed: John W. Abbott
Title: President and CEO

Table of Contents

ARTICLE I. THE MERGER		1
1.01	The Merger	1
1.02	Reservation of Right to Revise Structure	2
1.03	Tax Free Reorganization	2
1.04	Absence of Control	3
1.05	Bank Merger	3
1.06	No Dissenters’ Rights	3
ARTICLE II. MANNER AND BASIS OF EXCHANGE OF STOCK		3
2.01	Merger Consideration	3
2.02	Stock Options	3
2.03	Anti-Dilution Adjustments	4
2.04	Fractional Shares	4
2.05	Exchange Procedures	4
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SCB		6
3.01	Organization and Authority	7
3.02	Authorization	7
3.03	Capitalization	8
3.04	Organizational Documents	9
3.05	Compliance with Law	9
3.06	Accuracy of Information Provided for Form S-4	9
3.07	Litigation and Pending Proceedings	9
3.08	Financial Statements and Reports	10
3.09	Material Contracts	10
3.10	Absence of Undisclosed Liabilities	12
3.11	Title to Properties	12
3.12	Loans and Investments	14
3.13	Indebtedness	15
3.14	No Shareholder Rights Plan	15
3.15	Employee Benefit Plans	15
3.16	Obligations to Employees	19
3.17	Taxes, Returns and Reports	19
3.18	Deposit Insurance	20
3.19	Insurance	20
3.20	Books and Records	20
3.21	Broker’s, Finder’s or Other Fees	20
3.22	Interim Events	20
3.23	Insider Transactions	22
3.24	Indemnification Agreements	22
3.25	Shareholder Approval	22
3.26	Intellectual Property	22
3.27	Community Reinvestment Act	23
3.28	Bank Secrecy Act	23
3.29	Agreements with Regulatory Agencies	23
3.30	Internal Controls	24
3.31	Fiduciary Accounts	24
3.32	Certificate of Deposit Brokerage Operations	24
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF HORIZON		24
4.01	Organization and Authority	25
4.02	Authorization	26
4.03	Capitalization	26
4.04	Compliance with Law	27
4.05	Absence of Undisclosed Liabilities	27
4.06	Accuracy of Information Provided for Form S-4	28
4.07	Financial Statements and Reports	28

4.08	Adequacy of Reserves	28
4.09	Litigation and Pending Proceedings	29
4.10	Taxes, Returns and Reports	29
4.11	Deposit Insurance	29
4.12	Bank Secrecy Act	30
4.13	Community Reinvestment Act	30
4.14	Horizon Securities and Exchange Commission Filings	30
4.15	No Shareholder Approval	30
ARTICLE V. CERTAIN COVENANTS		30
5.01	Shareholder Approval	30
5.02	Other Approvals	30
5.03	Conduct of Business	31
5.04	Insurance	34
5.05	Accruals for Loan Loss Reserve and Expenses	34
5.06	Acquisition Proposals	35
5.07	Press Releases	37
5.08	Material Changes to Disclosure Schedules	38
5.09	Access; Information	38
5.10	Financial Statements	39
5.11	Environmental	39
5.12	Governmental Reports and Shareholder Information	40
5.13	Adverse Actions	40
5.14	Employee Benefits and Employees	41
5.15	Noncompetition Agreements	41
5.16	Termination of SCB 401(k) Plan	41
5.17	Disposition of Fully Insured Welfare Benefit and Sec. 125 Plans	42
5.18	Summit Bank Merger	43
5.19	Cooperation on Conversion of Systems	43
5.20	Installation/Conversion of Equipment	43
5.21	Change in Control Payments	43
ARTICLE VI. COVENANTS OF HORIZON		44
6.01	Approvals	44
6.02	SEC Registration	44
6.03	Employee Benefit Plans and Employee Payments	45
6.04	Adverse Actions	47
6.05	D&O Insurance and Indemnification	47
6.06	Material Changes to Horizon Disclosure Schedules	48
6.07	Ingham County Advisory Board	48
6.08	Issuance of Horizon Common Stock	48
ARTICLE VII. CONDITIONS PRECEDENT TO THE MERGER		48
7.01	Conditions Precedent to Horizon’s Obligations	48
7.02	Conditions Precedent to SCB’s Obligations	51
ARTICLE VIII. TERMINATION OF MERGER		52
8.01	Termination	52
8.02	Effect of Termination	55
ARTICLE IX. EFFECTIVE TIME OF THE MERGER		57
ARTICLE X. CLOSING		57
10.01	Closing Date and Place	57
10.02	Deliveries	57
ARTICLE XI. MISCELLANEOUS		58
11.01	Effective Agreement	58
11.02	Waiver; Amendment	58
11.03	Notices	58
11.04	Headings	59
11.05	Severability	59
11.06	Counterparts; Facsimile	59

11.07	Governing Law; Enforcement; Specific Performance; Jury Trial	59
11.08	Entire Agreement	60
11.09	Survival of Representations, Warranties or Covenants	60
11.10	Expenses	60
11.11	Certain References	60

Index of Exhibits

Exhibit 1.01(e)	Plan of Merger
Exhibit 2.02	Agreement to Convert Stock Options
Exhibit 5.01	Voting Agreement

Exhibit 1.01(e)

Plan of Merger

between

SCB Bancorp, Inc.

(a Michigan corporation)

and

Horizon Bancorp

(an Indiana corporation)

November 12, 2013

Plan of Merger

This Plan of Merger is made and entered into as of November 12, 2013, between SCB Bancorp, Inc., a Michigan corporation with its principal office located at 1600 Abbott Road, East Lansing, Michigan 48823 (“SCB”), and Horizon Bancorp, an Indiana corporation with its principal office located at 515 Franklin Street, Michigan City, Indiana 46360 (“Horizon”).

Witnesseth:

Whereas, the Boards of Directors of SCB and Horizon have approved an Agreement and Plan of Merger, executed and delivered as of November 12, 2013 (the “Agreement and Plan of Merger”), of which the Plan of Merger was a part thereof, pursuant to which SCB has agreed to merge with and into Horizon (capitalized terms used, but not defined, in this Plan of Merger shall have the meaning ascribed to them in the Agreement and Plan of Merger); and

Now, Therefore, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Article 1.    The Holding Company Merger

Section 1.1 The Holding Company Merger. Pursuant to the terms and provisions of this Plan of Merger, the Michigan Business Corporation Act (“MBCA”) and the Indiana Business Corporation Law (“IBCL”), SCB shall merge with and into Horizon (the “Holding Company Merger”). The Holding Company Merger shall be effective at the Effective Time (as that term is defined in the Agreement and Plan of Merger) (the “Effective Time”).

Section 1.2 Merging Corporation. SCB shall be the merging corporation under the Holding Company Merger and its corporate identity and existence shall cease on consummation of the Holding Company Merger.

Section 1.3 Surviving Corporation.. Horizon shall be the surviving corporation in the Holding Company Merger, and the Articles of Incorporation and Bylaws of Horizon in effect prior to the Holding Company Merger shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

Article 2. Terms of the Holding Company Merger and Conversion of Shares

Section 2.1 Effect of the Holding Company Merger.. The Holding Company Merger shall have all of the effects provided by the IBCL and the MBCA.

Section 2.2 Conversion of SCB Shares.

(a)           At the Effective Time, each share of SCB Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held as treasury stock of SCB and (ii) shares held directly or indirectly by Horizon, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) shall become and be converted into the right pursuant to Article II of the Agreement and Plan of Merger to receive the following: (i) 0.4904 shares of Horizon common stock (as adjusted in accordance with the terms of the Agreement and Plan of Merger), without par value (the “Horizon Common Stock”), and (ii) $5.15 in cash (the aggregate cash consideration to be paid in the Merger is referred to herein as the “Cash Consideration”) (collectively, the “Merger Consideration”); provided, however, the SCB stockholders owning less than 100 shares of SCB Common Stock as of the Effective Time will only be entitled to receive $16.35 per share in cash and will not be entitled to receive any Horizon Common Stock.

(b)           At the Effective Time, each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of SCB stock shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration, upon the surrender of such certificate or certificates in accordance with Section 2.3of this Plan of Merger.

Section 2.3 Exchange Procedures; Surrender of Certificates.

(a)           Registrar and Transfer Company shall act as Exchange Agent in the Holding Company Merger (the “Exchange Agent”).

(b)           At or prior to the Effective Time, Horizon shall reserve a sufficient number of shares of Horizon Common Stock to be issued as part of the Merger Consideration. At the Effective Time, Horizon shall cause all shares of SCB Common Stock held by recognized securities depositories (“street name” shares) to be exchanged for the Merger Consideration in accordance with the rules and procedures of such depositories.  As promptly as practicable after the Effective Time, but in no event more than five (5) business days thereafter, Horizon shall mail to each holder of SCB Common Stock a letter of transmittal providing instructions as to the transmittal to Horizon of certificates representing shares of SCB Common Stock and the issuance of shares of Horizon Common Stock and the Cash Consideration in exchange therefor pursuant to the terms of this Plan of Merger.

(c)           Horizon shall cause a certificate representing that number of whole shares of Horizon Common Stock that each holder of SCB Common Stock has the right to receive pursuant to Section 2.01 of the Agreement and Plan of Merger, and a check in the amount of such holder’s proportionate share of the Cash Consideration pursuant to Section 2.01 of the Agreement and Plan of Merger and any cash in lieu of fractional shares or dividends or distributions which such holder shall be entitled to receive, to be delivered to such shareholder upon delivery to Horizon of certificates representing such shares of SCB Common Stock (“Old Certificates”) (or bond or other indemnity satisfactory to Horizon if any of such certificates are lost, stolen or destroyed) owned by such shareholder accompanied by a properly completed and executed letter of transmittal, as in the form and substance satisfactory to Horizon. No interest will be paid on any Merger Consideration that any such holder shall be entitled to receive pursuant to this Plan of Merger upon such delivery.

(d)           No dividends or other distributions on Horizon Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of SCB Common Stock converted in the Merger into the right to receive shares of such Horizon Common Stock until the holder thereof surrenders such Old Certificates in accordance with this Section 2.3. After becoming so entitled in accordance with this Section 2.3, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Horizon Common Stock such holder had the right to receive upon surrender of the Old Certificate.

(e)           The stock transfer books of SCB shall be closed immediately upon the Effective Time and from and after the Effective Time, there shall be no transfers on the stock transfer records of SCB of any shares of SCB Common Stock or preferred stock. If, after the Effective Time, Old Certificates are presented to Horizon, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to the Agreement and Plan of Merger and in accordance with the procedures set forth in this Section 2.3.

(f)           Horizon shall be entitled to rely upon SCB’s stock transfer books to establish the identity of those individuals, partnerships, corporations, trusts, joint ventures, organizations or other entities (each, a “Person”) entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Horizon shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved from any and all liability with respect to any claims thereto.

(g)           If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen, or destroyed and, if required by Horizon, the posting by such Person of a bond or other indemnity satisfactory to Horizon as indemnity against any claim that may be made against it with respect to such Old Certificate, Horizon will issue in exchange for such affidavit of lost, stolen, or destroyed Old Certificate the Merger Consideration deliverable in respect thereof pursuant to the terms of this Amended and Restated Plan of Merger.

(h)           Notwithstanding the foregoing, no party hereto shall be liable to any former holder of SCB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Article 3.   Amendment; Termination; Assignment

Section 3.1 Amendment. At any time prior to the Effective Time, the parties to this Plan of Merger by mutual written agreement authorized by their respective Boards of Directors (and whether before or after the shareholders of SCB have approved and adopted this Plan of Merger) may amend this Plan of Merger; provided, however, that if the shareholders of SCB have approved and adopted this Plan of Merger, any such amendment shall not have a material adverse effect on the shareholders of SCB.

Section 3.2 Termination. This Plan of Merger shall automatically terminate (whether before or after SCB shareholder approval) upon the termination of the Agreement and Plan of Merger.

Section 3.3 Successors and Assigns. This Plan of Merger and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but none of the provisions hereof shall inure to the benefit of any other person, firm, or corporation whomsoever. Neither this Plan of Merger nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party.

In Witness Whereof, the parties hereto have executed this Plan of Merger as of the day and year first above written.

SCB Bancorp, Inc.

By:	/s/ John W. Abbott
John W. Abbott, President and CEO

Horizon Bancorp

By:	/s/ Craig M. Dwight
Craig M. Dwight, CEO and Chairman

Exhibit 2.02

Agreement to Convert Options

The undersigned represents and warrants that he/she is the legal and beneficial owner of an option to purchase up to ____________ shares of common stock, $_____ par value, of SCB Bancorp, Inc. (“SCB”) which was issued to the undersigned under the SCB Bancorp, Inc. Stock Option and Incentive Plan and is evidenced by a ___________________________ Stock Option Agreement dated ____________________ (the “Stock Option Agreement”).

The undersigned acknowledges that SCB has agreed to merge with Horizon Bancorp, and acknowledges and agrees that in connection therewith, the holders of the SCB stock options are required to convert their stock options into cash pursuant to the terms of the Agreement and Plan of Merger dated November ____, 2013.

The undersigned acknowledges and agrees that he/she shall be entitled to receive, in connection with the merger, the difference between $16.35 and the per share exercise price for each share of SCB common stock subject to the stock options owned by the undersigned, provided, however, that there shall be withheld from such cash payment any taxes required to be withheld by applicable law, and the undersigned further agrees to surrender the Stock Option Agreement evidencing his/her ownership of the stock options to SCB or Horizon Bancorp on or before the closing of the merger in exchange for the aforementioned consideration and recognizes and agrees that the Stock Option Agreement (and all other agreements or instruments evidencing the ownership of stock options of SCB held by the undersigned) shall be cancelled and be of no further force and effect upon the payment noted above.

In Witness Whereof, the undersigned has executed this Agreement on the ____ day of ______________________, 2013.

Optionholder

Signature

Name Printed

Horizon Bancorp

By:

Printed:

Title:

Exhibit 5.01

Voting Agreement

Each of the undersigned, being all of the directors of SCB Bancorp, Inc. (“SCB”) and Summit Community Bank having, in the case of the SCB directors, voted for the approval and adoption by SCB of that certain Agreement and Plan of Merger (“Agreement and Plan of Merger”) among SCB and Horizon Bancorp (“Horizon”), whereby Horizon will acquire all of the outstanding capital stock of SCB in exchange for shares of Horizon common stock, no par value per share (the “Holding Company Merger”), in consideration of the benefits to be derived from the consummation of such merger and in consideration of the mutual agreements made in the Agreement and Plan of Merger and herein, and in order to induce Horizon to execute and deliver the Agreement and Plan of Merger to SCB and to proceed with the consummation of the Holding Company Merger and to incur the expenses required in connection therewith, hereby irrevocably covenants and agrees with one another and with each of the parties to such Agreement and Plan of Merger that the undersigned:

(a) will support the consummation of the Holding Company Merger and any merger of any SCB subsidiaries, including Summit Community Bank, and, subject to fiduciary duties and Section 5.06 of the Agreement and Plan of Merger, will recommend the Holding Company Merger for approval and adoption by the shareholders of SCB;

(b) will vote all shares of common stock of SCB (“SCB Common Stock”) now or hereafter beneficially owned by him or her, in person or by proxy, at any meeting of the shareholders of SCB or adjournments thereof, in favor of the approval and adoption of the Agreement and Plan of Merger and the Holding Company Merger; and

(c) until such time as the Holding Company Merger has been consummated or the Agreement and Plan of Merger has been duly terminated in accordance with the provisions thereof, will not transfer any shares of SCB Common Stock, or any right or option with respect thereto or any interest therein, without first obtaining from the transferee thereof and furnishing to Horizon a written agreement of such transferee substantially to the effect of the agreements herein made and in form and substance acceptable to Horizon.

The undersigned represents and warrants that he or she (except to the extent indicated below) is the sole record and/or beneficial owner of (and has sole rights to vote and to dispose of) the number of shares of SCB Common Stock indicated beside his or her signature below.

This Voting Agreement may be executed in one or more counterparts and delivered by facsimile, pdf or other means of electronic communication, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Voting Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Marion County, Indiana or the United States District Court for the Southern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this Voting Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS VOTING AGREEMENT.

[Remainder of Page Intentionally Left Blank.]

Executed and Delivered as of November 12, 2013.

/s/ John W. Abbott	(37,500 shares)
John W. Abbott

/s/ Gregory D. Brogan	(38,188 shares)
Gregory D. Brogan

/s/ Richard R. Current	(3,376 shares)
Richard R. Current

/s/ Lori H. Fuller	(370 shares)
Lori H. Fuller

/s/ Byron P. Gallagher	(42,400 shares)
Byron P. Gallagher, Jr.

/s/ Patrick K. Gillespie	(36,940 shares)
Patrick K. Gillespie

/s/ Edgar L. Harden II	(10,000 shares)
Edgar L. Harden II

/s/ Stephen A. Ramsby	(20,000 shares)
Stephen A. Ramsby

/s/ Steven F. Roznowski	(0 shares)
Steven F. Roznowski

[Signature Page to Voting Agreement]

Annex B - Opinion of Donnelly Penman & Partners, Inc.

November 12, 2013

Board of Directors
SCB Bancorp, Inc.
1600 Abbott Road
East Lansing, Michigan 48823

Members of the Board of Directors:

SCB Bancorp, Inc. (“SCB”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 12, 2013, with Horizon Bancorp (“Horizon”) pursuant to which SCB will be merged with and into Horizon in a transaction (the “Merger”) for which each SCB share issued and outstanding immediately prior to the effective time of the Merger (excluding any shares held in Treasury) will be converted into shares of Horizon common stock at an exchange ratio of up to 0.4904 shares of Horizon common stock and receive $5.15 in cash (collectively, the “Proposed Consideration”) for each SCB share.

You have asked us whether, in our opinion, the Proposed Consideration is fair to the shareholders of SCB from a financial point of view.

Donnelly Penman & Partners Inc. ("Donnelly Penman") is an investment-banking firm of recognized standing.  As part of our investment banking services, we are continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, secondary distributions of securities, private placements and valuations for ESOPs, going private transactions, corporate and other purposes.

Donnelly Penman has acted as financial advisor to SCB and not as an advisor to or agent of any other person. We have acted exclusively for the Board of Directors of SCB in rendering this fairness opinion and will receive a fee from SCB for our services. No portion of our fee is contingent upon the completion of the Merger. In addition, SCB has agreed to indemnify us for certain liabilities arising out of our engagement. In the past two years, Donnelly Penman has provided investment banking and financial advisory services to SCB and received compensation for such services. In the past two years, we have not provided investment banking and financial advisory services to Horizon. We may in the future provide investment banking and financial advisory services to Horizon and receive compensation for such services.

In arriving at our opinion, we engaged in discussions with members of the management teams of each of SCB and Horizon concerning the historical and current business operations, financial conditions and prospects of both SCB and Horizon and we reviewed, among other things:

•	the Merger Agreement;

•
certain nonpublic information for SCB, including each of its Audited Financial Statements for the years ended December 31, 2012 and 2011, and the internal financial results for the each of the quarterly periods ended on March 31, June 30, and September 30, 2013, as well as interim financial results as of October 31, 2013 provided by SCB management;

•
certain publicly-available information for Horizon, including each of its Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2012, 2011 and 2010 and the quarterly reports on Form 10-Q for the each of the quarterly periods ended on March 31, June 30 and September 30, 2013;

•	certain information, including historical and forecasted financial information, relating to earnings, dividends, assets, liabilities and prospects of SCB furnished by senior management of SCB;

•	certain information, including historical financial information, relating to earnings, dividends, assets, liabilities and prospects of Horizon furnished by senior management of Horizon;

•
participated in discussions with representatives of Horizon and SCB concerning Horizon’s and SCB’s financial condition, businesses, assets, earnings, prospects, and such senior management’s views as to its future financial performance, respectively;

•	SCB senior management projected earnings estimates for fiscal years 2013 through 2017, which were deemed reasonable by SCB management;

•	the most recently available consensus analyst estimates for projected earnings for Horizon for fiscal years 2013, 2014, and 2015, which were deemed reasonable by Horizon management;

•	the financial condition and operating results of certain other financial institutions that we deemed comparable;

•	a contribution analysis of SCB and Horizon to the combined entity with regard to certain financial metrics as of October 31, 2013 and September 30, 2013, respectively;

•	the recent stock prices and trading activity for the common stock of Horizon during the last five years and up until the day prior to the announcement of the Merger;

•	various valuation analyses of SCB that we performed including a cash dividend analysis, three analyses of comparable transactions, a dividend discount analysis, and an accretion/dilution analysis;

•	various valuation analyses of Horizon that we performed including an analysis of comparable companies;

•	information with respect to the potential pro forma impact of the Merger, including a pro forma dividend discount analysis; and
•	such other information, financial studies, analyses and investigations and such other factors that Donnelly Penman deemed relevant for the purposes of its opinion.

In conducting our review and arriving at our opinion, we, with your consent, have relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by SCB and Horizon or upon publicly available information.  We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax reporting. We do not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. We have further relied upon the assurance of management of SCB and Horizon that they were unaware of any facts that would make the information provided or available to us incomplete or misleading in any respect.  We did not make any independent evaluations, valuations or appraisals of the assets or liabilities of SCB and Horizon.  We did not review any individual credit files and assumed that the aggregate allowances for credit losses relating to the loans of SCB and Horizon were and will continue to be adequate to cover such losses.  Our opinion is necessarily based upon economic and market conditions and other circumstances as they existed and evaluated by us on the date of this letter.  We do not have any obligation to update this opinion, unless requested by you in writing to do so, and we expressly disclaim any responsibility to do so in the absence of such a written request.

No limitations were imposed by SCB on us or on the scope of our investigation or the procedures that were followed by us in rendering this opinion.  The form and amount of the Proposed Consideration was determined through arms’ length negotiations between SCB and Horizon.  We were not requested to opine as to, and this opinion does not address, SCB’s underlying business decision to proceed with or effect the Merger or the relative merits of the Merger compared to any alternative transaction that might be available to SCB.  Further, this letter does not constitute a recommendation to the shareholders of SCB with respect to any approval of the Merger Agreement or the Merger.  Additionally, we were not requested to opine as to, and this opinion does not address, the fairness of the amount or nature of the compensation to any of SCB’s officers, directors or employees.

In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of SCB.  The credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on SCB, Horizon or the Merger.  Further, for purposes of our analyses and this opinion, we have, with your agreement, assumed the value of a share of Horizon Common Stock is equivalent to the current market price of Horizon common stock and that the current market price of Horizon common stock is a reasonable basis on which to evaluate Horizon. Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates.  Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No company or merger utilized in our analyses was identical to SCB, Horizon or the Merger.  Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of SCB or companies to which it is being compared.  None of the analyses performed by us was assigned a greater significance than any other.

The financial forecast information and cost savings and other synergies expected to result from the merger furnished by management of SCB and Horizon and deemed reasonable by them contained in or underlying Donnelly Penman’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates. The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. In that regard, Donnelly Penman assumed, with SCB’s and Horizon’s consent, that the financial forecasts, including the cost savings, ASC 805 adjustments, and other synergies expected to result from the merger, were reasonably prepared on a basis reflecting the best currently available judgments of SCB and Horizon, and that such forecasts will be realized in the amounts and at the times that they contemplate. The estimates contained in Donnelly Penman’s analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by those analyses. Estimates of values of financial institutions or assets do not purport to be appraisals or necessarily reflect the prices at which financial institutions or their securities actually may be sold. Accordingly, actual results could vary significantly from those assumed in the financial forecasts and related analyses.

We hereby consent to the reference to our opinion in the prospectus and proxy statement to be issued pursuant to the Agreement and to the inclusion of the foregoing opinion in the prospectus and proxy statement relating to the meeting of stockholders of SCB to be convened for the purpose of voting on the Merger.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.  Further, we express no view as to the price or trading range for shares of the common stock of Horizon following the consummation of the Merger.

Based upon and subject to the foregoing, we are of the opinion that, as of November 12, 2013, the Proposed Consideration to be received by SCB shareholders under the Merger Agreement is fair from a financial point of view, to the shareholders of SCB.  This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Very truly yours,

 Donnelly Penman & Partners Inc.

Annex C – Voting Agreement

Execution Version

Voting Agreement

Each of the undersigned, being all of the directors of SCB Bancorp, Inc. (“SCB”) and Summit Community Bank having, in the case of the SCB directors, voted for the approval and adoption by SCB of that certain Agreement and Plan of Merger (“Agreement and Plan of Merger”) among SCB and Horizon Bancorp (“Horizon”), whereby Horizon will acquire all of the outstanding capital stock of SCB in exchange for shares of Horizon common stock, no par value per share (the “Holding Company Merger”), in consideration of the benefits to be derived from the consummation of such merger and in consideration of the mutual agreements made in the Agreement and Plan of Merger and herein, and in order to induce Horizon to execute and deliver the Agreement and Plan of Merger to SCB and to proceed with the consummation of the Holding Company Merger and to incur the expenses required in connection therewith, hereby irrevocably covenants and agrees with one another and with each of the parties to such Agreement and Plan of Merger that the undersigned:

(a)           will support the consummation of the Holding Company Merger and any merger of any SCB subsidiaries, including Summit Community Bank, and, subject to fiduciary duties and Section 5.06 of the Agreement and Plan of Merger, will recommend the Holding Company Merger for approval and adoption by the shareholders of SCB;

(b)           will vote all shares of common stock of SCB (“SCB Common Stock”) now or hereafter beneficially owned by him or her, in person or by proxy, at any meeting of the shareholders of SCB or adjournments thereof, in favor of the approval and adoption of the Agreement and Plan of Merger and the Holding Company Merger; and

(c)           until such time as the Holding Company Merger has been consummated or the Agreement and Plan of Merger has been duly terminated in accordance with the provisions thereof, will not transfer any shares of SCB Common Stock, or any right or option with respect thereto or any interest therein, without first obtaining from the transferee thereof and furnishing to Horizon a written agreement of such transferee substantially to the effect of the agreements herein made and in form and substance acceptable to Horizon.

The undersigned represents and warrants that he or she (except to the extent indicated below) is the sole record and/or beneficial owner of (and has sole rights to vote and to dispose of) the number of shares of SCB Common Stock indicated beside his or her signature below.

This Voting Agreement may be executed in one or more counterparts and delivered by facsimile, pdf or other means of electronic communication, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Voting Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Marion County, Indiana or the United States District Court for the Southern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this Voting Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS VOTING AGREEMENT.

[Remainder of Page Intentionally Left Blank.]

C-1

Executed and Delivered as of November 12, 2013.

/s/ John W. Abbott	(37,500 shares)
John W. Abbott

/s/ Gregory D. Brogan	(38,188 shares)
Gregory D. Brogan

/s/ Richard R. Current	(3,376 shares)
Richard R. Current

/s/ Lori H. Fuller	(370 shares)
Lori H. Fuller

/s/ Byron P. Gallagher	(42,400 shares)
Byron P. Gallagher, Jr.

/s/ Patrick K. Gillespie	(36,940 shares)
Patrick K. Gillespie

/s/ Edgar L. Harden II	(10,000 shares)
Edgar L. Harden II

/s/ Stephen A. Ramsby	(20,000 shares)
Stephen A. Ramsby

/s/ Steven F. Roznowski	(0 shares)
Steven F. Roznowski

 [Signature Page to Voting Agreement]

C-2

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Horizon Bancorp is an Indiana corporation. Horizon’s officers and directors (and those who have agreed to such positions) are entitled to be indemnified under Indiana law and our Articles of Incorporation against certain liabilities and expenses. Chapter 37 of The Indiana Business Company Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The IBCL also permits a corporation to indemnify a director or an officer who is made a party to a proceeding because the individual was a director or an officer of the corporation against liability incurred in the proceeding if the individual’s conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests. In a criminal proceeding, the individual must also either have had reasonable cause to believe the individual’s conduct was lawful or no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of a proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

Horizon’s Articles of Incorporation provide for mandatory indemnification of officers and directors (and those who have agreed to such positions) if they are wholly successful on the merits of a proceeding and satisfy the standards of conduct specified by the IBCL set forth in the preceding paragraph. The Articles of Incorporation also provide that any director or officer of Horizon or any person who is serving at the request of Horizon as a director or officer of another entity shall be indemnified and held harmless by Horizon to the same extent as Horizon’s directors and officers. In any proceeding, an officer or director is entitled to be indemnified against all liabilities and expenses related to the proceeding including attorneys’ fees, judgments, fines, penalties and amounts paid or to be paid in settlement. Horizon’s Articles of Incorporation also provide such persons with certain rights to be paid or reimbursed for expenses incurred in defending any such proceeding in advance of the final disposition. The Articles of Incorporation also provide that Horizon has the discretion to indemnify employees and agents to the same extent, and on the same basis, as it is required to indemnify its officers and directors.

The Articles of Incorporation also authorize Horizon to maintain insurance to protect itself and any director, officer, employee or agent of Horizon against expense, liability or loss, whether or not Horizon would have the power to indemnify such person against such expense, liability or loss under the IBCL or pursuant to its Articles of Incorporation. Horizon currently maintains such insurance.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

The following exhibits are filed with this Registration Statement:

2	Agreement and Plan of Merger between Horizon Bancorp and SCB Bancorp, Inc. (included as Annex A to this proxy statement/prospectus).
3.1	Articles of Incorporation of Horizon Bancorp (incorporated by reference to Exhibit 3.1 of Horizon’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011).
3.2	Amended and Restated Bylaws of Horizon Bancorp (incorporated by reference to Exhibit 3.1 of Horizon’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2013).
5	Opinion of Barnes & Thornburg LLP regarding legality of the securities being registered.
8	Opinion of Barnes & Thornburg LLP regarding tax matters.
21	Subsidiaries of Horizon Bancorp (incorporated by reference to Exhibit 21 of Horizon’s Annual Report on Form 10-K for the year-ended December 31, 2012).
23.1	Consent of BKD LLP.
23.2	Consent of Barnes & Thornburg LLP (included in Exhibits 5 and 8).
23.3	Consent of Donnelly Penman & Partners, Inc..
24	Powers of Attorney.
99	Form of SCB Bancorp, Inc. proxy card.
[Missing Graphic Reference]

ITEM 22.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Michigan City, State of Indiana, on January 22, 2014.

Horizon Bancorp

By:	/s/ Craig M. Dwight
Craig M. Dwight
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 22nd day of January, 2014.

SIGNATURE	TITLE(S)

/s/ Craig M. Dwight	President, Chief Executive Officer (Principal Executive Officer) and Chairman of the Board
Craig M. Dwight

/s/ Mark E. Secor	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Mark E. Secor

/s/ Susan D. Aaron	Director
Susan D. Aaron

/s/ Lawrence E. Burnell	Director
Lawrence E. Burnell

/s/ James B. Dworkin	Director
James B. Dworkin

/s/ Charley E. Gillispie	Director
Charley E. Gillispie

/s/ Daniel F. Hopp	Director
Daniel F. Hopp

/s/ Larry N. Middleton	Director
Larry N. Middleton

/s/ Peter L. Pairitz	Director
Peter L. Pairitz

/s/ Robert E. Swinehart	Director
Robert E. Swinehart

/s/ Spero W. Valavanis	Director
Spero W. Valavanis

EXHIBIT INDEX

2	Agreement and Plan of Merger between Horizon Bancorp and SCB Bancorp, Inc. (included as Annex A to this proxy statement/prospectus).
3.1	Articles of Incorporation of Horizon Bancorp (incorporated by reference to Exhibit 3.1 of Horizon’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011).
3.2	Amended and Restated Bylaws of Horizon Bancorp (incorporated by reference to Exhibit 3.1 of Horizon’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2013).
5	Opinion of Barnes & Thornburg LLP regarding legality of the securities being registered.
8	Opinion of Barnes & Thornburg LLP regarding tax matters.
21	Subsidiaries of Horizon Bancorp (incorporated by reference to Exhibit 21 of Horizon’s Annual Report on Form 10-K for the year-ended December 31, 2012).
23.1	Consent of BKD LLP.
23.2	Consent of Barnes & Thornburg LLP (included in Exhibits 5 and 8).
23.3	Consent of Donnelly Penman & Partners, Inc.
24	Limited Power of Attorney.
99	Form of SCB Bancorp, Inc. proxy card.